As filed with the Securities and Exchange Commission on August 8, 2008

Registration No. 333-151492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT

NO. 2 TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOME BANCORP, INC.

(Exact name of registrant as specified in its articles of incorporation)

Louisiana	6036	71-1051785
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

503 Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 237-1960

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John W. Bordelon

President and Chief Executive Officer

Home Bancorp, Inc.

503 Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 237-1960

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Raymond A. Tiernan, Esq.

Hugh T. Wilkinson, Esq.

Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, N.W., 12th Floor

Washington, D.C. 20005

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Purchase Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, $.01 par value per share	8,926,875 shares(1)	$10.00	$89,268,750(1)	$3,508.26(2)
Participation interests	580,283 shares(1)	—	—	—

(1)	Estimated solely for the purpose of calculating the registration fee. Includes shares which may be purchased by participants in the Home Bank Profit Sharing 401(k) Plan. Pursuant to Rule 457(h) of the Securities Act, as amended, no separate fee is required for the participation interests, and the number of participation interests registered has been calculated on the basis of the maximum number of shares which could be purchased utilizing the assets of such plan.
(2)	A filing fee of $3,898.07 was previously paid.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS

HOME BANCORP, INC.

(Proposed holding company for Home Bank)

Up to 7,762,500 Shares of Common Stock

(Anticipated Maximum)

Home Bancorp, Inc. is offering shares of its common stock for sale in connection with the conversion of Home Bank, a federally chartered savings bank headquartered in Lafayette, Louisiana, from the mutual to the stock form of ownership. Home Bancorp, Inc. will be the holding company for Home Bank. After the offering, all of Home Bank’s outstanding common stock will be owned by Home Bancorp, Inc. We expect that the common stock of Home Bancorp, Inc. will be quoted on the Nasdaq Global Market under the symbol “HBCP.” Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in Home Bancorp’s selling efforts, but is not required to purchase any of the common stock that is being offered for sale. All shares offered for sale are being offered at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering.

•

If you are a current or former depositor of Home Bank, or if you are a borrower from Home Bank with a loan that was outstanding on January 1, 2001 that continued to be outstanding as of September     , 2008, you may have priority rights to purchase shares.

•	If you are not a current or former depositor of Home Bank, you may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 7,762,500 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 5,737,500 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market or financial conditions, the independent appraiser determines our market value has increased, we may sell up to 8,926,875 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to close at 4:00 p.m., Central time, on September     , 2008. We may extend this close date without notice to you until October     , 2008, unless the Office of Thrift Supervision approves a later date, which will not be beyond                     , 2010.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond October     , 2008. If the offering is extended beyond October     , 2008, subscribers will be notified and will be given the right to confirm, change or cancel their orders, and funds will be returned promptly to subscribers who do not respond to this notice. Funds received before completion of the offering up to the minimum of the offering range will be maintained at Home Bank. Funds received in excess of the minimum of the offering range may be maintained at Home Bank, or at our discretion, in an escrow account at an independent insured depository institution. In either case, we will pay interest on all funds received at a rate equal to Home Bank’s passbook rate, which is currently     % per annum. If we do not sell the minimum number of shares or if we terminate the offering for any other reason, we will promptly return your funds with interest at Home Bank’s passbook rate.

The Office of Thrift Supervision has conditionally approved our plan of conversion. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page     .

OFFERING SUMMARY

Price per Share: $10.00

	Minimum	Maximum	Maximum, as Adjusted
Number of shares	5,737,500	7,762,500	8,926,875
Gross offering proceeds	$57,375,000	$77,625,000	$89,268,750
Estimated offering expenses(1)	$1,100,000	$1,100,000	$1,100,000
Selling agent fees and expenses	$460,100	$646,400	$753,523
Estimated net proceeds	$55,814,900	$75,878,600	$87,415,227
Estimated net proceeds per share	$9.73	$9.78	$9.79

(1)	Excludes selling agent fees and expenses payable to Sandler O’Neill & Partners, L.P. in connection with the offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus is August     , 2008

MAP OF OUR OFFICE LOCATIONS

Home Bank

Banking Center Locations

503 Kaliste Saloom Rd.
Lafayette, LA 70508
337-237-1960

523 Jefferson St.
Lafayette, LA 70502
337-261-9410

1020 Coolidge Blvd.
Lafayette, LA, 70503
337-261-9400

4202 Johnston St.
Lafayette, LA 70503
337-261-9405

5028 Ambassador Caffery
Lafayette, LA, 70508
37-261-9408

1219 Albertsons Pkwy.
Broussard, LA 70518
337-261-9424

806 Veterans Dr.
Carencro, LA 70520
337-261-9445

5543 Cameron St.
Scott, LA 70583
337-261-9402

204 N. Parkerson Ave.
Crowley, LA 70526
337-783-4121

Baton Rouge Loan Production Office

9035 Bluebonnet Blvd., Ste. 1.
Baton Rouge, LA 70810
225-765-7309

Opening in the Fourth Quarter of 2008

10563 Glenstone Place
Baton Rouge, LA

16969 Old Jefferson Hwy.
Baton Rouge, LA

LOUISIANA
190
190
190
110
49
Baton Rouge
12
13
1
10
10
Carencro
10
Crowley
Scott
Lafayette
Broussard
90
13
14
Lafayette
49
10
10
Lafayette Regional Airport
167
90
LOUISIANA
Baton Rouge
Lafayette

SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering and the conversion fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of Home Bank.

THE COMPANIES

Home Bancorp, Inc.

This offering is being made by Home Bancorp, Inc., a Louisiana corporation recently formed by Home Bank to be its holding company. Home Bancorp has not yet commenced operations and has no assets. Following the completion of this offering, Home Bancorp will be a savings and loan holding company and parent corporation for Home Bank. The common stock of Home Bancorp is being sold as part of the mutual-to-stock conversion of Home Bank, with a preference to certain depositors and borrowers of Home Bank and to certain employee benefit plans of the bank. We expect the common stock of Home Bancorp to be publicly traded on the Nasdaq Global Market. The executive offices of Home Bancorp, Inc. are located at the bank’s headquarters, 503 Kaliste Saloom Road, Lafayette, Louisiana. You may visit our website at www.home24bank.com. Information on our website should not be considered a part of this prospectus.

Home Bank

Home Bank is a federally chartered mutual savings bank with $430.1 million in assets, $352.1 million in deposits and $51.4 million in equity capital as of March 31, 2008. Home Bank is celebrating the 100th anniversary of its organization in 1908. Home Bank operates out of its headquarters in Lafayette, Louisiana, eight additional full service banking offices and a loan production office in Baton Rouge, Louisiana. In June 2006, Home Bank acquired Crowley Building and Loan Association, which was a Louisiana chartered mutual building and loan association with total assets at $32.8 million and one banking office at the time of its merger into the bank. The acquisition of Crowley Building and Loan Association resulted in the bank’s expansion of its banking network into Acadia Parish, which is adjacent to, and west of, Lafayette Parish. Home Bank currently is expanding its presence in Baton Rouge, Louisiana and expects to open two full-service banking offices in Baton Rouge in 2008 and one additional banking office in 2009. Home Bank is a community oriented savings bank offering a variety of deposit and loan products, primarily to individuals, families and small to mid-sized businesses located in its market area as well as contiguous markets in south central Louisiana. Historically, the bank’s lending efforts were concentrated in making long-term (30-year) loans to individuals in the Lafayette area secured by first mortgages on the borrower’s residence. Approximately five years ago, Home Bank began its efforts to transform its operations to be more like a commercial bank by expanding and diversifying its loan portfolio, and increased its emphasis on commercial products and services. As of March 31, 2008, $131.3 million or 42.6% of Home Bank’s total loan portfolio consisted of one-to-four family residential first mortgage loans, $71.6 million or 23.2% consisted of commercial real estate loans, $34.9 million or 11.3% consisted of commercial business loans, $26.8 million or 8.7% consisted of construction and land loans, $22.7 million or 7.4% consisted of home equity loans and lines of credit, $14.0 million or 4.5% consisted of consumer loans, and $7.2 million or 2.3% consisted of multi-family residential loans.

Home Bank’s mission is to operate and grow a profitable community focused financial institution while protecting its franchise through prudent operating standards. We plan to achieve this by executing our strategy of:

•	growing and diversifying our loan portfolio;

•	expanding our market area;

•	increasing our market share in current markets;

•	increasing our core deposits;

•	maintaining high asset quality; and

•	providing exceptional service to attract and retain customers.

We believe our mutual-to-stock conversion will assist us in implementing our business strategy by increasing our capital base which will support continuing growth in our lending operations and facilitate the expansion of our franchise through the opening of additional de novo branch offices or possible acquisitions of other financial institutions. Given the continuing growth in the Lafayette and Baton Rouge market areas, we believe it is an opportune time for us to convert so that we can continue our expansion. After our conversion, we will also be able to use stock-related incentive programs to attract and retain executive and other personnel, which we expect will support our efforts to grow and expand our lending capabilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” on page     .

The Conversion

The conversion involves a series of transactions by which we will convert from our current status as a mutual savings bank to a stock savings bank and become a subsidiary of Home Bancorp. As a stock savings bank, we will implement our business strategy focused on loan growth and diversification and geographic expansion of our franchise. After the conversion, we will continue to be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. See “The Conversion and Offering” at page     .

At present, our depositors and borrowers as of January 1, 2001 whose loans continue to be outstanding, are voting members of Home Bank. When we complete the conversion, our depositors and borrowers will no longer be voting members and Home Bancorp will have all of the voting rights in Home Bank since it will be the bank’s sole shareholder. Exclusive voting rights for Home Bancorp will belong to the holders of our common stock after the conversion.

The conversion will permit our customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion also will provide additional funds for lending and investment activities and enhance our ability to diversify and to grow our operations. The conversion to stock form is subject to approval by our members entitled to vote on the matter.

The Offering

We are offering between 5,737,500 shares and 7,762,500 shares of our common stock for sale at a purchase price of $10.00 per share. All investors will pay the same cash price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to 8,926,875 shares without any further notice to you if, as a result of regulatory conditions, demand for the shares or changes in market or financial conditions, the independent appraiser determines that the market value has increased.

Reasons for the Offering

We are pursuing the offering for the following reasons:

•	To support future growth and geographic expansion of our banking operations in our current market areas and contiguous markets.

•	To enhance our future profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities.

•	To enhance our current compensation programs through the addition of stock-based benefit plans, which we expect will help us to attract and retain qualified directors, officers and employees.

•	To facilitate our ability to make acquisitions of other institutions in the future (although we do not currently have any plans, agreements or understandings regarding any acquisition transactions).

We believe that this is the right time for Home Bank to convert to the stock form. The Lafayette and Baton Rouge areas have been growing in recent years. We believe that we can continue to grow our loan portfolio, particularly in the commercial real estate and commercial business areas. In order to capitalize on these opportunities we plan to hire several additional loan officers who will focus on continuing to grow our loan portfolio in the markets we serve. In addition, we plan to expand our banking franchise by opening additional branch offices, first in the Baton Rouge market area and, subsequently, in other markets which are contiguous to the areas we serve. We expect to open two full-service branch offices in Baton Rouge, Louisiana in 2008 and one additional branch office in the Baton Rouge market area during 2009. We then expect to consider further geographic expansion of our banking franchise into other markets in southern Louisiana. We hope to be able to use these new branches to enhance our community banking efforts in the areas in which we open new offices. In addition, we believe that there may be opportunities to make acquisitions of other financial institutions in the future, although we do not currently have any plans, agreements or understanding regarding any acquisition transactions. The proceeds from the offering as well as the stock form of ownership will facilitate our ability to consider acquisitions in the future.

Conditions to Completion of the Offering

We cannot complete the offering unless:

•	Our members approve the conversion at the special meeting to be held on September , 2008;

•	We sell at least the minimum number of shares offered; and

•	We receive the final approval of the Office of Thrift Supervision to complete the conversion and the offering.

How We Determined the Price Per Share and the Offering Range

The offering range is based on an independent appraisal by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of our common stock assuming the sale of shares in this offering. RP Financial has indicated that in its opinion as of May 16, 2008, as updated through July 18, 2008, the estimated pro forma market value of our common stock was between $57.4 million and $77.6 million, with a midpoint of $67.5 million. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in the offering.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•

our historical, present and projected operating results including, but not limited to, historical income statement information such as return on assets, return on equity, net interest margin trends, operating expense ratios, levels and sources of non-interest income, and levels of loan loss provisions;

•

our historical, present and projected financial condition including, but not limited to, historical balance sheet size, composition and growth trends, loan portfolio composition and trends, liability composition and trends, credit risk measures and trends, and interest rate risk measures and trends;

•

the economic, demographic and competitive characteristics of Home Bank’s primary market area including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, deposit market share and largest competitors by deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly situated institutions, which included a comparative analysis of balance sheet composition, income statement ratios, credit risk, interest rate risk and loan portfolio composition;

•

the impact of the stock offering on our equity and earning potential including, but not limited to, the increase in equity resulting from the offering, the estimated increase in earnings resulting from the reinvestment of the net proceeds of the offering, the estimated impact on the equity and earnings resulting from adoption of the employee benefit plans and the effect of higher consolidated equity on our future operations; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, we are offering 5,737,500 shares, and at the maximum, as adjusted, of the offering range we are offering 8,926,875 shares in the subscription offering. The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $57.4 million or above $89.3 million, we may terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to modify or rescind their purchase orders for shares of Home Bancorp’s common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission. See “The Conversion and Offering – How We Determined the Price Per Share and the Offering Range” for a description of the factors and assumptions used in determining the stock price and offering range.

RP Financial relied primarily on a comparative market value methodology in determining the pro forma market value of our common stock. In applying this methodology, RP Financial analyzed financial and operational comparisons of Home Bank with a selected peer group of publicly traded savings institutions. The pro forma market value of our common stock was determined by RP Financial based on the market pricing ratios of the peer group, subject to certain valuation adjustments based on fundamental differences between Home Bank and the institutions comprising the peer group. Specifically, RP Financial took into account that, on a pro forma basis compared solely to the peer group, we had a lower cost of funds, more favorable credit quality, higher capital level, higher earnings and more favorable growth potential. Additionally, RP Financial took into account the significant volatility in the broader stock market and the after market pricing characteristics of recently converted savings institutions. RP Financial utilized the results of this overall analysis to establish pricing ratios that resulted in the determination of our pro forma market value.

Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a reported basis as utilized by RP Financial in its appraisal. These ratios are based on earnings for the twelve months ended June 30, 2008 for the Bank and for the twelve months ended March 31, 2008 for the peer group and book value as of June 30, 2008 for the Bank and March 31, 2008 for the peer group. Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 23.0% to the peer group on a price-to-earnings basis and a discount of 19.0% to the peer group on a price-to tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value per share basis. See “Pro Forma Data” for the assumptions used to derive these pricing ratios.

	Price To Earnings Multiple		Price to Tangible Book Value Ratio
Home Bancorp (pro forma)
Minimum	16.66	x	57.67%
Maximum	21.73		66.27

Peer group companies as of July 18, 2008
Average	17.66	x	81.84%
Median	13.15		82.93

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

After Market Performance of Other Recently Converted Institutions

The following table provides information regarding the after-market performance of the full conversion offerings completed from January 1, 2007 through July 18, 2008. As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of mutual-to-stock conversions completed in the three months prior to May 16, 2008, which was the date of its appraisal report. RP Financial considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

		Appreciation (Depreciation) From Initial Offering Price
Issuer (Market/Symbol)	Date of IPO	After 1 Day	After 1 Week	After 1 Month	Through 7/18/08
Cape Bancorp, Inc.(1) (Nasdaq: CBNJ)	02/01/08	0.5%	(1.0)%	(2.0)%	(9.1)%
Danvers Bancorp, Inc. (Nasdaq: DNBK)	01/10/08	(2.6)	(3.1)	2.6	14.1
First Advantage Bancorp (Nasdaq: FABK)	11/30/07	11.7	7.0	6.5	9.5
First Financial NW, Inc. (Nasdaq: FFNW)	10/10/07	17.3	15.0	8.1	(1.2)
Beacon Federal Bancorp, Inc. (Nasdaq: FFED)	10/02/07	16.0	17.9	6.0	(2.8)
Louisiana Bancorp, Inc. (Nasdaq: LABC)	07/10/07	9.5	4.0	9.1	25.5
Quaint Oak Bancorp, Inc. (OTCBB: QNTO)	07/05/07	(2.0)	(7.0)	(11.0)	(11.0)
ESSA Bancorp, Inc. (Nasdaq: ESSA)	04/04/07	17.8	20.6	14.8	28.5
CMS Bancorp, Inc. (Nasdaq: CMSB)	04/04/07	5.7	4.7	3.0	2.5
Hampden Bancorp, Inc. (Nasdaq: HBNK)	01/17/07	28.2	25.0	23.4	(2.8)

Average – all transactions		10.2	8.3	6.1	5.3
Median – all transactions		10.6%	5.9%	6.3%	0.7%

(1)	Included a simultaneous acquisition.

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Home Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Home Bancorp’s common stock and the market conditions in which these offering were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” section beginning on page     .

You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual-to-stock conversions.

Use of Proceeds from the Sale of Our Common Stock

We will use the proceeds from the offering as follows:

Use of Proceeds(1)	Amount, at the minimum	Amount, at the maximum	Percentage of net offering proceeds at the maximum
Loan to our employee stock ownership plan	$4,590,000	$6,210,000	8.2%
Repurchase of shares for recognition and retention plan	$2,295,000	$3,105,000	4.1%
Investment in equity of Home Bank	$27,907,450	$37,939,300	50.0%
General corporate purposes – investments, dividend payments, possible acquisitions and stock repurchases	$21,022,450	$28,624,300	37.7%

(1)	See “Pro Forma Data” for certain assumptions used.

Half of the net proceeds from the offering will be used by Home Bancorp to buy the common stock of Home Bank. Home Bank will use the portion of the cash proceeds it receives for general corporate purposes. The net proceeds received by Home Bank will further strengthen our capital position, which already exceeds all regulatory requirements, and will provide us with additional flexibility to grow and diversify. The proceeds invested in Home Bank, in addition to funding new loans and being invested in securities, may ultimately be used to finance the expansion of our banking operations through the opening of additional branch offices or possible acquisitions of other financial institutions or branch offices, although no such acquisitions are specifically being considered at this time.

The remaining portion of the net proceeds after the loan to our employee stock ownership plan and the investment in Home Bank will be retained by Home Bancorp and will be available for general corporate purposes. We may initially use the remaining net proceeds to invest in U.S. Government and federal agency securities of various maturities, Federal funds, mortgage-backed securities, or a combination thereof. In addition, assuming shareholder approval of the recognition and retention plan, we intend to contribute sufficient funds so that the recognition and retention plan can purchase a number of shares equal to an aggregate of 4% of the common stock issued in the conversion. The net proceeds retained by Home Bancorp may ultimately be used to:

•

support the future expansion of operations through establishment of additional branch offices or other customer facilities for Home Bank, acquisition of other financial institutions or branch offices, expansion into other lending markets or diversification into other banking related businesses, although no such acquisitions are specifically being considered at this time;

•	invest in securities or place funds on deposit with Home Bank;

•	fund repurchases of our common stock or serve as a source of possible payments of cash dividends; and

•	for general corporate purposes.

Our Dividend Policy

We have not determined whether we will pay dividends on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds retained by Home Bancorp and earnings from the investment of such proceeds, as well as dividends from Home Bank, if any. At the maximum of the offering range,

Home Bancorp will retain approximately $28.6 million of the net proceeds. Additionally, funds could be contributed from Home Bank through dividends; however, the ability of Home Bank to dividend funds to Home Bancorp is subject to regulatory limitations described in more detail in “Dividends” on page     .

Benefits to Management from the Offering

Our employees, officers and directors will benefit from the offering due to various stock-based benefit plans.

•

Full-time employees, including officers, will be participants in our employee stock ownership plan which will purchase shares of common stock in the offering. The employee stock ownership plan will provide retirement benefits to all eligible employees of Home Bank. The plan will purchase 8.0% of Home Bancorp’s common stock sold in the offering, with the proceeds of a loan from Home Bancorp. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•	Subsequent to completion of the offering, we intend to implement a:

•	stock recognition and retention plan; and

•	stock option plan

which will benefit our employees and directors. The stock option plan and stock recognition and retention plan will be implemented no earlier than six months after the offering and conversion. Under these plans, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of both plans. See “Pro Forma Data” for an illustration of the effects of these plans. Under the stock option plan, we may grant stock options in an amount up to 10.0% of Home Bancorp’s common stock sold in the offering. Under the stock recognition and retention plan, we may award restricted stock in an amount equal to 4.0% of Home Bancorp’s common stock sold in the offering. The plans will comply with all applicable Office of Thrift Supervision regulations. Implementation of the stock option plan and stock recognition and retention plan will be subject to approval by the shareholders of Home Bancorp. If the plans are implemented within one year of the conversion and offering, they must be approved by a majority of the total votes eligible to be cast by our shareholders. If the plans are implemented more than one year after the conversion, they must be approved by a majority of the total votes cast.

The following table presents the total value of all shares expected to be available for restricted stock awards under the stock recognition and retention plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	229,500 Shares Awarded at Minimum of Range	270,000 Shares Awarded at Midpoint of Range	310,500 Shares Awarded at Maximum of Range	357,075 Shares Awarded at 15% Above Maximum of Range
$8.00	$1,836,000	$2,160,000	$2,484,000	$2,856,600
10.00	2,295,000	2,700,000	3,105,000	3,570,750
12.00	2,754,000	3,240,000	3,726,000	4,284,900
14.00	3,213,000	3,780,000	4,347,000	4,999,050

The following table presents the total value of all stock options expected to be made available for grant under the proposed stock option plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

	Value of
Exercise Price	Option Value	573,750 Options Granted at Minimum of Range	675,000 Options Granted at Midpoint of Range	776,250 Options Granted at Maximum of Range	892,687 Options Granted at 15% Above Maximum of Range
$8.00	$3.88	$2,226,150	$2,619,000	$3,011,850	$3,463,623
10.00	4.85	2,782,688	3,273,750	3,764,813	4,329,532
12.00	5.82	3,339,225	3,928,500	4,517,775	5,195,438
14.00	6.79	3,895,763	4,583,250	5,270,738	6,061,345

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the stock recognition and retention plan and stock option plan, respectively. At the maximum of the offering range, we will sell 8,625,000 shares.

	Number of Shares to be Granted or Purchased(1)		As a % of Common Stock Sold in the Offering	Total Estimated Value of Grants
Employee stock ownership plan	621,000	(2)	8.0%	$6,210,000	(4)
Restricted stock awards	310,500		4.0	3,105,000	(4)
Stock options	776,250	(3)	10.0	3,764,813	(5)

Total	1,707,750		22.0%	$13,079,813

(1)	Based on shares to be sold at maximum of offering range.
(2)	Represents the number of shares of common stock of Home Bancorp to be outstanding based on the maximum of the offering range multiplied by 8.0%.
(3)	Represents the number of shares of common stock of Home Bancorp to be outstanding based on the maximum of the offering range multiplied by 10.0%.
(4)

Assumes the value of Home Bancorp’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants under the employee stock ownership plan and the recognition and retention plan.

(5)	Assumes the value of a stock option is $4.85 per share, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Market For Common Stock

We have applied to have the common stock of Home Bancorp listed for trading on the Nasdaq Global Market under the symbol “HBCP.” We cannot assure you that our common stock will be approved for listing. Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you that other market markers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained.

Federal and State Income Tax Consequences

We have received an opinion from our federal income tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., that, under federal income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the offering will be the amount paid for the common stock, and that the conversion will not be a taxable event for us. This opinion, however, is not binding on the Internal Revenue Service. We also have received an opinion that the conversion should not be a taxable event under Louisiana income tax law, see “The Conversion and Offering – Material Federal and Louisiana Income Tax Consequences of the Conversion” (page     ). The full texts of the opinions are filed as exhibits to the registration statement of which this document is a part, and copies may be obtained from the SEC. See “Where You Can Find Additional Information” on page     .

In its opinion, Elias, Matz, Tiernan & Herrick L.L.P. notes that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. In addition, the IRS was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of such factors that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted. In addition, neither we nor Elias, Matz, Tiernan & Herrick L.L.P. is aware of any instance where the IRS has determined that subscription rights of the type provided in our conversion have any ascertainable value.

Restrictions on the Acquisition of Home Bancorp and Home Bank

Federal regulation, as well as provisions contained in the articles of incorporation and bylaws of Home Bancorp, contain certain restrictions on acquisitions of Home Bancorp or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Home Bancorp.

In addition, the articles of incorporation of Home Bancorp include a provision that prohibits any person from acquiring or offering to acquire the beneficial ownership of more than 10% of any class of equity security of Home Bancorp. For further information, see “Restrictions on Acquisition of Home Bancorp and Home Bank and Related Anti-Takeover Provisions.”

The Amount of Stock You May Purchase

The minimum purchase is 25 shares. You may purchase no more than $250,000 of common stock offered in any single priority category. The maximum amount of shares that a person together with any associates or group of persons acting in concert with such person may purchase is $1.25 million of the common stock being offered (125,000 shares). Your associates are the following persons:

•

any corporation or other organization (other than us) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

•

any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however that such term shall not include any tax-qualified employee stock benefit plan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

•	any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or is a director or officer of us or any of our subsidiaries.

The term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on our records or the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

We may decrease or increase the maximum purchase limitation without notifying you. For additional information, see “The Conversion and Offering – Limitations on Common Stock Purchases” at page     .

How We Will Prioritize Orders If We Receive Orders for More Shares Than Are Available for Sale

You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups.

PRIORITY 1:	ELIGIBLE ACCOUNT HOLDERS (Home Bank depositors with a balance of at least $50 at the close of business on March 31, 2007).

PRIORITY 2:	OUR EMPLOYEE STOCK OWNERSHIP PLAN.

PRIORITY 3:	SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (Home Bank depositors with a balance of at least $50 at the close of business on June 30, 2008).
PRIORITY 4:	OTHER MEMBERS (Home Bank depositors at the close of business on July 28, 2008 and borrowers with a loan from Home Bank at January 1, 2001 that continued to be outstanding at September , 2008).

If the above persons do not subscribe for all of the shares offered in the subscription offering, we will offer the remaining shares to the general public in the community offering, giving preference to natural persons who reside in Lafayette, Acadia and East Baton Rouge Parishes, Louisiana. In the event we sell more than 7,762,500 shares of common stock in the offering, our employee stock ownership plan will have a first priority purchase right to purchase shares in excess of the maximum of the offering range.

How to Order Shares in the Offering

If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us, together with full payment. The stock order form also includes an acknowledgement from you that, before purchasing shares of our common stock, you have received a copy of this prospectus and that you are aware of the risks involved in the investment, including those described under “Risk Factors” beginning at page     . We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility without losing your priority.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion. If your order is rejected in part, you cannot cancel the remainder of your order.

How Shares Can Be Paid For

In the offering, subscribers may pay for shares by:

•	personal check, bank check or money order payable to Home Bancorp, Inc.; or

•

authorizing Home Bank to withdraw money from the subscriber’s deposit account(s) maintained with Home Bank (we will waive any applicable penalties for early withdrawals from certificate of deposit accounts).

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings. Persons with IRAs maintained at Home Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the conversion center for additional information and allow sufficient time for the account to be transferred as required.

Home Bank is not permitted to lend funds (including funds drawn on a Home Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering.

Deadline for Orders of Stock

For those depositors of Home Bank with subscription rights who wish to purchase shares in the offering, a properly completed stock order form, together with payment for the shares, must be received by Home Bank no later than 4:00 p.m., Central time, on September     , 2008, unless this deadline is extended by us. Subscribers may submit order forms by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing their order forms to our main office, located at 503 Kaliste Saloom Road, Lafayette, Louisiana, during regular business hours. Stock order forms will not be accepted at any of our branch offices. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond October     , 2008.

Termination of the Offering

The subscription offering will expire at 4:00 p.m., Central time, on September     , 2008. In the event that there is a community offering in addition to the subscription offering, we anticipate that such direct community offering would expire not later than 45 days subsequent to the expiration of the subscription offering. We may extend this expiration date without notice to you, until October     , 2008, unless the Office of Thrift Supervision approves a later date. If the subscription offering and/or community offering extends beyond October     , 2008, we will notify all subscribers and give them the opportunity to confirm, change or cancel their orders. We will promptly return funds with interest to any subscriber who does not respond to this notice. All further extensions, in the aggregate, may not last beyond                  , 2010.

Your Subscription Rights Are Not Transferable

You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights. With the exception of purchases through individual retirement accounts, Keogh accounts and 401(k) plan accounts, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

Conversion Center

If you have any questions regarding the offering or our conversion, please call the conversion center at (877) 784-1067. The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Central time.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the subscription and community offering in accordance with federal law, no prospectus will be mailed any later than five days before the expiration date, sent via overnight delivery any later than three days before the expiration date or hand delivered any later than two days before the expiration date. Order forms will be distributed only when preceded or accompanied by a prospectus.

RISK FACTORS

You should consider carefully the following risk factors before purchasing Home Bancorp common stock.

Risks Related to Our Business

There are increased risks involved with commercial real estate, commercial and construction and land lending activities.

Our lending activities include loans secured by commercial real estate and commercial business loans. We have increased our emphasis on originating commercial real estate and commercial business loans in recent years, and such loans have increased as a proportion of our loan portfolio from 21.8% in the aggregate at December 31, 2003 to an aggregate of 34.5% at March 31, 2008. Commercial real estate lending and commercial business lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors. As a result of the larger loan balances typically involved in these loans, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. At March 31, 2008, the outstanding balances of our largest single commercial real estate loan and commercial business loan were $4.6 million and $3.5 million, respectively. While we have had relatively nominal charge-offs of commercial real estate loans and commercial business loans in recent years, if one of these large loans were to become non-performing, it could have a significant impact on our results of operations. In addition, our relatively recent emphasis on increasing our originations of commercial real estate and commercial business loans means that our portfolio of these loans is significantly weighted with loans which are not well seasoned and are generally perceived to be more susceptible to adverse economic conditions than older loans.

In addition to commercial real estate and commercial business loans, Home Bank holds a significant portfolio of construction and land loans. At March 31, 2008, Home Bank’s construction and land loans amounted to $26.8 million. Construction and land loans generally have a higher risk of loss than single-family residential mortgage loans due primarily to the critical nature of the initial estimates of a property’s value upon completion of construction compared to the estimated costs, including interest, of construction as well as other assumptions. If the estimates upon which construction loans are made prove to be inaccurate, we may be confronted with projects that, upon completion, have values which are below the loan amounts. The nature of the allowance for loan losses requires that we must use assumptions regarding, among other factors, individual loans and the economy. While we are not aware of any specific, material impediments impacting any of our builder/developer borrowers at this time, there continues to be nationwide reports of significant problems which have adversely affected many property developers and builders as well as the institutions that have provided them loans. If any of the builder/developers to which we have extended construction and land loans experience the type of difficulties that are being reported, it could have adverse consequences upon our future results of operations.

Our allowance for loans losses may not be adequate to cover probable losses.

We have established an allowance for loan losses based upon various assumptions and judgments about the collectibility of our loan portfolio which we believe is adequate to offset probable losses on our existing loans. While we are not aware of any specific factors indicating a deficiency in the amount of our allowance for loan losses, in light of the current economic slowdown, the increased number of foreclosures and lower real estate values, one of the most pressing current issues faced by financial institutions is the adequacy of their allowance for loan losses. Federal bank regulators have increased their scrutiny of the level of the allowance for losses maintained by regulated institutions. Many banks and other lenders are reporting significantly higher provisions to their allowance for loan losses, which are materially impacting their earnings. In the event that we have to increase our allowance for loan losses, it would have an adverse effect on our results in future periods. At March 31, 2008, our allowance for loan losses amounted to $2.3 million while our total loan portfolio was $308.4 million at such date.

We may not succeed in our plan to grow which could reduce future profitability.

We intend to grow our branch system by opening additional offices. We expect to open three new full-service banking offices during the next 18 months. The costs anticipated to be incurred for such office openings is expected to be approximately $2.0 million on average per office. Typically, it takes several years for a new banking office to become profitable, and this could adversely affect our earnings in future periods. There also is a risk that, as we geographically expand our lending area, we may not be as successful in assessing the credit risks which are inherent in different markets.

In addition, we may seek to either acquire other financial institutions and/or branch offices. Our ability to successfully acquire other institutions depends on our ability to identify, acquire and integrate such institutions into our franchise. Our experience in mergers is limited to one acquisition in 2006 of a one branch building and loan association located in Crowley, Louisiana, approximately 20 miles west of Lafayette. Many of our competitors have much greater experience than we do in analyzing and carrying out acquisitions. If we were to acquire another institution in the future, our results of operations could be adversely affected if our analysis of the acquisition of such institution was not complete and correct or our integration efforts were not successful. Currently, we have no agreements or understandings with anyone regarding an acquisition.

Our business is geographically concentrated in south central Louisiana, which makes us vulnerable to downturns in the local economy.

Most of our loans are to individuals and businesses located generally in south central Louisiana. At March 31, 2008, all of our outstanding loans were to individuals living in, or secured by property located in, Louisiana, predominantly south central Louisiana. Regional economic conditions affect the demand for our products and services as well as the ability of our customers to repay loans. While economic conditions in south central Louisiana have been relatively good in recent periods, the concentration of our business operations in south central Louisiana makes us vulnerable to downturns in the local economy. Declines in local real estate values could adversely affect the value of property used as collateral for the loans we make. Historically, the oil and gas industry has constituted a significant component of the local economy in south central Louisiana. The oil and gas industry remains an important factor in the local economy in the markets that Home Bank operates in and downturns in the local oil and gas industry could adversely affect Home Bank.

The loss of our President and Chief Executive Officer could hurt our operations.

We rely heavily on our President and Chief Executive Officer, John W. Bordelon. Mr. Bordelon has served as President of the Bank for 15 years. The loss of Mr. Bordelon could have an adverse effect on us, as he is central to virtually all aspects of our business operations and management. In addition, as a small community bank, we have fewer management-level personnel who are in position to succeed and assume the responsibilities of Mr. Bordelon. For further information, see “Management.”

Changes in interest rates could have a material adverse effect on our operations.

The operations of financial institutions such as we are dependent to a large extent on net interest income, which is the difference between the interest income earned on interest-earning assets such as loans and investment securities and the interest expense paid on interest-bearing liabilities such as deposits and borrowings. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. At March 31, 2008, $184.3 million, or 80.2%, of our loans due after March 31, 2009 had fixed rather than adjustable rates of interest. If general market rates of interest increase, our interest expense on deposits and borrowings would likely increase which would adversely affect our interest rate spread and net interest income. Changes in interest rates also can affect our ability to originate loans; the value of our interest-earning assets and our ability to realize gains from the sale of such assets; our ability to obtain and retain deposits in competition with other available investment alternatives; and the ability of our borrowers to repay adjustable or variable rate loans. Changes in interest rates also affect Home Bank’s net portfolio value. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At March 31, 2008, in the event of an immediate and sustained increase of 200 basis points in interest rates, our net portfolio value would decrease by $6.2 million or 10%. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control.

We are subject to extensive regulation which could adversely affect our business and operations.

We are subject to extensive federal governmental supervision and regulation, which are intended primarily for the protection of depositors. In addition, we are subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted but could adversely affect the business and our operations in the future.

We face strong competition which may adversely affect our profitability.

We are subject to vigorous competition in all aspects and areas of our business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. Based on data from the FDIC, as of June 30, 2007, we held 10.6% of the total deposits in Lafayette Parish and we were the fourth largest institution, in terms of deposits, in the parish as of that date. We are significantly smaller than the three largest depository institutions operating in Lafayette Parish, which had an aggregate of 58.1% of the total deposits in the Parish at June 30, 2007. The financial resources of these larger competitors may permit them to pay higher interest rates on their deposits and to be more aggressive in new loan originations. We also compete with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Certain of our competitors are larger financial institutions with substantially greater resources, more advanced technological capabilities, lending limits, larger branch systems and a wider array of commercial banking services. Competition from both bank and non-bank organizations will continue.

Risks Related to this Offering

Additional expenses following the offering from new equity benefit plans will adversely affect our net income.

Following the offering, we will recognize additional annual employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our net income. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $1.3 million at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock at that time. For further discussion of these plans, see “Management – New Stock Benefit Plans.”

Our return on equity may negatively impact our stock price.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. Home Bank’s return on average equity was 8.0%, on an annualized basis, for the quarter ended March 31, 2008 and 6.9% for the year ended December 31, 2007. This is lower than returns on equity for many comparable publicly traded financial institutions. We expect our return on equity ratio will not increase substantially, due in part to our increased capital level upon completion of the offering. Consequently, you should not expect a competitive return on equity in the near future. Failure to attain a competitive return on equity ratio may make an investment in our common stock unattractive to some investors which might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. The net proceeds from the stock offering, which may be as much as $87.4 million, will significantly increase our equity. On a pro forma basis and based on net income for the quarter ended March 31, 2008, our return on equity ratio, assuming shares are sold at the maximum of the offering range, would be approximately 3.5%. Based on trailing 12-month data at March 31, 2008, the 10 companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded savings banks had average ratios of returns on equity of 5.9% and 2.7%, respectively.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize proceeds could reduce future profitability.

We intend to contribute 50% of the net proceeds of the offering to Home Bank. Home Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restriction. Home Bank initially intends to use the net proceeds it retains to originate new loans and to purchase investment securities. In the future, Home Bank may use the portion of the proceeds that it receives to open new branches, invest in securities and expand its business activities. Home Bancorp and Home Bank may also use the proceeds of the offering to diversify their business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. There is a risk that we may fail to effectively use the net proceeds which could reduce our future profitability.

Our employee stock benefit plans will be dilutive.

If the offering is completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of Home Bancorp would be diluted by approximately 3.8%. However, it is our intention to purchase shares of our common stock in the open market to fund the stock recognition and retention plan. Assuming the shares of our common stock to be awarded under the stock recognition and retention plan are purchased at a price equal to the offering price in the offering, the reduction to shareholders’ equity from the stock recognition and retention plan would be between $2.3 million and $3.6 million at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of Home Bancorp shareholders would also decrease by approximately 9.1% if all potential stock options under our proposed stock option plan are exercised and are filled using shares issued from authorized but unissued stock, assuming the offering closes at the maximum of the offering range. See “Pro Forma Data” for data on the dilutive effect of the stock recognition and retention plan and the stock option plan and “Management – New Stock Benefit Plans” for a description of the plans.

Our stock price may decline when trading commences.

We are offering shares of our common stock at a uniform price of $10.00 per share. After the offering is completed, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stock, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

We have applied to have our shares of common stock traded on the Nasdaq Global Market. However, if an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

We intend to remain independent which may mean you will not receive a premium for your common stock.

We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Our stock value may suffer from anti-takeover provisions that may impede potential takeovers that management opposes.

Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

•	restrictions on acquiring more than 10% of our common stock by any person and limitations on voting rights;

•	the election of members of the board of directors to staggered three-year terms;

•	the absence of cumulative voting by shareholders in the election of directors;

•	provisions restricting the calling of special meetings of shareholders; and

•	our ability to issue preferred stock and additional shares of common stock without shareholder approval.

See “Restrictions on Acquisition of Home Bancorp and Home Bank and Related Anti-Takeover Provisions” for a description of anti-takeover provisions in our corporate documents and federal regulations.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy;

•	statements regarding asset quality and market risk; and

•	estimates of future costs, benefits and results.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” beginning at page      that could affect the actual outcome of future events.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Home Bank will reduce Home Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	5,737,500 Shares at $10.00 Per Share	Percent of Net Proceeds	6,750,000 Shares at $10.00 Per Share	Percent of Net Proceeds	7,762,500 Shares at $10.00 Per Share	Percent of Net Proceeds	8,926,875 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$57,375	102.8%	$67,500	102.5%	$77,625	102.3%	$89,269	102.1%
Less: offering expenses	1,560	2.8	1,653	2.5	1,746	2.3	1,854	2.1

Net offering proceeds	55,815	100.0%	65,847	100.0%	75,879	100.0%	87,415	100.0%

Less:
Proceeds contributed to Home Bank	27,907	50.0	32,924	50.0	37,940	50.0	43,708	50.0
Proceeds used for loan to employee stock ownership plan	4,590	8.2	5,400	8.2	6,210	8.2	7,142	8.2
Proceeds used to repurchase shares for stock recognition plan	2,295	4.1	2,700	4.1	3,105	4.1	3,571	4.1

Proceeds remaining for Home Bancorp	$21,023	37.7%	$24,823	37.7%	$28,624	37.7%	$32,994	37.7%

As reflected in the table above, we expect that the net proceeds to be retained by Home Bancorp will range from $21.0 million to $33.0 million. Home Bancorp intends to invest 100% of the proceeds it retains from the offering initially in short-term, liquid investments. Although there can be no assurance that Home Bancorp will invest the net proceeds in anything other than short-term, liquid investments, over time, Home Bancorp may use the proceeds it retains from the offering:

•

support the future expansion of operations through establishment of additional branch offices or other customer facilities for Home Bank, acquisition of other financial institutions or branch offices, expansion into other lending markets or diversification into other banking related businesses, although no such acquisitions are specifically being considered at this time;

•	invest in securities or place funds on deposit with Home Bank;

•	fund repurchases of our common stock or serve as a source of possible payments of cash dividends;

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, Home Bancorp may not repurchase shares of its common stock during the first year following the conversion, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist. We do not anticipate making any stock repurchases during the first year after our conversion except to fund our stock recognition and retention plan upon approval by shareholders.

The portion of net proceeds to be contributed to Home Bank is expected to range from $27.9 million to $43.7 million. Home Bank intends to initially use the net proceeds it receives to purchase investment securities. In the future, Home Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Home Bank:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its banking franchise, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We expect to expand the geographic market we serve by opening new branch offices in the greater Baton Rouge market and other markets which are contiguous to our current offices. Other than these anticipated uses, we have not specifically quantified the amounts involved for the net proceeds to be contributed to Home Bank. Initially, the bulk of the net proceeds to the bank will be invested in securities. In time, we expect a greater amount of the proceeds will be utilized to fund new loan originations.

Except as described above, neither Home Bancorp nor Home Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Offering – Purposes of Conversion.”

DIVIDENDS

After we complete the conversion, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to consider a policy of paying cash dividends on the common stock of Home Bancorp; however, we have not yet made any decision on the timing or the possible amount of any dividend payments. The rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

Dividends from Home Bancorp may eventually depend, in part, upon receipt of dividends from Home Bank because Home Bancorp initially will have no source of income other than dividends from Home Bank, earnings from the investment of the net proceeds from the sale of common stock retained by us, and interest payments with respect to our loan to our employee stock ownership plan.

Any payment of dividends by Home Bank to Home Bancorp which would be deemed to be drawn out of Home Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Home Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Home Bank does not intend to make any distribution that would create such a federal tax liability. See “Taxation.”

Home Bancorp is not subject to the above regulatory restrictions on the payment of dividends to our shareholders, although the source of such dividends may eventually depend, in part, upon dividends from Home Bank. We are, however, subject to the requirements of Louisiana law, which generally permit the payment of dividends out of surplus, except when (i) the corporation is insolvent or would thereby be made insolvent, or (ii) the declaration or payment thereof would be contrary to any restrictions in the corporation’s articles of incorporation.

We have committed to the Office of Thrift Supervision that, during the one-year period following our conversion, we will take no action to declare an extraordinary dividend that would be treated as a tax-free return of capital without the prior approval of the Office of Thrift Supervision.

MARKET FOR OUR COMMON STOCK

Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be listed for quotation on the Nasdaq Global Market under the symbol “HBCP”.

There can be no assurance that an active and liquid trading market will develop for our common stock. The development of an active and liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. You should not view our common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above your purchase price. Sandler O’Neill & Partners, L.P. intends to make a market in our common stock after the conversion, but is under no obligation to do so. However, we cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained.

HOME BANK MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS

At March 31, 2008, Home Bank exceeded all of its regulatory capital requirements. The table below sets forth Home Bank’s historical capital under accounting principles generally accepted in the United States of America and regulatory capital at March 31, 2008, and the pro forma capital of Home Bank after giving effect to the offering, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Home Bank of 50% of the net offering proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Home Bank in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at March 31, 2008.

			Pro Forma at March 31, 2008 based on
	Historical at March 31, 2008		5,737,500 Shares Sold at $10.00 Per Share		6,750,000 Shares Sold at $10.00 Per Share		7,762,500 Shares Sold at $10.00 Per Share		8,926,875 Shares Sold at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in Thousands)
GAAP Capital	$51,371	11.95%	$74,689	16.31%	$78,895	17.04%	$83,101	17.76%	$87,937	18.56%

Tangible capital	$50,359	11.75%	$73,677	16.14%	$77,883	16.87%	$82,089	17.59%	$86,925	18.40%
Requirement	6,430	1.50	6,848	1.50	6,923	1.50	6,999	1.50	7,085	1.50

Excess	$43,929	10.25%	$66,829	14.64%	$70,960	15.37%	$75,090	16.09%	$79,840	16.90%

Core capital	$50,359	11.75%	$73,677	16.14%	$77,883	16.87%	$82,089	17.59%	$86,925	18.40%
Requirement	17,146	4.00	18,262	4.00	18,463	4.00	18,663	4.00	18,894	4.00

Excess	$33,213	7.75%	$55,415	12.14%	$59,420	12.87%	$63,426	13.59%	$68,031	14.40%

Tier 1 Risk Based	$50,359	19.51%	$73,677	27.09%	$77,883	28.37%	$82,089	29.63%	$86,925	31.05%
Requirement	10,322	4.00	10,880	4.00	10,981	4.00	11,081	4.00	11,196	4.00

Excess	$40,037	15.51%	$62,797	23.09%	$66,902	24.37%	$71,007	25.63%	$75,729	27.05%

Total Risk-Based	$52,549	20.36%	$75,867	27.89%	$80,073	29.17%	$84,279	30.42%	$89,115	31.84%
Risk-Based Requirement	20,644	8.00	21,761	8.00	21,961	8.00	22,162	8.00	22,393	8.00

Excess	$31,905	12.36%	$54,106	19.89%	$58,112	21.17%	$62,117	22.42%	$66,722	23.84%

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

The following table provides a reconciliation of Home Bank’s capital under generally accepted accounting principles to regulatory capital amounts under Office of Thrift Supervision regulations at March 31, 2008.

At March 31, 2008
(In thousands)
Capital under generally accepted accounting principles	$51,371
Adjustment for accumulated losses (gains) on available for sale securities	(1,012)
Total tangible and core capital	50,359
Qualifying allowance for loan losses	2,190
Low level recourse obligations	—

Total risk-based capital	$52,549

The following table provides a reconciliation of Home Bank’s historical regulatory capital amounts under Office of Thrift Supervision regulations to regulatory capital amounts stated on a pro forma basis at March 31, 2008.

	At March 31, 2008
	5,737,500 Shares (Minimum of Range)	6,750,000 Shares (Midpoint of Range)	7,762,500 Shares (Maximum of Range)	8,926,875 Shares (15% Above Maximum of Range)(1)
	(In thousands)
Historical total tangible and core capital	$50,359	$50,359	$50,359	$50,359
Pro forma adjustments:
Net proceeds	55,815	65,847	75,879	87,415
Retained at holding company(2)	(25,612)	(30,223)	(34,834)	(40,136)
ESOP contra	(4,590)	(5,400)	(6,210)	(7,142)
Repurchase of Stock Recognition Plan shares	(2,295)	(2,700)	(3,105)	(3,571)

Pro forma total tangible and core capital	73,677	77,883	82,089	86,925
Qualifying allowance for loan losses	2,190	2,190	2,190	2,190
Low level recourse obligations	—	—	—	—

Pro forma total risk-based capital	$75,867	$80,073	$84,279	$89,115

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of market demand, regulatory considerations or changes in financial markets following the commencement of the offering.

(2)	Funds retained at holding company will be used in part to fund the loan to the employee stock ownership plan.

OUR CAPITALIZATION

The following table presents the historical capitalization of Home Bank at March 31, 2008, and the pro forma consolidated capitalization of Home Bancorp after giving effect to the conversion and offering, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.”

		Home Bancorp - Pro Forma Based Upon Sale at $10.00 Per Share
	Home Bank - Historical Capitalization	5,737,500 Shares (Minimum of Offering Range)	6,750,000 Shares (Midpoint of Offering Range)	7,762,500 Shares (Maximum of Offering Range)	8,926,875 Shares(1) (15% above Maximum of Offering Range)
	(In thousands)
Deposits(2)	$352,128	$352,128	$352,128	$352,128	$352,128
FHLB advances and other borrowings	23,370	23,370	23,370	23,370	23,370

Total deposits and borrowings	$375,498	$375,498	$375,498	$375,498	$375,498

Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $.01 par value, (post-offering) 40,000,000 shares authorized; shares to be issued as reflected(3)	—	57	68	78	89
Additional paid-in capital(3)	—	55,758	65,780	75,801	87,325
Retained earnings(4)	50,359	50,359	50,359	50,359	50,359
Accumulated other comprehensive income	1,012	1,012	1,012	1,012	1,012
Less:
Common stock held by the employee stock ownership plan(5)	—	(4,590)	(5,400)	(6,210)	(7,142)
Common stock held by the recognition and retention plan(6)	—	(2,295)	(2,700)	(3,105)	(3,571)

Total shareholders’ equity	$51,371	$100,301	$109,118	$117,935	$128,074

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the offering or to fill the order of our employee stock ownership plan.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)

Our pro forma amounts of common stock and additional paid-in capital have been increased to reflect the number of shares of our common stock to be outstanding. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the conversion. If the plan is approved

(Footnotes continued on next page)

(Footnotes continued)

by shareholders, an amount equal to 10.0% of Home Bancorp’s common stock to be sold in the offering will be reserved for future issuance pursuant to the plan. Your ownership percentage would decrease by approximately 9.1% if all potential stock options are exercised from our authorized but unissued stock. See “Pro Forma Data” and “Management – New Stock Benefit Plans – Stock Option Plan.”

(4)	The retained earnings of Home Bancorp will be substantially restricted after the offering.
(5)

Assumes that 8.0% of Home Bancorp’s common stock to be sold in the offering will be purchased by our employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of shareholders’ equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from us. See Note 1 to the tables set forth under “Pro Forma Data” and “Management – New Stock Benefit Plans – Employee Stock Ownership Plan.”

(6)

Gives effect to the recognition and retention plan which we expect to adopt after the offering and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the conversion. No shares will be purchased by the recognition and retention plan in the offering, and such plan cannot purchase any shares until shareholder approval has been obtained. If the recognition and retention plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to 4.0% of Home Bancorp’s common stock to be sold in the offering. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition and retention plan is reflected as a reduction in shareholders’ equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on shareholders’ equity. If the recognition and retention plan purchases authorized but unissued shares from us, such issuance would dilute the voting interests of existing shareholders by approximately 3.8%. See “Pro Forma Data” and “Management – New Stock Benefit Plans – Stock Recognition and Retention Plan.”

PRO FORMA DATA

The actual net proceeds from the sale of Home Bancorp common stock in the offering cannot be determined until the offering is completed. However, the net proceeds are currently estimated to be between $55.8 million and $75.9 million, or up to $87.4 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	We will sell all shares of common stock in the subscription offering and community offering with no shares sold in a syndicated community offering;

•

Our employee stock ownership plan will purchase an amount equal to 8.0% of the shares sold in the offering, at a price of $10.00 per share with a loan from Home Bancorp that will be repaid in equal installments over 20 years;

•	Expenses of the offering, other than the fees to be paid to Sandler O’Neill & Partners, L.P., are estimated to be $1.1 million;

•	677,500 shares of common stock will be purchased by our employees, directors and their immediate families; and

•

Sandler O’Neill will receive a fee equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, and any of our directors, officers or employees or members of their immediate families.

Actual expenses may vary from this estimate, and the amount of fees paid to Sandler O’Neill & Partners, L.P. (and potentially broker-dealers) will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

We have prepared the following table, which sets forth our historical consolidated net income and shareholders’ equity prior to the conversion and offering and our pro forma consolidated net income and shareholders’ equity following the conversion and offering. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•

Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at a yield of 4.47% for the three months ended March 31, 2008 and 4.59% the year ended December 31, 2007, which represents the arithmetic average of (i) Home Bank’s average yield earned on interest-earning assets and (ii) the average cost of its deposits in the respective periods.

•

The pro forma after-tax yield on the net proceeds from the offering is assumed to be 2.95% for the three months ended March 31, 2008 and 3.03% the year ended December 31, 2007, based on an effective tax rate of 34.0%.

•	No withdrawals were made from Home Bank’s deposit accounts for the purchase of shares in the offering.

•

Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

•

Pro forma shareholders’ equity amounts have been calculated as if our common stock had been sold in the offering on the last day of the period shown and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Shareholders’ equity does not give effect to intangible assets in the event of a liquidation, to Home Bank’s bad debt reserve or to the liquidation account to be established upon consummation of the conversion. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The tables reflect the possible issuance of additional shares to be reserved for future issuance pursuant to our proposed stock option plan which we expect to adopt following the offering and present, together with the stock recognition and retention plan discussed below, to our shareholders for approval at a meeting to be held at least six months after the conversion is completed. See “Management – New Stock Benefit Plans.” For purposes of the tables, we have assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the common stock at the date of grant were $10.00 per share, that the stock options had a term of 10 years and vested pro rata over five years, and that the stock option plan granted options to acquire common stock equal to 10.0% of Home Bancorp’s common stock sold in the offering. We applied the Black-Scholes option pricing model to estimate a grant date fair value of $4.85 for each option. Finally, we assumed that 25.0% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34.0%) for a deduction equal to the grant date fair value of the options. There can be no assurance that shareholder approval of the stock option plan will be obtained, that the exercise price of the options will be $10.00 per share or that the Black-Scholes option pricing model assumptions used to prepare the table will be the same at the time the options are granted.

The tables also give effect to the recognition and retention plan, which we expect to adopt following the offering and present, together with the new stock option plan discussed above, to our shareholders for approval at a meeting to be held at least six months after the conversion is completed. If approved by shareholders, the recognition and retention plan intends to acquire an amount of common stock equal to 4.0% of Home Bancorp’s common stock to be outstanding after the offering, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The tables assume that shareholder approval has been obtained and that the shares acquired by the stock recognition and retention plan are purchased in the open market at $10.00 per share and vest over a five-year period. There can be no assurance that shareholder approval of the recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

The tables on the following pages summarize historical consolidated data of Home Bank and Home Bancorp’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the conversion and the offering.

At or For the Three Months Ended March 31, 2008
5,737,500 shares sold at $10.00 per share (Minimum of range)	6,750,000 shares sold at $10.00 per share (Midpoint of range)	7,762,500 shares sold at $10.00 per share (Maximum of range)	8,926,875 shares sold at $10.00 per share (15% above Maximum)
(Dollars in thousands, except per share amounts)
Gross proceeds	$57,375	$67,500	$77,625	$89,269
Less: estimated offering expenses	(1,560)	(1,653)	(1,746)	(1,854)

Estimated net proceeds	55,815	65,847	75,879	87,415
Less: common stock acquired by employee stock ownership plan(1)	(4,590)	(5,400)	(6,210)	(7,142)
Less: common stock to be acquired by recognition and retention plan(2)	(2,295)	(2,700)	(3,105)	(3,571)

Net investable proceeds	$48,930	$57,747	$66,564	$76,703

Pro Forma Net Income:

Pro forma net income:
Historical	$1,019	$1,019	$1,019	$1,019
Pro forma income on net investable proceeds(3):	361	426	491	566
Less: state shares tax(4)	(138)	(145)	(151)	(158)
Less: pro forma employee stock ownership plan adjustments(1)	(38)	(45)	(51)	(59)
Less: pro forma restricted stock award expense(2)	(76)	(89)	(103)	(118)
Less: pro forma stock option expense(5)	(127)	(150)	(172)	(198)

Pro forma net income	$1,001	$1,017	$1,033	$1,052

Pro forma net income per share:
Historical(6)	$0.19	$0.16	$0.14	$0.12
Pro forma income on net investable proceeds:	0.07	0.07	0.07	0.07
Less: state shares tax	(0.03)	(0.02)	(0.02)	(0.02)
Less: pro forma employee stock ownership plan adjustments(1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense(2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense(5)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.19	$0.17	$0.15	$0.13

Offering price as a multiple of pro forma net income per share	13.16	x	14.71	x	16.67	x	19.23	x

Number of shares used to calculate pro forma net income per share(6)	5,284,238	6,216,750	7,149,263	8,221,652

Pro Forma Shareholders’ Equity:

Pro forma shareholders’ equity (book value)(5):
Historical	$51,371	$51,371	$51,371	$51,371
Estimated net proceeds	55,815	65,847	75,879	87,415
Less: common stock acquired by employee stock ownership plan(1)	(4,590)	(5,400)	(6,210)	(7,142)
Less: common stock to be acquired by recognition and retention plan(2)	(2,295)	(2,700)	(3,105)	(3,571)

Pro forma shareholders’ equity	$100,301	$109,118	$117,935	$128,074

Pro forma shareholders’ equity per share:
Historical	$8.95	$7.61	$6.62	$5.75
Estimated net proceeds	9.73	9.76	9.78	9.79
Less: common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by recognition and retention plan(2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share	$17.48	$16.17	$15.20	$14.34

Offering price as a percentage of pro forma shareholders’ equity per share	57.21%	61.84%	65.79%	69.74%
Number of shares used to calculate pro forma shareholders’ equity per share(6)	5,737,500	6,750,000	7,762,500	8,926,875

(Footnotes begin on page     )

At or For the Year Ended December 31, 2007
5,737,500 shares sold at $10.00 per share (Minimum of range)	6,750,000 shares sold at $10.00 per share (Midpoint of range)	7,762,500 shares sold at $10.00 per share (Maximum of range)	8,926,875 shares sold at $10.00 per share (15% above Maximum)
(Dollars in thousands, except per share amounts)
Gross proceeds	$57,375	$67,500	$77,625	$89,269
Less: estimated offering expenses	(1,560)	(1,653)	(1,746)	(1,854)

Estimated net proceeds	55,815	65,847	75,879	87,415
Less: common stock acquired by employee stock ownership plan(1)	(4,590)	(5,400)	(6,210)	(7,142)
Less: common stock to be acquired by recognition and retention plan(2)	(2,295)	(2,700)	(3,105)	(3,571)

Net investable proceeds	$48,930	$57,747	$66,564	$76,703

Pro Forma Net Income:

Pro forma net income:
Historical	$3,323	$3,323	$3,323	$3,323
Pro forma income on net investable proceeds(3):	1,482	1,749	2,016	2,324
Less: state shares tax(4)	(598)	(630)	(662)	(699)
Less: pro forma employee stock ownership plan adjustments(1)	(151)	(178)	(205)	(236)
Less: pro forma restricted stock award expense(2)	(303)	(356)	(410)	(471)
Less: pro forma stock option expense(5)	(509)	(599)	(689)	(792)

Pro forma net income	$3,244	$3,309	$3,373	$3,449

Pro forma net income per share:
Historical(6)	$0.63	$0.53	$0.46	$0.40
Pro forma income on net investable proceeds:	0.28	0.28	0.28	0.28
Less: state shares tax	(0.11)	(0.10)	(0.09)	(0.08)
Less: pro forma employee stock ownership plan adjustments(1)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma restricted stock award expense(2)	(0.06)	(0.06)	(0.06)	(0.06)
Less: pro forma stock option expense(5)	(0.10)	(0.10)	(0.10)	(0.10)

Pro forma net income per share	$0.61	$0.52	$0.46	$0.41

Offering price as a multiple of pro forma net income per share	16.39	x	19.23	x	21.74	x	24.39	x

Number of shares used to calculate pro forma net income per share(6)	5,301,450	6,237,000	7,172,550	8,248,433

Pro Forma Shareholders’ Equity:

Pro forma shareholders’ equity (book value)(5):
Historical	$49,383	$49,383	$49,383	$49,383
Estimated net proceeds	55,815	65,847	75,879	87,415
Less: common stock acquired by employee stock ownership plan(1)	(4,590)	(5,400)	(6,210)	(7,142)
Less: common stock to be acquired by recognition and retention plan(2)	(2,295)	(2,700)	(3,105)	(3,571)

Pro forma shareholders’ equity	$98,313	$107,130	$115,947	$126,086

Pro forma shareholders’ equity per share:
Historical	$8.61	$7.32	$6.36	$5.53
Estimated net proceeds	9.73	9.76	9.78	9.79
Less: common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by recognition and retention plan(2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share	$17.14	$15.88	$14.94	$14.12

Offering price as a percentage of pro forma shareholders’ equity per share	58.34%	62.97%	66.93%	70.82%

Number of shares used to calculate pro forma shareholders’ equity per share(6)	5,737,500	6,750,000	7,762,500	8,926,875

(1)

Assumes that the employee stock ownership plan will acquire a number of shares equal to 8.0% of Home Bancorp’s common stock to be sold in the offering. The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the offering retained by Home Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate and a term of 20 years. Home Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Home Bancorp will earn on the loan will offset the interest paid on the loan by Home Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan, based on an assumed effective tax rate of 34.0%. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total per year, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater.

(Footnotes continued on next page)

(2)

Assumes that Home Bancorp will purchase in the open market a number of shares equal to 4.0% of Home Bancorp’s common stock to be sold in the offering, that will be reissued as restricted stock awards under the recognition and retention plan proposed to be adopted following the offering. Repurchases are assumed to be funded with cash on hand at Home Bancorp. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders, by approximately 3.8%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Home Bancorp common stock was $10.00 at the time the awards were made, that all shares were granted in the first year after the offering, that shares of restricted stock issued under the recognition and retention plan vest over a five-year period, or 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the recognition and retention plan, total recognition and retention plan expense would be greater.

(3)

Pro forma net income on net investable proceeds is equal to the net proceeds less the cost of acquiring shares in the open market at the $10.00 per share purchase price to fund the employee stock ownership plan and the restricted stock awards under the recognition and retention plan multiplied by the after-tax reinvestment rate. The after-tax reinvestment rate is equal to 2.95% and 3.03% for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, based on the following assumptions: combined federal and state income tax rate of 34.0% and a pre-tax reinvestment rate of 4.47% and 4.59% for the three months ended March 31, 2008 and year ended December 31, 2007, respectively.

(4)

Upon consummation of the conversion, Home Bank will become subject to the Louisiana Shares Tax. The Shares Tax is based upon capitalized earnings and taxable stockholders’ equity minus certain real and personal property credits. The amount shown is an estimate. For additional information, see “Taxation-State Taxation.”

(5)

The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options (assuming no federal tax benefit) that may be granted under the new stock option plan to be adopted following the conversion. If the new stock option plan is approved by shareholders, a number of shares equal to 10.0% of Home Bancorp’s common stock to be sold in the offering will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, each option is assumed to have a value of $4.85, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 31.0%; and risk-free interest rate, 3.45%. Because there currently is no market for Home Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that all stock options were granted in the first year after the offering, that stock options granted under the stock option plan vest over a five-year period, or 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the options awarded was an amortized expense during each year. If the fair market value per share is different than $10.00 per share on the date options are awarded under the stock option plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Home Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 9.1%.

(6)

The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the offering. The number of shares used to calculate pro forma shareholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

RECENT DEVELOPMENTS OF HOME BANK

Set forth below is selected summary historical financial and other data of Home Bank at the dates and for the periods indicated. The financial statements for the three-month and six-month periods ended June 30, 2008 and 2007 have not been audited. In the opinion of management, financial information at June 30, 2008 and for the three-month and six-month periods ended June 30, 2008 and 2007 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month and six-month periods ended June 30, 2008 may not be indicative of operations of Home Bank for the year ending December 31, 2008. When you read this summary historical financial data, it is important that you also read the historical financial statements and related notes contained at the end of this prospectus.

	At June 30, 2008	At December 31, 2007
	(Unaudited)
	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$448,093	$422,351
Cash and cash equivalents	14,454	11,746
Certificates of deposit in other institutions	2,673	3,267
Cash invested at other ATM locations	25,842	17,143
Investment securities:
Held-to-maturity	4,082	4,693
Available-for-sale	64,853	56,995
Loans receivable, net	312,814	306,268
Deposits	355,760	353,536
FHLB advances	38,857	16,883
Equity capital, substantially restricted	50,759	49,383

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(Dollars in Thousands)
Selected Operating Data:
Total interest income	$6,504	$6,161	$12,909	$12,219
Total interest expense	2,307	2,418	4,856	4,805

Net interest income	4,197	3,743	8,053	7,414
Provision (recovery) for loan losses	99	46	69	83

Net interest income after provision (recovery) for loan losses	4,098	3,697	7,984	7,331
Total non-interest income	1,040	757	1,973	1,484
Total non-interest expense	3,466	3,016	6,741	5,891

Income before income taxes	1,672	1,438	3,216	2,924
Income taxes	568	489	1,093	994

Net income	$1,104	$949	$2,123	$1,930

(Footnotes on Following page)

	Three Months ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Selected Operating Ratios:(1)
Average yield on interest-earning assets	6.16%	6.36%	6.21%	6.32%
Average rate on interest-bearing liabilities	2.37	2.77	2.54	2.75
Average interest rate spread(2)	3.79	3.59	3.67	3.57
Net interest margin(2)	3.85	3.74	3.69	3.71
Average interest-earning assets to average interest-bearing liabilities	108.68	110.79	108.78	110.73
Net interest income after provision for loan losses to non-interest expense	118.34	122.57	118.49	124.44
Total non-interest expense to average assets	3.09	2.99	3.01	2.92
Efficiency ratio(3)	66.13	67.02	67.21	66.21
Return on average assets	0.99	0.94	0.95	0.96
Return on average equity	8.65	8.05	8.32	8.19
Average equity to average assets	11.39	11.70	11.39	11.70

	At or For The Three Months Ended June 30,		At or for the Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Asset Quality Ratios:(4)
Non-performing loans as a percent of total loans receivable(5)	0.25%	0.49%	0.25%	0.49%
Non-performing assets as a percent of total assets(5)	0.19	0.36	0.19	0.36
Allowance for loan losses as a percent of non-performing loans	302.28	146.59	302.28	146.59
Allowance for loan losses as a percent of net loans	0.76	0.72	0.76	0.72
Net charge-offs to average loans receivable	—	—	—	0.01

Capital Ratios:(4)
Tangible capital ratio	11.44	11.87	11.44	11.87
Core capital ratio	11.44	11.87	11.44	11.87
Total risk-based capital ratio	20.28	19.58	20.28	19.58

Other Data
Banking offices(6)	10	10	10	10

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)

Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)

Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Includes Home Bank’s Baton Rouge loan production office.

Comparison of Financial Condition at June 30, 2008 and December 31, 2007

Home Bank’s total assets amounted to $448.1 million at June 30, 2008, a $25.7 million, or 6.1%, increase over our total assets at December 31, 2007. The amount of cash invested at other ATM locations, which represents our funding of ATMs throughout the United States for various third parties, increased by $8.7 million to $25.8 million at June 30, 2008 compared to $17.1 million as December 31, 2007. At June 30, 2008 our maximum commitment to fund cash at other ATM locations was $33.0 million. Our available-for-sale investment securities increased by $7.9 million to $64.9 million at June 30, 2008 compared to $57.0 million at December 31, 2007. During the six-month period ended June 30, 2008, we purchased $18.3 million of available-for-sale investment securities (consisting primarily of private label mortgage-backed securities), which more than offset $9.6 million of maturities, calls and repayments during the period. The weighted average yield of the available-for-sale investment securities that we purchased during the six months ended June 30, 2008 was 5.14%. Our net loans receivable increased by $6.5 million to $312.8 million at June 30, 2008 compared to $306.3 million at December 31, 2007. At June 30, 2008, our net loans receivable constituted 69.8% of our total assets. During the six months ended June 30, 2008, we originated $76.2 million of new loans (consisting primarily of single-family residential real estate loans, commercial real estate loans and construction and land loans), which was partially offset by loan sales and repayments of $69.7 million in the aggregate during the period. On a sequential quarter-over-quarter basis, our net loans increased by $7.0 at June 30, 2008 compared to March 31, 2008.

Our total deposits amounted to $355.8 million at June 30, 2008, a $2.2 million, or 0.6%, increase over total deposits at December 31, 2007. During the six-month period, our outstanding advances from the Federal Home Loan Bank (“FHLB”) of Dallas increased by $22.0 million to $38.9 million at June 30, 2008. The weighted average rate of the additional advances we obtained during the six-month period ended June 30, 2008 was 2.35%. We use FHLB advances as an additional source of funds to support our originations of new loans and investments in securities.

Our total equity was $50.8 million, or 11.3 % of total assets, at June 30, 2008, compared to $49.4 million at December 31, 2007. The primary reason for $1.4 million increase in equity was $2.1 million in net income during the period, which was partially offset by a $700,000 decrease in accumulated other comprehensive income.

Comparison of Operating Results for the Three Months and Six Months Ended June 30, 2008 and 2007

Our net income was $1.1 million for the three months ended June 30, 2008, a $155,000, or 16.3%, increase over net income for the quarter ended June 30, 2007. For the six months ended June 30, 2008, our net income was $2.1 million, an increase of $193,000 over net income for the six months ended June 30, 2007. Our average interest rate spread improved by 20 basis points to 3.79% for the three months ended June 30, 2008 over the second quarter of 2007, while our net interest margin increased 11 basis points to 3.85% in the second quarter of 2008 compared to the second quarter of 2007. For the six months ended June 30, 2008, our average interest rate spread was 3.67% and our net interest margin was 3.69%, compared to 3.57% and 3.71%, respectively, for the first six months of 2007.

Our total interest income was $6.5 million for the three months ended June 30, 2008, compared to $6.2 million for the three months ended June 30, 2007, a $343,000, or 5.6%, increase. For the six months ended June 30, 2008, our total interest income was $12.9 million, a $690,000, or 5.7%, increase over interest income for the first six months of 2007. The increases in interest income in the three- and six-month periods ended June 30, 2008 over the comparable periods in 2007 were due to increases in the average balances of our interest-earnings assets, particularly loans and available-for-sale investment securities, which more than offset decreases in the average yields earned.

Our total interest expense was $2.3 million for the three months ended June 30, 2008, a decrease of $111,000 compared to $2.4 million of interest expense during the second quarter of 2007. For the six months ended June 30, 2008, our total interest expense was $4.9 million, a $51,000 increase over total interest expense for the first six months of 2007. The average rate paid on our interest-bearing liabilities decreased by 40 basis points to 2.37% in the quarter ended June 30, 2008 compared to 2.77% in the quarter ended June 30, 2007. For the six months ended June 30, 2008, the average rate paid on interest-bearing liabilities was 2.54% compared to 2.75% for the first six months of 2007.

Our provision for loan losses amounted to $99,000 for the quarter ended June 30, 2008, compared to $46,000 for the quarter ended June 30, 2007. For the six months ended June 30, 2008, our provision for loan losses was $69,000, compared to $83,000 for the first six months of 2007. The amount of our provision for loan losses during the second quarter of 2008 primarily reflects growth in total loans during the quarter as a result of new loan originations. Our total loans increased by $6.7 million during the quarter ended June 30, 2008, which included $6.6 million in originations of commercial real estate loans (which generally are deemed to have a higher risk of loss than single-family residential real estate loans). At June 30, 2008, our allowance for loan losses amounted to $2.4 million, or 0.76% of net loans receivable. Our total non-performing loans amounted to $787,000 at June 30, 2008, compared to $1.3 million at March 31, 2008 and December 31, 2007. At June 30, 2008, our allowance for loan losses amounted to 302.3% of total non-performing loans. We had no net charge-offs of loans during the first half of 2008.

Our total non-interest income amounted to $1.0 million for the quarter ended June 30, 2008 compared to $757,000 for the quarter ended June 30, 2007. The primary reasons for the $283,000, or 37.4%, increase in non-interest income were increases in service fees and charges, which increased by $173,000, and other non-interest income. In addition, we recognized $64,000 in income on bank owned life insurance (“BOLI”) during the second quarter of 2008. As we purchased our BOLI policy in December 2007, there was no BOLI income for the second quarter of 2007. For the six months ended June 30, 2008, our non-interest income increased by $489,000 to $2.0 million compared to $1.5 million for the first half of 2007. Again, the primary reasons for the increase were an increase in service fees and charges of $302,000, as well as $128,000 recognized in BOLI income in the 2008 period.

Our total non-interest expense increased by $447,000 to $3.5 million for the three months ended June 30, 2008, compared to $3.0 million for the three months ended June 30, 2007. The number of our full-time equivalent employees increased to 150 at June 30, 2008 compared to 139 at June 30, 2007. Our compensation expense increased by $272,000 to $2.1 million for the three months ended June 30, 2008 compared to the three months ended June 30, 2007. Our occupancy expense increased by $20,000 in the second quarter of 2008 compared to the second quarter of 2007, primarily reflecting the addition of our Baton Rouge loan production office in June 2007 as well as increased technology maintenance expense. For the six months ended June 30, 2008, total non-interest expense increased by $847,000 to $6.7 million compared to $5.9 million for the first six months of 2007. Again, the primary reasons for the increase in non-interest expense were increases in compensation costs and occupancy expense.

SELECTED FINANCIAL AND OTHER DATA

Set forth below is selected summary historical financial and other data of Home Bank. We have prepared this information using the financial statements of Home Bank for the three years ended December 31, 2007 and the three-month periods ended March 31, 2008 and 2007. We have prepared the information for the years ended December 31, 2004 and 2003 using the financial statements of Home Bank and Crowley Building and Loan Association, which merged with Home Bank effective June 30, 2006, in a transaction accounted for as pooling of interests. The financial statements for the three fiscal years ended December 31, 2007 have been audited by Ernst & Young LLP independent registered public accounting firm. The financial statements for the three-month periods ended March 31, 2008 and 2007 have not been audited. In the opinion of management, financial information at March 31, 2008 and for the three month periods ended March 31, 2008 and 2007 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month period ended March 31, 2008 may not be indicative of operations of Home Bank for the year ending December 31, 2008. When you read this summary historical financial data, it is important that you also read the historical financial statements and related notes contained at the end of this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	At March 31, 2008	At December 31,
		2007	2006	2005	2004	2003
	(Unaudited)	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$430,053	$422,351	$400,484	$370,413	$346,026	$342,593
Cash and cash equivalents	13,169	11,746	27,399	16,213	9,943	19,013
Certificates of deposit in other institutions	2,970	3,267	3,169	4,060	497	695
Cash invested at other ATM locations	18,262	17,143	13,714	14,526	11,612	9,714
Investment securities:
Held-to-maturity	4,481	4,693	5,541	6,621	6,811	83
Available-for-sale	62,052	56,995	53,800	68,457	75,044	98,164
Loans receivable, net	305,815	306,268	281,258	246,225	225,410	198,595
Deposits	352,128	353,536	346,250	308,396	278,002	273,978
FHLB advances	23,370	16,883	5,435	17,484	26,993	30,390
Equity capital, substantially restricted	51,371	49,383	45,856	41,487	38,575	35,946

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)		(Dollars in Thousands)
Selected Operating Data:
Total interest income	$6,405	$6,058	$24,962	$22,808	$19,382	$17,404	$16,482
Total interest expense	2,549	2,387	9,908	8,215	6,452	5,398	6,074

Net interest income	3,856	3,671	15,054	14,593	12,930	12,006	10,408
Provision (recovery) for loan losses	(30)	37	420	260	252	311	135

Net interest income after provision (recovery) for loan losses	3,886	3,634	14,634	14,333	12,678	11,695	10,273
Total non-interest income	933	727	3,143	2,449	2,787	2,143	2,532
Total non-interest expense	3,275	2,875	13,067	10,686	10,134	9,642	8,624

Income before income taxes	1,544	1,486	4,710	6,096	5,331	4,196	4,181
Income taxes	525	505	1,387	2,073	1,808	1,427	1,416

Net income	$1,019	$981	$3,323	$4,023	$3,523	$2,769	$2,765

(Footnotes on next page)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Selected Operating Ratios:(1)
Average yield on interest-earning assets	6.27%	6.28%	6.40%	6.05%	5.56%	5.43%	5.72%
Average rate on interest-bearing liabilities	2.72	2.74	2.81	2.41	2.01	1.78	2.18
Average interest rate spread(2)	3.55	3.54	3.59	3.63	3.55	3.65	3.54
Net interest margin(2)	3.77	3.80	3.86	3.87	3.73	3.75	3.61
Average interest-earning assets to average interest-bearing liabilities	108.87	110.63	110.61	110.57	109.59	105.44	103.32
Net interest income after provision for loan losses to non-interest expense	118.65	126.41	111.99	134.12	125.10	121.29	119.11
Total non-interest expense to average assets	3.05	2.88	3.23	2.74	2.82	2.80	2.72
Efficiency ratio(3)	68.38	65.37	71.81	62.70	64.48	68.15	66.65
Return on average assets	0.95	0.98	0.82	1.03	0.98	0.80	0.87
Return on average equity	8.04	8.42	6.90	9.18	8.84	7.43	7.98
Average equity to average assets	11.82%	11.68%	11.91%	11.23%	11.09%	10.82%	10.90%

	At or For The Three Months Ended March 31,		At or For The Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Asset Quality Ratios:(4)
Non-performing loans as a percent of total loans receivable(5)	0.43%	0.47%	0.42%	0.33%	0.34%	0.33%	0.64%
Non-performing assets as a percent of total assets(5)	0.33	0.34	0.32	0.24	0.21	0.22	0.38
Allowance for loan losses as a percent of non-performing loans	170.69	153.68	178.70	213.18	216.32	217.81	105.91
Allowance for loan losses as a percent of net loans	0.75	0.72	0.76	0.71	0.74	0.72	0.69
Net charge-offs to average loans receivable	—	0.01	0.04	0.03	0.02	0.02	0.06

Capital Ratios:(4)
Tangible capital ratio	11.75	11.68	11.68	11.48	11.31	11.12	10.43
Core capital ratio	11.75	11.68	11.68	11.48	11.31	11.12	10.43
Total risk-based capital ratio	20.36	19.42	19.36	19.05	20.32	20.45	18.97

Other Data
Banking offices(6)	10	9	10	9	8	7	7

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)

Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)

Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Includes Home Bank’s Baton Rouge loan production office at March 31, 2008 and December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis section is intended to assist in understanding the financial condition and results of operations of Home Bank (the “Bank”). The discussion and analysis does not include any comments relating to Home Bancorp, Inc. (the “Company”) since the Company has had no significant operations to date. The information contained in this section should be read in conjunction with our financial statements and the accompanying notes to the financial statements and other sections contained in this prospectus.

Overview

The Bank is a community oriented savings bank headquartered in Lafayette, Louisiana. We currently operate nine full-service banking offices in the Lafayette, Louisiana metropolitan area. We also operate a loan production office, which opened in June 2007, in Baton Rouge, Louisiana. We expect to open two full-service banking offices in Baton Rouge, Louisiana in 2008 and one in 2009. Our primary business consists of attracting deposits from the general public and using those funds together with funds we borrow to originate loans to our customers and invest in securities. At March 31, 2008, we had total assets of $430.1 million, including $307.5 million in net loans and $66.5 million of investment securities, total deposits of $352.1 million and total equity of $51.4 million. On June 30, 2006, the Bank acquired Crowley Building and Loan Association (“CBLA”) through a merger of CBLA with and into the Bank. At the time of its acquisition, CBLA operated one office, which the Bank has continued to operate, and had total assets of $32.8 million, total loans of $10.5 million, total deposits of $29.2 million and total equity of $3.6 million. As CBLA was a mutual institution at the time of the acquisition, no consideration was paid by the Bank. The merger was accounted for using the pooling of interest method and, accordingly, the Bank’s financial statements for all periods prior to the merger include the financial information and results of CBLA.

Historically, we operated as a traditional thrift relying on long-term, fixed rate single-family residential mortgage loans to generate interest income. Approximately five years ago, we revised our operating strategy to become more like a commercial bank. Certain highlights of our operations in recent periods are as follows:

•

Repositioning Our Loan Portfolio. We have gradually increased our holdings of commercial real estate and commercial business loans, and decreased our reliance on originating and portfolioing long-term, fixed-rate single-family residential first mortgage loans. This has been done to reduce our exposure to interest rate risk and increase the yield on the loan portfolio.

•

Selling Mortgage Loans Into the Secondary Market. For several years we have generally sold our newly originated, conforming single-family mortgage loans into the secondary market on a servicing released basis. This strategy helps to reduce our exposure to interest rate risk and increases non-interest income. For the three months ended March 31, 2008 and the years ended December 31, 2007 and 2006, we recorded net gains on the sale of loans of $69,000, $312,000 and $235,000, respectively.

•

Enhancing Our Infrastructure. Over the past several years, the Bank has focused on upgrading its infrastructure, both in terms of offices and equipment and personnel, in order to position the bank for growth. The bank believes it is well positioned to grow and expand consistent with its business strategy.

In addition to its traditional banking services, the Bank has entered into contracts with various counterparties to provide cash for automated teller machines (“ATMs”) at approximately 900 locations throughout the United States. The Bank receives payments, based on the prime rate, from the counterparties for funding the ATMs and these payments are included in interest income. At March 31, 2008, the Bank’s maximum commitment to fund cash at ATM locations was $23.0 million.

Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and investment portfolios and interest expense on deposits and borrowings. Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provisions for loan losses, fee income and other non-interest income and non-interest expense. Non-interest expense principally consists of compensation, office occupancy and equipment expense, data processing, advertising and business promotion and other expense. After the conversion, we expect that our non-interest expenses will increase as we grow and expand our operations. In addition, our compensation expense will increase due to the new stock benefit plans that we intend to implement. See “Pro Forma Data.” Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact our financial condition and results of operations.

Business Strategy

Our business strategy is focused on operating a growing and profitable community-oriented financial institution. Below are certain of the highlights of our business strategy:

•

Growing and Diversifying Our Loan Portfolio. We have emphasized increasing and diversifying our loan portfolio. Our net loan portfolio has increased in each of the last four full fiscal years. Our net loans receivable amounted to $305.8 million at March 31, 2008, an increase of $107.2 million, or 54.0%, compared to our net loans outstanding at December 31, 2003. In addition, we have diversified our loan portfolio by, among other things, increasing our holdings of commercial real estate loans and commercial business loans, which generally have shorter terms to maturity and higher yields than single-family residential mortgage loans. At March 31, 2008, our commercial real estate loans and commercial business loans constituted 23.2% and 11.3%, respectively, of our total loan portfolio compared to 15.8% and 6.0%, respectively, at December 31, 2003. Concurrently, our one- to four- family residential first mortgage loans have declined, in terms of the percentage of our total loan portfolio, to 42.6% of our total loan portfolio at March 31, 2008 compared to 54.6% of the total loan portfolio at December 31, 2003. In addition, we have increased our efforts to originate home equity loans and lines of credit (which had an aggregate outstanding balance of $22.7 million at March 31, 2008).

•

Expanding Our Market Area. We intend to pursue opportunities to expand our market area by opening additional banking offices, which may include loan production offices, and, possibly, through acquisitions of other financial institutions (although we have no current plans, understandings or agreements with respect to any specific acquisitions). We expect to focus on contiguous markets in south central Louisiana. In June 2006, we expanded our banking office network beyond Lafayette Parish with our acquisition of CBLA, a mutual savings association with one office in Crowley, Louisiana, which is in Acadia Parish approximately 20 miles to the west of Lafayette. In June 2007, we opened a loan production office in Baton Rouge, Louisiana. This loan production office is being replaced by a full-service banking office currently under construction in Baton Rouge and expected to open in the third quarter of 2008. We recently acquired an office located in Baton Rouge from another bank which we expect to open in 2008. We expect to open one additional branch office in the Baton Rouge area by the end of 2009. The Bank expects to focus its expansion efforts in the Baton Rouge area immediately following the conversion and, subsequently, may consider other markets in south Louisiana.

•

Increasing our Market Share in Current Markets. At June 30, 2007 (the most recent data available), the Bank had a deposit market share of 8.4% in Lafayette Parish, representing an increase from its deposit market share of 7.6% at June 30, 2003. The Bank’s deposits increased at a 5.6% compound annual rate over such period, reflecting in part the acquisition of Crowley Building and Loan Association in June 2006. The Bank has focused its efforts to increase market share by expanding its products, adding banking offices and ATMs, increasing its marketing and advertising efforts, and emphasizing its locally-based corporate decision making authority.

•

Increasing Core Deposits. We have increased the amount of our core deposits, consisting of savings accounts, checking accounts and money market accounts, from $139.5 million, or 45.2% of total deposits, at December 31, 2005 to $180.6 million, or 51.3% of total deposits, at March 31,

2008. We have reduced our reliance on certificates of deposit, which generally are higher costing than core deposits and more susceptible to being moved to other institutions offering higher rates. We are planning to continue our efforts to further increase core deposits. One of the benefits of our commercial lending strategy is that we generally require our commercial borrowers to maintain deposit accounts at the Bank.

•

Maintaining High Asset Quality. We continue to maintain exceptional levels of asset quality. At March 31, 2008, our non-performing assets amounted to $1.4 million or 0.3% of total assets. We attribute our high asset quality to our prudent and conservative underwriting practices, and we intend to maintain high asset quality after the offering even as we grow the Bank. During the first quarter of 2008 and the five-year period ended December 31, 2007, our total loan charge-offs amounted to $507,000 in the aggregate.

•

Continuing to Provide Exceptional Customer Service. As a community oriented savings bank, we take pride in providing exceptional customer service as a means to attract and retain customers. We deliver personalized service to our customers that distinguishes us from the large regional banks operating in our market area. Our management team has strong ties to the community. We believe that we know our customers’ banking needs and can respond quickly to address them.

Critical Accounting Policies

In reviewing and understanding financial information for the Bank, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. These policies are described in Note 2 of the notes to our financial statements. The accounting and financial reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that represents the amount of probable and reasonably estimable known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our commercial and residential loan portfolios as well as consideration of general loss experience. All of these estimates may be susceptible to significant change.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management’s initial estimates. In addition, the Office of Thrift Supervision, as an integral part of its examination processes, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Income Taxes. We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. We also estimate a valuation allowance for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision to our initial estimates.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results, recent cumulative losses and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

How We Manage Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from the interest rate risk which is inherent in our lending and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure. In addition to market risk, our primary risk is credit risk on our loan portfolio. We attempt to manage credit risk through our loan underwriting and oversight policies. See “Business of Home Bank – Lending Activities.”

The principal objective of our interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given our business strategy, operating environment, capital and liquidity requirements, performance objectives and interest rate environment, and manage the risk consistent with approved guidelines. We seek to manage our exposure to risks from changes in interest rates while at the same time trying to improve our net interest spread. We monitor interest rate risk as such risk relates to our operating strategies. We have established an Asset/Liability Committee (“ALCO”), which is comprised of our President and Chief Executive Officer, Chief Financial Officer and Chief Lending Officer, and which is responsible for reviewing our asset/liability and investment policies and interest rate risk position. The ALCO meets on a monthly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on future earnings.

In recent years, we primarily have utilized the following strategies in our efforts to manage interest rate risk:

•	we have increased our originations of shorter term loans particularly commercial real estate and commercial business loans;

•	we generally sell our conforming long-term (30-year) fixed-rate single-family residential mortgage loans into the secondary market; and

•

we have invested in securities, consisting primarily of mortgage-backed securities, with relatively short anticipated lives, generally three to five years, and we maintain adequate amounts of liquid assets.

Net Portfolio Value Analysis. Our interest rate sensitivity also is monitored by management through the use of models which generate estimates of the change in its net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of March 31, 2008 and reflects the changes to NPV as a result of immediate and sustained changes in interest rates as indicated.

Change in Interest Rates In Basis Points (Rate Shock)	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	Amount	$ Change	%Change	NPV Ratio	Change
	(Dollars in Thousands)
300bp	$51,714	$(10,912)	(17)%	12.06%	(2.08)%
200	56,448	(6,178)	(10)	12.99	(1.15)
100	60,364	(2,263)	(4)	13.73	(0.41)
Static	62,677	—	—	14.14	—
(100)	63,601	974	+2	14.29	0.15

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV simulation model above provides an indication of interest rate risk exposure at a particular point in time, such model is not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be. The table also reflects the yields on the Bank’s interest-earning assets and costs of the Bank’s interest-bearing liabilities at March 31, 2008.

	Yield/Rate at March 31, 2008	Three Months Ended March 31,
		2008			2007
		Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	6.72%	$307,567	$5,279	6.87%	$284,215	$4,895	6.89%
Investment securities	5.07	63,931	785	4.91	57,269	669	4.67
Other interest-earning assets	3.81	37,186	341	3.67	44,420	494	4.45

Total interest-earning assets	6.17%	408,684	6,405	6.27	385,904	6,058	6.28

Non-interest-earning assets		20,255			13,172

Total assets		$428,939			$399,076

Interest-bearing liabilities:
Savings, checking and money market accounts	0.78	184,509	536	1.16	170,523	538	1.26
Certificate of deposit accounts	3.96	174,390	1,851	4.25	172,988	1,797	4.16

Total deposits	2.33	358,899	2,387	2.66	343,511	2,335	2.72
FHLB advances	3.22	16,482	162	3.92	5,326	52	3.87

Total interest-bearing liabilities	2.39	375,381	2,549	2.72	348,837	2,387	2.74

Non-interest-bearing liabilities		2,871			3,638

Total liabilities		378,252			352,475

Equity		50,687			46,601

Total liabilities and equity		$428,939			$399,076

Net interest-earning assets		$33,303			$37,067

Net interest income; average interest rate spread			$3,856	3.55%		$3,671	3.54%

Net interest margin(2)				3.77%			3.80%

Average interest-earning assets to average interest-bearing liabilities				108.87%			110.63%

(1)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Equals net interest income divided by average interest-earning assets.

	Year Ended December 31,
	2007			2006			2005
	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate(1)
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$291,273	$20,347	6.99%	$265,005	$17,955	6.78%	$235,709	$15,078	6.40%
Investment securities	55,037	2,668	4.85	70,276	2,955	4.20	75,953	2,786	3.67
Other interest-earning assets	43,800	1,947	4.44	41,822	1,898	4.54	34,649	1,406	4.06

Total interest-earning assets	390,110	24,962	6.40	377,103	22,808	6.05	346,311	19,270	5.56

Non-interest-earning assets	14,168			13,029			13,060

Total assets	$404,278			$390,132			$359,371

Interest-bearing liabilities:
Savings, checking and money market accounts	172,057	2,140	1.24	155,296	1,432	0.92	128,289	798	0.62
Certificate accounts	174,225	7,486	4.30	172,106	6,220	3.61	163,347	4,716	2.89

Total deposits	346,282	9,626	2.78	327,402	7,652	2.34	291,636	5,514	1.89
FHLB advances	6,422	282	4.39	13,665	563	4.12	24,405	826	3.38

Total interest-bearing liabilities	352,704	9,908	2.81	341,067	8,215	2.41	316,041	6,340	2.01

Non-interest-bearing liabilities	3,444			5,236			3,458

Total liabilities	356,148			346,303			319,499
Equity	48,130			43,829			39,872

Total liabilities and equity	$404,278			$390,132			$359,371

Net interest-earning assets	$37,406			$36,036			$30,270

Net interest income; average Interest rate spread		$15,054	3.59%		$14,593	3.63%		$12,930	3.55%

Net interest margin(2)			3.86%			3.87%			3.73%

Average interest-earning assets to average interest-bearing liabilities			110.61%			110.98%			109.58%

(1)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior period volume, and (2) changes in volume, which is the change in volume multiplied by prior period rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Three Months Ended March 31, 2008 compared to Three Months Ended March 31, 2007			2007 compared to 2006			2006 compared to 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
	(In Thousands)
Interest income:
Loans receivable	$(371)	$755	$384	$584	$1,808	$2,392	$947	$1,930	$2,877
Investment securities	(144)	260	116	403	(690)	(287)	393	(224)	169
Other interest-earning assets	96	(249)	(153)	(40)	89	49	183	309	492

Total interest income	(419)	766	347	947	1,207	2,154	1,523	2,015	3,538

Interest expense:
Savings, NOW and money market accounts	(86)	84	(2)	526	182	708	425	209	634
Certificate deposits	24	30	54	1,182	84	1,266	1,219	285	1,504

Total deposits	(62)	114	52	1,708	266	1,974	1,644	494	2,138
FHLB advances	(142)	252	110	(46)	(235)	(281)	140	(403)	(263)

Total interest expense	(204)	366	162	1,662	31	1,693	1,784	91	1,875

Increase (decrease) in net interest income	$(215)	$400	$185	$(715)	$1,176	$461	$(261)	$1,924	$1,663

Comparison of Financial Condition at March 31, 2008 and December 31, 2007

Our total assets amounted to $430.1 million at March 31, 2008, a $7.7 million, or 1.8%, increase over total assets at December 31, 2007. The primary reason for the increase in total assets in the first quarter of 2008 was a $5.1 million increase in our available-for-sale investment securities. During the quarter, we purchased an additional $7.8 million of available-for-sale investment securities, which more than offset $4.3 million of maturities, calls and repayments of securities during the period. Our cash and cash equivalents increased by $1.4 million to $13.2 million at March 31, 2008 compared to $11.7 million at December 31, 2007. Our cash invested at other ATM locations increased by $1.1 million during the first quarter of 2008 to $18.3 million at March 31, 2008 compared to $17.1 million at December 31, 2007. The Bank receives fees for this service which are included in interest income. The Bank’s net loans receivable decreased by $453,000 during the first quarter of 2008. While $53.6 million of new loans were originated during the quarter, such originations were offset by loan sales and repayments.

The Bank’s total liabilities amounted to $378.7 million at March 31, 2008 compared to $373.0 million at December 31, 2007. During the first quarter of 2008, we increased our advances from the Federal Home Loan Bank (“FHLB”) of Dallas by $6.5 million to $23.4 million as advances were available at terms we deemed attractive compared to other sources of funds. We use borrowings to supplement our deposits as a source of funds for our lending and investment activities. At March 31, 2008, our borrowings consisted solely of FHLB advances. The funds from these additional FHLB advances were used primarily to fund purchases of investment securities and for new loan originations. The increase in FHLB advances more than offset a $1.4 million reduction in total deposits to $352.1 million at March 31, 2008 compared to $353.5 million at December 31, 2007.

Our total equity capital amounted to $51.4 million at March 31, 2008 compared to $49.4 million at December 31, 2007. The primary reasons for the $2.0 million increase in equity was $1.0 million of net income recognized during the quarter plus a $969,000 increase in accumulated other comprehensive income.

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

Our total assets amounted to $422.4 million at December 31, 2007, a $21.9 million or 5.5% increase over total assets at December 31, 2006. During 2007, the primary reason for our increase in total assets was a $25.0 million, or 8.9%, increase in net loans receivable. Our net loans receivable amounted to $306.3 million at December 31, 2007 compared to $281.3 million at December 31, 2006. The increase in our net loan portfolio in 2007 was due to a $13.1 million increase in our single-family residential first mortgage loans held in portfolio, an $8.5 million increase in commercial business loans and a $1.1 million increase in our consumer loan portfolio, which increases, in the aggregate, more than offset reductions in the amount of other loans at December 31, 2007 compared to December 31, 2006. Our cash and cash equivalents amounted to $11.7 million at December 31, 2007 compared to $27.4 million at December 31, 2006, a reduction of $15.7 million, or 57.1%. During 2007, the Bank utilized excess cash to fund new loan originations and purchase additional investment securities. During 2007, the Bank utilized excess cash to fund new loan originations and purchase additional investment securities. The Bank’s office, property and equipment totaled $11.7 million at December 31, 2007 compared to $10.4 million at December 31, 2006. The $1.3 million increase primarily related to operational and technology investments to support the growth of the Bank.

In addition, the Bank purchased a $5.0 million bank owned life insurance (“BOLI”) policy during 2007. The Bank’s BOLI is a single premium life insurance contract on the lives of certain officers of the Bank. Changes in the cash surrender value of BOLI are included in the Bank’s other non-interest income.

Our total liabilities at December 31, 2007, amounted to $373.0 million compared to $354.6 million at December 31, 2006. The primary reason for the increase in total liabilities during 2007 was a $7.3 million increase in our deposits and an $11.4 million increase in our FHLB advances. Our total deposits amounted to $353.5 million at December 31, 2007 compared to $346.3 million at December 31, 2006. Of the $7.3 million in deposit growth in 2007, our core deposits increased $5.3 million in 2007 and constituted 50.1% of total deposits at December 31, 2007. Our FHLB advances amounted to $16.9 million at December 31, 2007.

Our total equity capital amounted to $49.4 million at December 31, 2007 compared to $45.9 million at December 31, 2006. The primary reasons for the $3.5 million increase in equity capital in 2007 was net income of $3.3 million for the year as well as accumulated other comprehensive income of $44,000 at December 31, 2007 compared to an accumulated other comprehensive loss of $160,000 at December 31, 2006.

Comparison of Operating Results for the Three Months Ended March 31, 2008 and March 31, 2007

General. We had net income of $1.0 million for the three months ended March 31, 2008 compared to net income of $981,000 for the three months ended March 31, 2007. Our net interest income amounted to $3.9 million for the quarter ended March 31, 2008, an increase of $186,000, or 5.1%, over net interest income in the first quarter of 2007. The increase in our net interest income in the first quarter of 2008 compared to the first quarter of 2007 was due primarily to increases in the average balances of our loans and investment securities portfolios. In addition, our non-interest income increased due primarily to increased service fees and charges and income recognized from the BOLI policy purchased in 2007. The increases in net interest income and non-interest income in the first quarter of 2008 compared to the first quarter of 2007 were partially offset by increased noninterest expense, due primarily to increased compensation expense.

Our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, increased by one basis point to 3.55% for the quarter ended March 31, 2008 compared to 3.54% for the quarter ended March 31, 2007. Our net interest margin, which is net interest income as a percentage of average interest-earning assets, was 3.77% for the quarter ended March 31, 2008 compared to 3.80% for the quarter ended March 31, 2007.

Interest Income. Our total interest income was $6.4 million for the quarter ended March 31, 2008 compared to $6.1 million for the three months ended March 31, 2007. Interest income earned on loans increased by $384,000 in the first quarter of 2008 compared to the first quarter of 2007. An 8.2% increase in the average balance of our loans receivable more than offset a two basis point decline in the average yield on loans receivable in the 2008 period compared to the 2007 period. The increase in the average balance of loans reflects new loan originations made in 2007 and the first quarter of 2008 as a result of the Bank’s efforts to grow its loan portfolio. Interest income on investment securities increased by $115,000 in the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007 due to a $6.7 million increase in the average balance of the investment securities portfolio and a 24 basis point increase in the average yield earned. While income from our investment securities was essentially constant, income from other interest-earning assets, such as deposits in other institutions and fees earned on cash invested in other ATM locations, declined by $152,000 in the 2008 period compared to the 2007 period due to a 16.3% decrease in the average balance of other interest-earning assets and a 78 basis point decline in the average yield earned. The Bank’s other interest-earning assets were somewhat higher in the 2007 period due in part to one customer who had deposited more than $12.0 million in cash with the Bank upon the sale of his business and then withdrew most of the funds later in 2007. The decline in the average yield earned on other interest-earning assets in the 2008 period reflects, in part, a reduction in the Federal Funds rate earned on overnight deposits at the FHLB of 300 basis points at March 31, 2008 compared to March 31, 2007 as well as a reduction in the interest rate earned on cash invested in other ATM locations, which rate is tied to the prime rate.

Interest Expense. Our total interest expense amounted to $2.5 million for the three months ended March 31, 2008 compared to $2.4 million for the three months ended March 31, 2007, an increase of $162,000 or 6.8%. Total interest expense on deposits was $2.4 million in the first quarter of 2008 compared to $2.3 million in the first quarter of 2007. The primary reason for the increase in interest expense on deposits was a $14.0 million, or 8.2%, increase in the average balance of savings, checking and money-market deposit accounts in the 2008 period compared to the 2007 period. The average rate paid by the Bank on savings, checking and money-market accounts was 1.16% in the quarter ended March 31, 2008, a decrease of 10 basis points compared to the rate paid in the quarter ended March 31, 2007 The growth in the average balance of savings, checking and money market accounts reflects the Bank’s efforts to increase its “core” deposits. Interest expense on our certificate of deposit accounts increased by $54,000 in the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007 due to a $1.4 million, or 0.8%, increase in the average balance of certificate of deposit accounts and a nine basis point increase in the average rate paid on such deposits.

Provision (Recovery) for Loan Losses. We have identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. This policy is significantly affected by our judgment and uncertainties and there is a likelihood that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions. Our activity in the provision for loan losses, which are charges or recoveries to operating results, is undertaken in order to maintain a level of total allowance for losses that management believes covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Our evaluation process typically includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The OTS may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management.

During the quarter ended March 31, 2008, the Bank made a $30,000 recovery from the allowance for loan losses compared to a provision of $37,000 in the quarter ended March 31, 2007. The recovery recorded during the first quarter of 2008 was primarily related to a $1.3 million reduction in the aggregate balance of commercial real estate loans and commercial business loans during the quarter as well as certain improvements in the risk characteristics of such loans. At March 31, 2008, the Bank’s loans delinquent 30 days or more consisted of a total of 60 loans with an aggregate outstanding balance of $4.1 million compared to 73 delinquent loans with an aggregate balance of $4.7 million at December 31, 2007. At March 31, 2008, the ratio of the Bank’s allowance for loan losses to non-performing loans was 170.7% compared to 153.7% at March 31, 2007.

Noninterest Income. The Bank’s noninterest income increased by $206,000, or 28.3%, to $933,000 in the quarter ended March 31, 2008 compared to $727,000 in the quarter ended March 31, 2007. The primary reasons for the increase in noninterest income in the 2008 period were increased income from service fees and charges and an increase in other noninterest income. Our service fees and charges increased by $129,000, or 23.9%, in the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007 due primarily to $47,000 recognized in merchant fee income, compared to no merchant fee income in the first quarter of 2007. Merchant income is fee income received by the Bank for credit card transaction processing terminals provided to local merchants. In addition, the Bank’s fee income from non-sufficient funds (“NSF”) fees on checks increased by $30,000 in the first quarter of 2008 compared to the first quarter of 2007 due primarily to the growth in transaction accounts. Income from check card fee income increased by $24,000, due primarily to increased volume in check card transactions. Our other noninterest income increased by $75,000 in the first quarter of 2008 compared to the first quarter of 2007 due primarily to $65,000 in income recognized in the 2008 period on the Bank’s BOLI policy, which was purchased in December 2007.

Noninterest Expense. The Bank’s total noninterest expense increased by $401,000, or 14.0%, to $3.3 million for the quarter ended March 31, 2008 compared to $2.9 million for the quarter ended March 31, 2007. The primary reason for the increase in noninterest expense was a $297,000 increase in compensation expense in the first quarter of 2008 compared to the first quarter of 2007. Compensation expense increased in the 2008 period primarily due to an increase in the total number of full time equivalent employees, to 143 at March 31, 2008 compared to 131 at March 31, 2007, as well as normal salary increases. The Bank’s occupancy expense increased by $23,000 in the quarter ended March 31, 2008 compared to March 31, 2007, reflecting the addition of the Bank’s loan production office in Baton Rouge. Advertising expense increased by $21,000 in the first quarter of 2008 compared to the first quarter of 2007, reflecting the Bank’s increased marketing efforts for its 100th anniversary. Other operating expenses increased by $53,000 in the first quarter of 2008 compared to the first quarter of 2007 due to increases in various operating expenses, including a $28,000 increase in professional fees.

Income Tax Expense. The Bank’s income tax expense increased by $20,000 to $525,000 for the quarter ended March 31, 2008 compared to $505,000 for the quarter ended March 31, 2007. The increase in income tax expense primarily reflects the increase in income before income taxes.

Comparison of Operating Results for the Years Ended December 31, 2007 and December 31, 2006

General. We reported net income of $3.3 million for the year ended December 31, 2007 compared to net income of $4.0 million for the year ended December 31, 2006. The primary reason for the $701,000, or 17.4%, decrease in 2007 compared to 2006 was a $2.4 million increase in noninterest expense, which was partially offset by increases in net interest income and noninterest income in 2007 compared to 2006. The increase in noninterest expense in 2007 compared to 2006 was due primarily to increased compensation expense reflecting, in part, the implementation of a post-employment benefit plan for certain executive officers as well as an increase in the number of employees at the Bank. Our net interest income increased by $461,000 in the year ended December 31, 2007 compared to the year ended December 31, 2006, and our noninterest income increased by $694,000. Our tax expense decreased by $685,000 in 2007 compared to 2006.

Our net interest spread decreased by four basis points to 3.59% for the year ended December 31, 2007 compared to 3.63% for the year ended December 31, 2006. Similarly, our net interest margin decreased one basis point to 3.86% for the year ended December 31, 2007 compared to 3.87% for the year ended December 31, 2006.

Interest Income. Our total interest income amounted to $25.0 million for the year ended December 31, 2007 compared to $22.8 million for the year ended December 31, 2006. The reason for the increase in interest income in 2007 compared to 2006 was a $2.4 million, or 13.3%, increase in interest earned on loans. The increase in interest income earned on loans was due primarily to a $26.3 million, or 9.9%, increase in the average balance of our net loan portfolio as well as a 36 basis point increase in the average yield earned on loans in 2007 compared to 2006. The increase in the average balance of loans reflects our efforts to increase our new loan originations, particularly commercial loans. The increase in the average yield on our net loans in 2007 compared to 2006 reflects our focus on originating commercial real estate loans and commercial business loans, both of which have higher yields than one-to four-family residential mortgage loans. The increase in interest income from loans was partially offset by a decrease of $287,000, in interest income on investment securities. The decrease in interest income from investment securities in 2007 compared to 2006 was due primarily to a $15.2 million, or 21.7%, decline in the average balance, which was partially offset by a 65 basis point increase in the average yield. Interest income from other interest-earning assets increased by $49,000 in 2007 compared to 2006.

Interest Expense. Our total interest expense amounted to $9.9 million for the year ended December 31, 2007 compared to $8.2 million for the year ended December 31, 2006, an increase of $1.7 million or 20.6%. The reason for the increase in interest expense in 2007 compared to 2006 was an increase in the average rates paid on our deposits as well as an increase in the average balance of our deposits in the year ended December 31, 2007 compared to the year ended December 31, 2006. The average balance of our total deposits increased by $18.9 million, or 5.8%, in 2007 compared to 2006 due primarily to a $16.8 million increase in the average balance of savings, checking and money market accounts, which we consider to be “core” deposits. The average rate paid on our deposits increased by 44 basis points in 2007 compared to 2006 due primarily to increases in market rates of interest during the period. The average balance of our FHLB advances was $6.4 million in the year ended December 31, 2007 compared to $13.7 million in the year ended December 31, 2006, and the average rate paid on FHLB advances increased to 4.39% in 2007 compared to 4.12% in 2006.

Provision for Loan Losses. During the year ended December 31, 2007, we made a $420,000 provision for loan losses compared to a $260,000 provision in the year ended December 31, 2006. During 2007, the Bank modified its allowance for loan losses methodology to add a component requiring additions to the allowance for loans delinquent more than 30 but less than 90 days and to increase the allowance required for commercial loans in an amount of between five and 20 basis points based on the Bank’s internal loan grading system. These changes resulted in an increase to the allowance of approximately $40,000. The remainder of the $160,000 increase in the provision for loan losses in 2007 compared to 2006 was due primarily to management’s assessments of the risk characteristics of individual non-homogenous loans, particularly commercial real estate loans, which, due to higher risk ratings in 2007 compared to 2006, resulted in an increase in the amount of the provision in 2007. The increase in the amount of provisions for loan losses in 2007 compared to 2006 also reflects the $25.3 million increase in total loans outstanding at December 31, 2007 compared to December 31, 2006 and a $41,000 increase in net charge-offs to the allowance for loan losses in 2007 compared to 2006. At December 31, 2007, our allowance for loan losses amounted to $2.3 million, or 178.7% of non-performing loans, compared to $2.0 million, or 213.2% of non-performing loans, at December 31, 2006. During the year ended December 31, 2007, our net charge-offs to the allowance for loan losses was $113,000, or 0.04% of average loans outstanding during the year, compared to net charge-offs of $73,000 during 2006, or 0.03% of average loans outstanding during 2006.

Noninterest Income. Our non-interest income increased by $694,000, or 28.3%, to $3.1 million for the year ended December 31, 2007 compared to $2.4 million for the year ended December 31, 2006. During the year ended December 31, 2006, we recognized a net loss of $504,000 upon the sale of securities. We had no comparable loss on securities sales during the year ended December 31, 2007. During 2006 we sold an aggregate of $15.4 million of securities, most of which we acquired in our merger with Crowley Building & Loan Association and which were not consistent with our investment policy. Our service fees and charges were relatively stable and amounted to $2.3 million during the year ended December 31, 2007 compared to $2.4 million during the year ended December 31, 2006. Our noninterest income included net gains on the sale of loans of $312,000 and $235,000 during the years ended December 31, 2007 and 2006, respectively. We sold an aggregate of $32.5 million and $27.6 million in available for sale mortgage loans in 2007 and 2006, respectively. Our other noninterest income increased to $491,000 in 2007 compared to $366,000 in 2006. The primary reason for the increase in other noninterest income in 2007 was a $67,000 increase in check card fee income.

Noninterest Expense. Our non-interest expense increased by $2.4 million, or 22.3%, to $13.1 million for the year ended December 31, 2007 compared to $10.7 million for the year ended December 31, 2006. The primary reasons for the increase in non-interest expense were increases in compensation expense of $1.6 million and increases in other operating expenses of $494,000. The increase in compensation expense in 2007 compared to 2006 was due primarily to the recognition of $421,000 in expense upon the implementation of post retirement salary continuation agreements with our President and Chief Executive Officer and other executive officers. In addition, salary and benefit expense increased due to the hiring of additional employees to support the Bank’s expansion into Baton Rouge and add staff to support the Bank’s administrative operations. We had 146 full time equivalent employees at December 31, 2007 compared to 125 at December 31, 2006. In addition, $143,000 of the increase in compensation expense in 2007 compared to 2006 was due to increased group health insurance costs. The increase in other operating expense of $494,000 in 2007 compared to 2006 was due primarily to an increase in charitable donations of $299,000 in the year ended December 31, 2007.

Income Tax Expense. Our income tax expense decreased by $685,000 to $1.4 million for the year ended December 31, 2007 compared to $2.1 million for the year ended December 31, 2006. The decrease in income tax expense was due primarily to the decrease in income before taxes. Our effective Federal tax rate was 29.5% for the year ended December 31, 2007 compared to 34.0% for the year ended December 31, 2006. During 2007, the Bank’s effective tax rate differed from the statutory Federal tax rate due to the availability of certain tax credits and other items.

Comparison of Operating Results for the Years Ended December 31, 2006 and December 31, 2005

General. For the year ended December 31, 2006 our net income was $4.0 million compared to net income of $3.5 million for the year ended December 31, 2005. The primary reason for the $500,000 or 14.2%, increase in 2006 compared to 2005 was a $1.7 million increase in net interest income due primarily to increases in the average balances of our interest earning assets in 2006 compared to 2005. The improvement in net interest income in 2006 was partially offset by lower noninterest income in 2006 compared to 2005 and higher noninterest expense.

Our average interest rate spread increased by nine basis points to 3.64% in 2006 compared to 3.55% in 2005, while our net interest margin increased by 14 basis points to 3.87% in 2006 compared to 3.73% in 2005.

Interest Income. Our total interest income was $22.9 million for the year ended December 31, 2006 compared to $19.4 million for the year ended December 31, 2005. Interest income increased on loans and other interest-earning assets due primarily to increases in the average balances of 12.4% and 20.7%, respectively. The increases in the average balances reflect, in part, the Bank’s efforts to grow. The average yields earned on loans, investment securities and other interest-earning assets increased by 38 basis points, 53 basis points and 48 basis points, respectively. In addition to the average balance of our loans increasing in 2006 compared to 2005, the amount of our commercial real estate and commercial business loans, which tend to be relatively higher yielding loans, and their respective proportionate balances in our loan portfolio increased in 2006 compared to 2005, which had a positive effect on the average yield earned on the loan portfolio.

Interest Expense. Our total interest expense amounted to $8.2 million for the year ended December 31, 2006 compared to $6.3 million for the year ended December 31, 2005. A $2.1 million, or 38.8%, increase in interest expense on deposits was partially offset by a $263,000, or 31.9%, decrease in interest expense on FHLB advances. The average balance of our deposits increased by $35.8 million, or 12.3%, in 2006 compared to 2005, while the average rate paid on deposits increased by 45 basis points. The interest expense on our FHLB advances decreased in 2006 compared to 2005 due to a $10.7 million, or 44.0%, decrease in the average balance.

Provision for Loan Losses. Our provision for loan losses was relatively consistent in 2006 and 2005, and amounted to $260,000 for the year ended December 31, 2006 compared to $252,000 for the year ended December 31, 2005. Our allowance for loan losses amounted to $2.0 million, or 213.2% of non-performing loans, at December 31, 2006 compared to $1.8 million, or 216.3% of non-performing loans, at December 31, 2005. Our net charge offs to the allowance for loan losses was $73,000 for the year ended December 31, 2006, compared to $55,000 for the year ended December 31, 2005.

Noninterest Income. Our noninterest income amounted to $2.4 million for the year ended December 31, 2006 compared to $2.8 million for the year ended December 31, 2005. The change was due primarily to a $504,000 loss on the sale of securities recognized in 2006 which, as previously indicated, related primarily to the sale of certain investment securities acquired from Crowley Building and Loan Association which did not meet the Bank’s investment guidelines.

Noninterest Expense. The Bank’s noninterest expense increased to $10.7 million for the year ended December 31, 2006 compared to $10.1 million for the year ended December 31, 2005. The primary reason for the increase in noninterest expense was a $363,000 increase in compensation expense in 2006, primarily reflecting an increase in the number of Bank employees as well as normal compensation adjustments. Occupancy expense increased by $99,000 in 2006 due primarily to increased building and equipment maintenance costs. Advertising expense increased by $40,000 in 2006 compared to 2005, reflecting the Bank’s increased marketing efforts, while data processing and communication expense increased by $59,000 in 2006, reflecting the Bank’s increased investment in technological resources to support its growth.

Income Tax Expense. Our income tax expense increased to $2.1 million for the year ended December 31, 2006 compared to $1.8 million for the year ended December 31, 2005. The increase in income tax expense in 2006 was due to the improvement in income before income taxes. Our effective Federal tax rate was 34.0% for the year ended December 31, 2006 and 33.9% for the year ended December 31, 2005.

Liquidity and Capital Resources

Our primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We also maintain excess funds in short-term, interest-bearing assets that provide additional liquidity. At March 31, 2008, our cash and cash equivalents amounted to $13.2 million. In addition, at such date our available for sale investment securities amounted to $62.1 million.

We use our liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At March 31, 2008, we had certificates of deposit maturing within the next 12 months amounting to $138.0 million. Based upon historical experience, we anticipate that a significant portion of the maturing certificates of deposit will be redeposited with us. For the three months ended March 31, 2008, the average balance of our outstanding FHLB advances was $16.5 million. At March 31, 2008, we had $23.4 million in outstanding FHLB advances and we had $160.0 million in additional FHLB advances available to us.

In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities, we have significant borrowing capacity available to fund liquidity needs. In recent years we have utilized borrowings as a cost efficient addition to deposits as a source of funds. Our borrowings consist primarily of advances from the Federal Home Loan Bank of Dallas, of which we are a member. Under terms of the collateral agreement with the Federal Home Loan Bank, we pledge residential mortgage loans and mortgage-backed securities as well as our stock in the Federal Home Loan Bank as collateral for such advances.

Commitments

The following table summarizes our outstanding commitments to originate loans, to fund additional amounts of cash at other ATM locations pursuant to existing agreements and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans at March 31, 2008 and December 31, 2007.

	Total Amounts Committed at March 31, 2008	At March 31, 2008 Amount of Commitment Expiration - Per Period
		To 1 Year	1-3 Years	4-5 Years	After 5 Years
		(In Thousands)
Letters of credit	$843	$833	$10	$—	$—
Lines of credit	21,877	15,603	6,274	—	—
Cash invested in other ATM locations	4,738	4,738	—	—	—
Undisbursed portion of loans in process	29,549	28,669	42	839	—
Commitments to originate loans	21,230	21,230	—	—	—

Total commitments	$78,237	$71,073	$6,326	$839	$—

	Total Amounts Committed at December 31, 2007	At December 31, 2007 Amount of Commitment Expiration - Per Period
		To 1 Year	1-3 Years	4-5 Years	After 5 Years
		(In Thousands)
Letters of credit	$1,101	$1,091	$10	$—	$—
Lines of credit	20,712	14,617	6,095	—	—
Cash invested in other ATM locations	5,857	5,857	—	—	—
Undisbursed portion of loans in process	32,360	29,347	2,009	993	11
Commitments to originate loans	15,101	15,101	—	—	—

Total commitments	$75,131	$66,013	$8,114	$993	$11

Contractual Cash Obligations

The following table summarizes our contractual cash obligations at March 31, 2008 and December 31, 2007.

	Total at March 31, 2008	At March 31, 2008 Payments Due By Period
		To 1 Year	1-3 Years	4-5 Years	After 5 Years
		(In Thousands)
Certificates of deposit	$171,523	$138,090	$24,661	$6,757	$2,015
FHLB advances	23,370	12,500	10,870	—	—

Total long-term debt	194,893	150,590	35,531	6,757	2,015
Operating lease obligations	11	11	—	—	—

Total contractual obligations	$194,904	$150,601	$35,531	$6,757	$2,015

	Total at December 31, 2007	At December 31, 2007 Payments Due By Period
		To 1 Year	1-3 Years	4-5 Years	After 5 Years
		(In Thousands)
Certificates of deposit	$176,376	$142,636	$25,928	$5,616	$2,196
FHLB advances	16,883	8,000	8,883	—	—

Total long-term debt	193,259	150,636	34,811	5,616	2,196
Operating lease obligations	15	15	—	—	—

Total contractual obligations	$193,274	$150,651	$34,811	$5,616	$2,196

We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

Impact of Inflation and Changing Prices

The financial statements, accompanying notes, and related financial data of the Bank presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Most of our assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings, and applies whenever other standards require or permit assets or liabilities to be measured at fair value. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts its business. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The Bank adopted SFAS No. 157 on January 1, 2008. The adoption did not have a material impact on the Bank’s financial position or results of operations. See Note 5 of the notes to the Bank’s financial statements for additional disclosures related to the Bank’s adoption of SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides the Bank with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements to facilitate reporting between companies. The fair value option established by this Statement permits the Bank to choose to measure eligible items at fair value at specified election dates. The Bank shall then report unrealized gains and losses on items for which the fair value option has been elected in earnings at each reporting date subsequent to implementation. The Bank adopted SFAS No. 159 on January 1, 2008. The adoption did not have a material impact on the Bank’s financial position or results of operations.

In December 2007, the FASB issued SFAS 141(R), Business Combinations. SFAS 141(R), which will impact how entities apply the acquisition method to business combinations. Significant changes to how the Bank accounts for business combinations under this Statement include (1) the acquisition date will be date the acquirer obtains control, (2) all identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date, (3) assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date, (4) adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year, (5) acquisition-related restructuring costs that do not meet the criteria in SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, will be expensed as incurred, (6) transaction costs will be expensed as incurred, (7) reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period, and (8) the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS 141(R) will require additional disclosures regarding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and goodwill valuation.

The Bank will be required to apply SFAS 141(R) prospectively to all business combinations completed on or after January 1, 2009. Early adoption is not permitted. For business combinations with an acquisition date before the effective date, the provisions of SFAS 141(R) will apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings. Management is currently evaluating the effects that SFAS 141(R) will have on the financial condition, results of operations, liquidity, and the disclosures that will be presented in the consolidated financial statements.

BUSINESS OF HOME BANK

General. Home Bank is a federally chartered community-oriented savings bank which was originally organized in 1908 and is headquartered in Lafayette, Louisiana. The Bank currently conducts its business from its main office as well as eight additional full-service banking offices in the Lafayette metropolitan area and a loan production office located in Baton Rouge, Louisiana. We expect to open two additional full service banking offices in the Baton Rouge area in 2008 and one in 2009.

We are primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Our principal sources of funds are customer deposits, repayments of loans, maturities of investments and funds borrowed from outside sources such as the Federal Home Loan Bank (the “FHLB”) of Dallas. These funds are primarily used for the origination of loans, including single-family residential first mortgage loans, commercial real estate mortgage loans, commercial business loans, home equity loans and lines of credit, construction and land loans and other loans. The Bank derives its income principally from interest earned on loans and investment securities and, to a lesser extent, from fees received in connection with the origination of loans, service charges on deposit accounts and for other services. The Bank’s primary expenses are interest expense on deposits and borrowings and general operating expenses.

We are an active originator of residential home mortgage loans in our market area. Historically, Home Bank was a traditional thrift institution with an emphasis on fixed-rate long-term single-family residential first mortgage loans. Approximately five years ago, we shifted our emphasis on the loan products we offer and increased our efforts to originate commercial real estate loans and commercial business loans. Commercial real estate loans and commercial business loans were deemed attractive due to their generally higher yields and shorter anticipated lives compared to single-family residential mortgage loans. In addition, the Bank views commercial real estate and commercial business loans as attractive lending products because the Bank’s commercial borrowers typically are required to maintain commercial deposit accounts at the Bank, increasing the Bank’s core deposits. At March 31, 2008, 51.3% of the Bank’s total deposits were considered to be core deposits, as defined by the Bank to include all deposits other than certificate of deposit accounts. The Bank intends to continue its efforts to increase its core deposits, which have increased from 45.2% of total deposits at December 31, 2005, as a cost efficient source of funds for continued loan growth.

In recent years, the Bank has focused on increasing and diversifying its loan portfolio, growing its deposit base, and on transitioning from a traditional thrift institution to a commercial bank model. The Bank increased its net loan portfolio by $107.2 million, or 54.0%, at March 31, 2008 compared to December 31, 2003. The Bank’s total deposits have increased by $78.2 million, or 28.5%, to $352.1 million at March 31, 2008 compared to December 31, 2003. At March 31, 2008, the Bank had nine full-service banking offices and one loan production office compared to seven banking offices at December 31, 2003. The Bank intends to continue to grow by its expansion into the Baton Rouge market area as well as continuing to increase its market penetration in the Lafayette market area. Reflecting the Bank’s loan diversification efforts, its commercial real estate loans have grown from $31.6 million, or 15.8% of the total loan portfolio, at December 31, 2003, to $71.6 million, or 23.2% of the total portfolio, at March 31, 2008. During this period the Bank’s commercial business loans have increased from $12.0 million, or 6.0% of the loan portfolio, at December 31, 2003, to $34.9 million, or 11.3% of the loan portfolio, at March 31, 2008. In its efforts to become more like a community bank, the Bank has strengthened its infrastructure and technological capabilities in order to facilitate its ability to compete with other financial institutions and offer additional products and services. The Bank offers internet banking, bank debit cards, corporate cash management and merchant bank card services. The Bank also provides cash to fund remote, third-party ATMs at approximately 900 locations throughout the United States. The Bank serves as a source of funds for these ATMs, which are located in convenience stores and other public locations, for a fee, which is included in interest income. At March 31, 2008 and December 31, 2007, such cash at other ATMs amounted to $18.3 million and $17.1 million, respectively, and the Bank recognized interest income of $247,000 and $1.3 million, respectively, for the three months ended March 31, 2008 and the year ended December 31, 2007 with respect to such financing of remote ATMs.

Our headquarters office is located at 503 Kaliste Saloom Road, Lafayette, Louisiana, and our telephone number is (337) 237-1960. We maintain a website at www.home24bank.com, and we provide our customers with on-line banking services. Information on our website should not be considered a part of this prospectus.

Market Area and Competition

The Bank’s primary market area is south central Louisiana, particularly the Lafayette, Louisiana metropolitan area. With its June 2006 acquisition of CBLA, the Bank expanded its branch office network into Crowley, Louisiana, which is located in Acadia Parish, approximately 20 miles to the west of Lafayette. In 2007, the Bank again expanded its operations by opening a loan production office in Baton Rouge, Louisiana, which is approximately 55 miles northeast of Lafayette. The Bank expects to replace the loan production office with a full-service banking office in Baton Rouge in the third quarter of 2008 and expects to open a second new banking office in the Baton Rouge metropolitan area during 2008.

Lafayette is the fifth largest city in Louisiana. Lafayette is the parish seat and the center of the Acadiana region of south central Louisiana. Given its proximity to the Gulf of Mexico, approximately 30 miles to the south, the oil and gas industry has a significant presence in the Lafayette market, in addition to retail, medical, government, service and transport operations. According to data provided by the Louisiana Department of Labor, as of December 2007, 10.7% of the workforce of Lafayette Parish was employed by the mining industry, which includes oil and gas extraction. Lafayette and the Acadiana region also benefit from a strong tourism industry. The University of Louisiana at Lafayette, with an enrollment exceeding 16,000 students, is the second largest university in Louisiana. The University Research Park is headquarters to several agencies involved with biological research. The University also is known for its strong computer technology resources. Subsequent to Hurricane Katrina in 2005, the Lafayette and Baton Rouge areas have experienced population increases due, in part, to migration from the New Orleans metropolitan area. According to data from SNL Financial and ESRI Data, the Lafayette metropolitan statistical area (“MSA”) had an estimated 2007 population of 256,000, which reflects an increase of 7.1% from 2000 to 2007, compared to a 1.9% population decline in the state during that period. The total number of households increased by approximately 9.4% in the Lafayette MSA from 2000 to 2007, and the average 2007 household income was approximately $55,000, compared to average 2007 household income of approximately $52,000 for the State of Louisiana and approximately $73,000 for the United States. The December 2007 unemployment rate in the Lafayette MSA was 2.6%.

Baton Rouge, which is the current focus of the Bank’s branch office expansion efforts, is the state capital, the second largest city in Louisiana and is the state’s largest metropolitan area. Baton Rouge is a major industrial, petrochemical, and port center of the south. According to data from SNL Financial and ESRI Data, population in the Baton Rouge MSA increased approximately 8.1% between 2000 and 2007, while the number of total households increased approximately 10.7%. The average 2007 household income in the Baton Rouge MSA was approximately $57,000 and the December 2007 unemployment rate was 3.5%.

We face significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations and mortgage-banking companies. Many of the financial service providers operating in our market area are significantly larger, and have greater financial resources, than us. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

General. At March 31, 2008, our net loan portfolio totaled $305.8 million or 71.1% of total assets. Historically, our principal lending activity has been the origination of loans collateralized by one- to four-family, also known as “single-family,” residential real estate loans located in our market area. We have increased our emphasis on originating commercial real estate and other commercial loans in recent years. We also originate consumer loans, consisting primarily of automobile, recreation vehicle and boat loans, and other loans.

The types of loans that we may originate are subject to federal and state law and regulations. Interest rates charged by us on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by our competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

Loan Portfolio Composition. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	March 31, 2008		December 31,
			2007		2006		2005		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Real estate loans:
One- to four-family residential:
First mortgage	$131,323	42.58%	$131,535	42.58%	$118,475	41.78%	$110,366	44.45%	$110,713	48.70%	$109,387	54.60%
Home equity loans and lines	22,676	7.35	23,065	7.47	19,604	6.91	18,672	7.52	17,317	7.62	13,933	6.95

Total	153,999	49.93	154,600	50.05	138,079	48.69	129,038	51.97	128,030	56.32	123,320	61.55

Commercial real estate	71,595	23.21	71,964	23.30	66,125	23.32	53,321	21.48	44,433	19.54	31,619	15.78
Construction and land	26,784	8.68	25,942	8.39	32,097	11.32	24,645	9.93	21,015	9.24	20,384	10.17
Multi-family residential	7,168	2.32	7,242	2.34	7,694	2.71	8,157	3.29	6,838	3.01	3,484	1.74

Total real estate loans	259,546	84.15	259,748	84.09	243,995	86.04	215,161	86.56	200,316	88.11	178,807	89.25

Other loans:
Commercial loans	34,870	11.31	35,783	11.58	27,329	9.64	21,744	8.76	16,667	7.33	12,027	6.00
Consumer loans	14,000	4.54	13,375	4.33	12,250	4.32	11,388	4.59	10,359	4.56	9,510	4.75

Total other loans	48,870	15.85	49,158	15.91	39,579	13.96	33,132	13.34	27,026	11.89	21,537	10.75

Total loans	$308,416	100.00%	$308,906	100.00%	$283,574	100.00%	$248,293	100.00%	$227,342	100.00%	$200,344	100.00%

Less:
Allowance for loan losses	(2,284)		(2,314)		(2,008)		(1,821)		(1,625)		(1,366)
Deferred loan fees	(317)		(324)		(308)		(247)		(307)		(383)

Net loans	$305,815		$306,268		$281,258		$246,225		$225,410		$198,595

Contractual Terms to Final Maturities. The following table shows the scheduled contractual maturities of our loans as of March 31, 2008, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	One-to Four-Family Residential		Commercial Real Estate	Construction and Land Loans	Multi-Family Residential	Commercial Loans	Consumer	Total
	First Mortgage	Home Equity Loans and Lines
	(In Thousands)
Amounts due after March 31, 2008 in:
One year or less	$8,798	$5,600	$19,245	$22,501	$3,318	$14,675	$4,479	$78,616
After one year through two years	658	4,121	11,732	2,009	313	3,409	1,143	23,385
After two years through three years	1,166	4,014	4,434	573	2,284	3,445	2,191	18,107
After three years through five years	4,297	1,914	20,874	715	1,226	10,729	3,305	43,060
After five years through ten years	13,980	2,559	10,599	717	27	2,612	497	30,991
After ten years through 15 years	11,892	4,193	4,494	269	—	—	1,577	22,425
After 15 years	90,532	275	217	—	—	—	808	91,832

Total	$131,323	$22,676	$71,595	$26,784	$7,168	$34,870	$14,000	$308,416

The following table shows the dollar amount of our loans at March 31, 2008 due after March 31, 2009 as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total
	(In Thousands)
One- to four-family residential:
First mortgage	$94,235	$28,290	$122,525
Home equity loans and lines	9,734	7,367	17,101
Commercial real estate	43,982	8,368	52,350
Construction and land loans	4,283	—	4,283
Multi-family residential	3,850	—	3,850
Commercial loans	18,772	1,424	20,196
Consumer loans	9,454	41	9,495

Total	$184,310	$45,490	$229,800

Loan Originations. Our lending activities are subject to underwriting standards and loan origination procedures established by our board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. Single-family residential mortgage loan applications and consumer loan applications are taken at any of the Bank’s branch offices. Applications for other loans typically are taken personally by one of our loan officers, although they may be received by a branch office initially and then referred to a loan officer. All loan applications are processed and underwritten centrally at our main office. The Bank does not originate, and at March 31, 2008 had no, sub-prime or “Alt-A” loans in its portfolio or available for sale.

Our single-family residential first mortgage loans are written on standardized documents used by the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) and Federal National Mortgage Association (“FNMA” or “Fannie Mae”). We also utilize an automated loan processing and underwriting software system for our new single-family residential mortgage loans. For loans in excess of $250,000 which are secured by real estate, property valuations are undertaken by an independent third-party appraiser approved by our board of directors. Loans in amounts of less than $250,000, are evaluated by qualified bank personnel or third parties.

In addition to originating loans, we occasionally purchase participation interests in larger balance loans, typically commercial real estate mortgage loans and construction loans, from other financial institutions in our market area or other markets in Louisiana. Such participations are reviewed for compliance with our underwriting criteria before they are purchased. Generally, we have purchased such loans without any recourse to the seller. However, we actively monitor the performance of such loans through the receipt of regular reports from the lead lender regarding the loan’s performance, physically inspecting the loan security property on a periodic basis, discussing the loan with the lead lender on a regular basis and receiving copies of updated financial statements from the borrower.

In our efforts to reduce the interest rate risk in our loan portfolio, we generally sell all of our newly originated fixed-rate, conforming single-family residential mortgage loans into the secondary market on a servicing released basis. From January 1, 2005 through March 31, 2008, we sold an aggregate of $96.8 million in single-family residential mortgage loans into the secondary market at an aggregate gain of $852,000. In addition to the loans we hold in portfolio, the mortgage loans we originate for sale into the secondary market, which are classified as available for sale, amounted to $1.6 million, $1.2 million and $1.6 million at March 31, 2008 and at December 31, 2007 and 2006, respectively. In addition, the Bank also occasionally sells participation interests in loans it originates. At March 31, 2008, sold loan participation interests totaled $4.4 million with respect to seven loans. We generally have sold participation interests in loans only when a loan would exceed our loans-to-one borrower limits. Our legal loans-to-one borrower limit, with certain exceptions, generally is 15% of our unimpaired capital and surplus or $7.6 million at March 31, 2008. At March 31, 2008, our five largest loans to one borrower and related entities amounted to $7.4 million, $7.2 million, $5.9 million, $5.6 million and $5.0 million, respectively, and all of such loans were performing in accordance with their terms.

The following table shows our total loans originated, purchased, sold and repaid during the periods indicated.

	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005
	(In Thousands)
Loan Originations:
One- to four-family residential:
First mortgages	$22,604	$16,618	$85,208	$79,094	$72,911
Home equity loans and lines	2,648	1,911	9,597	9,437	11,914
Commercial real estate	10,571	3,504	29,585	21,197	23,951
Construction and land	1,886	9,275	16,328	6,944	4,256
Multi-family residential	27	14	1,504	2,502	4,034
Commercial	12,881	12,774	35,679	17,318	13,413
Consumer	2,971	2,091	9,414	10,079	8,481

Total loan originations	53,588	46,187	187,315	146,571	138,960

Loans purchased	—	—	—	—	—

Loans sold	7,896	10,941	32,552	25,833	27,401
Loan principal repayments	46,856	38,417	179,629	100,968	108,453

Total loans sold and principal repayments	54,752	49,358	212,181	126,801	135,854

Increase or (decrease) due to other items, net(1)	1,176	2,888	49,446	16,653	15,744

Net increase (decrease) in total loans	$12	$(283)	$24,580	$36,423	$18,850

(1)	Other items consist of loans in process, deferred fees and the allowance for loan losses.

One- to Four-Family Residential Mortgage Lending. One of our primary lending activities continues to be the origination of loans secured by first mortgages on one- to four-family residences in our market area. At March 31, 2008, $131.3 million of our total loan portfolio consisted of single-family residential mortgage loans. As a result of our increased emphasis on commercial real estate loans, commercial business loans and other loans, our single-family residential real estate first mortgage loans as a percentage of total loans have decreased from 54.6% at December 31, 2003 to 42.6% at March 31, 2008.

Our single-family residential mortgage loans generally are underwritten on terms and documentation conforming to guidelines issued by Freddie Mac and Fannie Mae. Applications for one-to four-family residential mortgage loans are accepted at any of our banking offices and are then referred to our main office for processing, which consists primarily of obtaining all documents required by Freddie Mac and Fannie Mae underwriting standards, and completing the underwriting, which includes making a determination whether the loan meets our underwriting standards. In order to reduce interest rate risk, we generally sell all newly originated conforming, fixed-rate single-family residential mortgage loans into the secondary market. We currently originate fixed-rate, fully amortizing mortgage loans with maturities of 15 or 30 years. We also offer adjustable rate mortgage (“ARM”) loans where the interest rate either adjusts on an annual basis or is fixed for the initial three, five, seven or 10 years and then adjusts annually thereafter. However, due to local market conditions, we have not originated a significant amount of ARM loans in recent years. At March 31, 2008, only $28.3 million, or 21.5%, of our one- to four-family residential loan portfolio consisted of ARM loans.

We underwrite one- to four-family residential mortgage loans with loan-to-value ratios which generally do not exceed 90%, provided that the borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value of the secured property. We also require that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. We require that a licensed appraiser from our list of approved appraisers perform and submit to us an appraisal on all properties securing one- to four-family first mortgage loans exceeding $250,000. For single-family residential mortgage loans which are less than $250,000, we either receive an appraisal from an approved appraiser or, in certain instances, we obtain a property evaluation from a bank employee or third-party evaluator. Our mortgage loans generally include due-on-sale clauses which provide us with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property. Due-on-sale clauses are an important means of adjusting the yields of fixed-rate mortgage loans in portfolio and we generally exercise our rights under these clauses.

Our single-family residential mortgage loans also include home equity loans and home equity lines of credit. While home equity loans and lines of credit are secured by the borrower’s primary residence, we generally obtain a second mortgage position to secure such loans and lines. At March 31, 2008, the aggregate outstanding balance of our home equity loans and home equity lines of credit was $22.7 million, or 7.4% of our total loan portfolio. In addition, the unused portion of our home equity lines of credit was $9.6 million at March 31, 2008. Our home equity loans are fully amortizing, have terms to maturity of up to 15 years and generally have fixed rates of interest. Our home equity lines of credit are offered on a revolving line of credit basis, with terms of up to three years and adjustable interest rates tied to the prime rate. We offer home equity loans and lines of credit with a loan-to-value ratio (combined with any loan secured by a first mortgage) not exceeding 90%. Our customers may apply for home equity loans and lines of credit at any of our banking offices. During the quarter ended March 31, 2008 and the year ended December 31, 2007, we originated $2.6 million and $9.6 million, respectively, in home equity loans and home equity lines of credit.

The Bank’s one- to four- family residential mortgage loans at March 31, 2008 also include $7.6 million in construction loans to individuals for the construction and permanent financing (“construction/permanent loans”) of their homes. The Bank’s construction/permanent loans are structured to provide one closing for both the construction loan and the permanent financing. During the construction phase, which typically lasts for six to nine months, employees of the Bank make periodic inspections of the construction site and loan proceeds are disbursed directly to the contractors as construction progresses. Typically, disbursements are made in five draws during the construction period. Construction loans require payment of interest only during the construction phase and are structured to be converted to fixed- or adjustable-rate permanent loans at the end of the construction phase. Prior to making a commitment to fund a construction loan, the Bank requires an appraisal or, in certain instances, an evaluation of the property by independent fee appraisers or the Bank’s employees (for loans of less than $250,000). The Bank’s staff also reviews and inspects each project prior to every disbursement of funds during the term of the construction loan. Loan proceeds are disbursed based on a percentage of completion.

Commercial Real Estate Loans and Multi-Family Residential Loans. At March 31, 2008, our commercial real estate and multi-family residential loans amounted to an aggregate of $78.8 million or 25.5% of our total loan portfolio at such date. We began to increase our emphasis on commercial real estate loans several years ago as they generally have shorter terms to maturity, improving the Bank’s interest rate risk profile, and provide higher yields than single-family residential mortgage loans.

Our commercial real estate loan portfolio amounted to $71.6 million, or 23.2% of the total loan portfolio, at March 31, 2008. Our commercial real estate loans consist primarily of loans secured by office buildings, retail and industrial use buildings, strip shopping centers and other properties used for commercial purposes located in our market area. At March 31, 2008, the average commercial real estate loan size was $265,000. The five largest commercial real estate loans outstanding were $4.6 million, $4.0 million, $3.0 million, $2.8 million and $1.7 million, and all of such loans were performing in accordance with all their terms.

At March 31, 2008, the Bank’s multi-family residential mortgage loans amounted to $7.2 million, or 2.3% of the total loan portfolio. The Bank’s multi-family residential mortgage loans, which are underwritten and approved in a manner consistent with the Bank’s commercial real estate loans, are secured by residential properties with more than four units located in the Bank’s market area. At March 31, 2008, the Bank’s largest multi-family residential mortgage loan was a $2.0 million loan secured by an 86 unit apartment complex located in Lafayette, Louisiana, which is performing in accordance with its terms. At March 31, 2008, the average size of the Bank’s multi-family residential mortgage loans was $341,000.

Although terms for commercial real estate and multi-family residential loans vary, our underwriting standards generally allow for terms not exceeding 20 years and loan-to-value ratios of not more than 80%. Interest rates are either fixed or, on occasion, adjustable, based upon designated market indices such as the prime rate, and fees are charged to the borrower at the origination of the loan. In light of local market demands, our commercial real estate loans originated in recent years have been fixed-rate loans with terms to maturity of 5 to 10 years and amortization periods of 10 years to 15 years. However, the actual lives of such loans generally are less due to prepayments and re-financings. Generally, we obtain personal guarantees of the principals as additional collateral for commercial real estate, multi-family residential and land loans.

Commercial real estate and multi-family residential lending involve a greater degree of risk than single-family residential lending. These risks include larger loans to individual borrowers and loan payments that are dependent upon the successful operation of the project or the borrower’s business. These risks can be affected by supply and demand conditions of rental housing units, office and retail space and other commercial space in the project’s market area. We attempt to minimize these risks for loans we originate by soliciting loans from businesses with existing operating performance. We also use conservative debt coverage ratios in our underwriting, and periodically monitor the operation of the business or project and the physical condition of the property. At March 31, 2008, $425,000 of our commercial real estate and multi-family residential loans were either delinquent for more than 30 days or considered non-performing. We have had an aggregate of $20,000 in charge-offs of commercial real estate and multi-family residential loans during the past five years.

Various aspects of commercial real estate and multi-family residential transactions are evaluated in an effort to mitigate the additional risk in these types of loans. In our underwriting procedures, consideration is given to the stability of the property’s cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, we impose a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 125% in the case of commercial real estate and multi-family residential loans. We also evaluate the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers are obtained on each loan to substantiate the property’s market value, and are reviewed by us prior to the closing of the loan.

Construction and Land Loans. The Bank has originated construction and land development loans in its market area for more than the past five years. At March 31, 2008, the Bank’s construction and land loans amounted to $26.8 million or 8.7% of the total loan portfolio. In addition, we had $29.5 million of undisbursed construction loans in process at March 31, 2008. Of that amount, $15.9 million consisted of loans to contractors and builders to finance the construction of single-family homes in the Bank’s market area. At March 31, 2008, the Bank’s construction loans also included $4.5 million in loans to developers for the construction and development of subdivisions. Loans to finance the construction of single-family homes and subdivisions are generally offered to experienced builders in the Lafayette area with whom the Bank has an established relationship. Residential development loans are typically offered with terms of up to 24 months. The maximum loan-to-value limit applicable to these loans is 80% of the appraised post construction value. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by the Bank’s approved appraisers warrants. At March 31, 2008, the Bank’s five largest construction/development loans amounted to $1.0 million, $733,000, $630,000, $567,000 and $518,000, respectively. Each of these loans was performing according to its original terms at March 31, 2008. At March 31, 2008, the average balance of the Bank’s construction loans to contractors and developers was approximately $349,000.

The Bank’s construction loans also include loans for the construction of commercial real estate. We typically either originate such loans on a construction/permanent basis where the initial phase of the loan, generally six to 12 months, consists of construction (with interest only payments on the loan) and, upon completion of construction, the loan automatically converts to a permanent amortizing loan, or we require that third-party permanent financing be in place at the time of loan origination. At March 31, 2008, our portfolio of construction loans included an aggregate of $470,000 of construction loans for commercial real estate.

The Bank also originates land loans to local contractors and developers for the purpose of improving the property, or for the purpose of holding or developing the land for sale. The Bank’s land loans amounted to approximately $5.8 million at March 31, 2008. Such loans are secured by a lien on the property, are limited to 65% of the lower of the acquisition price or the appraised value of the land, and have a term of up to 10 years. The Bank’s land loans generally are secured by property in its primary market area. The Bank requires title insurance and, if applicable, a hazardous waste survey reporting that the land is free of hazardous or toxic waste.

Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated cost, including interest, of construction and other assumptions. Additionally, if the estimate of value proves to be inaccurate, the Bank may be confronted with a project, when completed, having a value less than the loan amount. The Bank has attempted to minimize these risks by generally concentrating on residential construction loans in its market area to contractors with whom it has established relationships.

Commercial Business Loans. Our commercial business loans amounted to $34.9 million or 11.3% of the total loan portfolio at March 31, 2008. Our commercial business loans typically are to small to mid-sized businesses in our market area and may be for working capital, equipment financing, inventory financing or accounts receivable financing. Small business loans may have adjustable or fixed rates of interest and generally have terms of five years or less but may go up to seven years. Our commercial business loans generally are secured by equipment, machinery or other corporate assets. In addition, we generally obtain personal guarantees from the principals of the borrower with respect to all commercial business loans. At March 31, 2008, our five largest commercial business loans had outstanding balances of $3.5 million, $1.7 million, $1.3 million, $1.1 million and $1.1 million. During the three months ended March 31, 2008 and the five years ended December 31, 2007, the Bank has charged off an aggregate of $62,000 in commercial business loans.

Our commercial lenders actively solicit commercial business loans in our market area. We are seeking to increase our commercial business loan portfolio. In particular, we are targeting loans from small to mid-sized firms located in our markets that generally are considered too small by the regional and super-regional banks operating in our market. Commercial business loans generally are deemed to involve a greater degree of risk than single-family residential mortgage loans. Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans, such as inventory or equipment, may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Consumer Lending Activities. In our efforts to provide a full range of financial services to our customers, we offer various types of consumer loans. Our consumer loans amounted to $14.0 million or 4.5% of our total loan portfolio at March 31, 2008. Our consumer loans are comprised primarily of automobile loans, boat loans, recreational vehicle loans and unsecured personal loans.

Consumer loans generally have higher interest rates and shorter terms than residential loans, however, they have additional credit risk due to the type of collateral securing the loan or in some cases the absence of collateral. In the three months ended March 31, 2008 and year ended December 31, 2007, we charged off $9,000 and $40,000, respectively, of consumer loans.

Loan Approval Procedures and Authority. Our Board of Directors establishes the Bank’s lending policies and procedures. Our Loan Policy Manual is reviewed on at least an annual basis by our management team in order to propose modifications as a result of market conditions, regulatory changes and other factors. All modifications must be approved by our Board of Directors.

Various officers or combinations of officers of the Bank have the authority within specifically identified limits to approve new loans. The maximum loan amount that may be approved by an individual officer is $750,000. Our management level Loan Committee (comprised of our President, Chief Lending Officer and Senior Commercial Loan Officer) has authority to approve loans in amounts up to $1.25 million. Our Board level Loan Committee has authority to approve loans up to $2.5 million. All other loans must be approved by the Board of Directors of the Bank.

Asset Quality

General. One of our key objectives has been, and continues to be, maintaining a high level of asset quality. In addition to maintaining credit standards for new originations which we believe are sound, we are proactive in our loan monitoring, collection and workout processes in dealing with delinquent or problem loans.

When a borrower fails to make a scheduled payment, we attempt to cure the deficiency by making personal contact with the borrower. Initial contacts are generally made within 10 days after the date the payment is due. In most cases, deficiencies are promptly resolved. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. All loans which are designated as “special mention,” classified or which are delinquent 90 days or more are reported to the Board of Directors of the Bank on a monthly basis.

On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases (“non-accrual” loans). It is our policy, with certain limited exceptions, to discontinue accruing additional interest and reverse any interest accrued on any loan which is 90 days or more past due. On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to his/her ability to service the debt in accordance with the terms of the loan agreement. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt.

Real estate which is acquired as a result of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling costs. Costs associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are charged to operations, as incurred.

We account for our impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Loans collectively evaluated for impairment include smaller balance commercial real estate loans, residential real estate loans and consumer loans. These loans are evaluated as a group because they have similar characteristics and performance experience. Larger commercial real estate, multi-family residential and land loans and commercial business loans are individually evaluated for impairment. As of March 31, 2008, and December 31, 2007 and 2006, our impaired loans amounted to $1.3 million, $1.3 million and $871,000, respectively.

Federal regulations and our policies require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. We have incorporated an internal asset classification system, substantially consistent with Federal banking regulations, as a part of our credit monitoring system. Federal banking regulations set forth a classification scheme for problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies one or more assets, or portions thereof, as “substandard” or “doubtful,” it is required that a general valuation allowance for loan losses be established for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as “loss,” it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

A savings institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by Federal bank regulators which can order the establishment of additional general or specific loss allowances. The Federal banking agencies have adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Our management believes that, based on information currently available, its allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. However, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

We review and classify assets on a monthly basis and the Board of Directors is provided with monthly reports on our classified assets. We classify assets in accordance with the management guidelines described above. The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31, 2008	At December 31,
		2007	2006	2005
	(In Thousands)
Substandard assets	$1,647	$1,437	$1,134	$829
Doubtful assets	—	—	—	—
Loss assets	—	—	—	—

Total	$1,647	$1,437	$1,134	$829

In addition to classified assets, the Bank designates certain assets as “special mention”. Special mention assets are defined as assets that have potential weaknesses that deserve management’s close attention but do not currently expose the insured institution to risk which is sufficient enough to warrant adverse classification. At March 31, 2008, Home Bank had $9.0 million of assets classified as special mention. All of the Bank’s special mention assets at March 31, 2008 were loans which were performing in accordance with their terms, and the Bank is not aware of any possible credit problems of the borrowers that cause management to have serious doubts about the ability of such borrowers to comply with the present loan repayment terms.

Delinquent Loans. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

	At March 31, 2008				At December 31, 2007				At December 31, 2006
	30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in Thousands)
One- to four-family residential:
First mortgage	25	$2,280	3	$886	33	$2,488	3	$775	32	$2,527	5	$238
Home equity loans and lines	10	220	—	—	2	47	1	12	3	39	—	—
Commercial real estate and multi-family residential loans	2	99	2	326	4	577	1	318	3	358	2	476
Construction and land loans	—	—	—	—	—	—	—	—	2	58	—	—
Commercial	3	68	2	93	5	162	4	173	3	134	5	199
Consumer	11	99	2	33	18	115	2	17	16	91	3	29

Total delinquent loans	51	$2,766	9	$1,338	62	$3,389	11	$1,295	59	$3,207	15	$942

Delinquent loans to total net loans		0.90%		0.44%		1.11%		0.42%		1.14%		0.34%

Delinquent loans to total loans		0.90%		0.43%		1.10%		0.42%		1.13%		0.33%

Non-Performing Loans and Real Estate Owned. The following table shows the amounts of our non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due and real estate owned) at the dates indicated. We did not have troubled debt restructurings at any of the dates indicated.

	March 31, 2008	December 31,
		2007	2006	2005	2004	2003
	(Dollars in Thousands)
Non-accruing loans:
One- to four-family residential:
First mortgages	$886	$775	$238	$541	$567	$871
Home equity loans and lines	—	12	—	16	14	—
Multi-family residential and commercial real estate loans	326	318	476	43	—	193
Construction and land loans	—	—	—	—	—	—
Commercial	93	173	199	114	79	14
Consumer	33	17	29	47	2	42

Total non-accruing loans	1,338	1,295	942	761	662	1,120

Accruing loans 90 days or more past due:
One- to four-family residential:
First mortgages	—	—	—	81	84	170
Home equity loans and lines	—	—	—	—	—	—
Commercial real estate loans and multi-family residential loans	—	—	—	—	—	—
Construction and land loans	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total accruing loans 90 days or more past due	—	—	—	81	84	170

Total non-performing loans(1)	1,338	1,295	942	842	746	1,290

Real estate owned, net(2)	60	47	25	38	—	—

Total non-performing assets	$1,398	$1,342	$967	$880	$746	$1,290

Total non-performing loans as a percentage of loans, net	0.44%	0.42%	0.34%	0.34%	0.33%	0.65%

Total non-performing loans as a percentage of total assets	0.31%	0.31%	0.24%	0.23%	0.22%	0.38%

Total non-performing assets as a percentage of total assets	0.33%	0.32%	0.24%	0.24%	0.22%	0.38%

(1)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.
(2)	Real estate owned balances are shown net of related loss allowances.

For the three months ended March 31, 2008 and the years ended December 31, 2007 and 2006, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $122,000, $119,000 and $41,000, respectively.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. Our evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of our loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. During 2007, the Bank modified its allowance for loan losses methodology to reflect the changing mix in the Bank’s loan portfolio. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management.

We will continue to monitor and modify our allowances for loan losses as conditions dictate. No assurances can be given that our level of allowance for loan losses will cover all of the inherent losses on our loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

The following table shows changes in our allowance for loan losses during the periods presented.

	At or For the Three Months ended March 31,		At or For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Net loans outstanding at end of period	$305,815	$281,379	$306,268	$281,258	$246,225	$225,410	$198,595
Average loans outstanding	306,169	283,169	290,160	265,005	235,709	227,868	202,126
Allowance for loan losses, beginning of period	2,314	2,008	2,008	1,821	1,625	1,366	1,349
Provision (recovery) for loan losses	(30)	37	420	260	252	310	135
Charge-offs:
One- to four-family residential:
First Mortgages	—	—	17	20	18	6	67
Home equity loans and lines	—	—	52	16	—	—	—
Commercial real estate loans and multi-family residential loans	—	—	—	—	20	—	—
Construction and land	—	—	—	—	—	—	—
Commercial	17	—	16	—	—	—	29
Consumer	9	18	40	54	28	60	39

Total charge-offs	26	18	125	90	66	66	135

Recoveries on loans previously charged off	25	1	11	17	11	15	17

Allowance for loan losses, end of period	$2,284	$2,029	$2,314	$2,008	$1,821	$1,625	$1,366

Allowance for loan losses as a percent of non-performing loans	170.69%	153.68%	178.70%	213.18%	216.32%	217.81%	105.91%

Allowance for loan losses as a percent of net loans	0.75%	0.72%	0.76%	0.71%	0.74%	0.72%	0.69%

Ratio of net charge-offs during the period to average loans outstanding during the period	0.00%	0.01%	0.04%	0.03%	0.02%	0.02%	0.06%

The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

	At March 31, 2008		At December 31,
			2007		2006		2005		2004		2003
	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans
	(Dollars in Thousands)
One-to four-family residential:
First mortgages	$413	42.58%	$387	42.58%	$344	41.78%	$335	44.45%	$337	48.69%	$327	54.61%
Home equity loans and lines	325	7.35	302	7.47	209	6.91	212	7.52	204	7.62	158	6.95
Commercial real estate loans and multi-family residential loans	459	25.54	925	25.64	541	26.03	414	24.76	333	22.56	222	17.52
Construction and land loans	100	8.68	201	8.39	125	11.32	106	9.93	74	9.24	71	10.17
Commercial	794	11.31	316	11.58	621	9.64	503	8.76	443	7.33	406	6.00
Consumer	193	4.54	183	4.34	168	4.32	231	4.58	220	4.56	173	4.75
Unallocated	—	0.00	—	0.00	—	0.00	20	0.00	14	0.00	9	0.00

Total	$2,284	100.00%	$2,314	100.00%	$2,008	100.00%	$1,821	100.00%	$1,625	100.00%	$1,366	100.00%

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Investment Activities

General. We invest in securities pursuant to our Investment Policy, which has been approved by our Board of Directors. The Bank’s ALCO, comprised of the Bank’s President, Chief Lending Officer and Chief Financial Officer, monitors our investment activity and ensures that the Bank’s investments are consistent with the Investment Policy. The Board of Directors of the Bank reviews all investment activity monthly.

Our Investment Policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity. On occasion, we also have used a leveraged investment strategy for the purpose of enhancing returns. Pursuant to this strategy, we have utilized borrowings from the FHLB to purchase additional investment securities. We attempt to match the advances with the securities purchased in order to obtain a favorable difference, or “spread,” between the interest paid on the advance against the yield received on the security purchased.

At March 31, 2008, our investment securities amounted to $66.5 million in the aggregate or 15.5% of total assets at such date. The largest component of our securities portfolio in recent periods has been mortgage-backed securities, which amounted to $61.9 million or 93.0% of the securities portfolio at March 31, 2008. In addition, we invest in U.S. government and agency obligations, municipal securities, and other securities. Our agency debt securities often have call provisions which provide the agency with the ability to call the securities at specified dates.

At March 31, 2008, we had an aggregate of $1.6 million in gross unrealized gains on our investment securities portfolio. Such unrealized gains reflect an increase in market value of securities as a result of changes in market rates of interest.

Pursuant to SFAS No. 115, our securities are classified as available for sale, held to maturity, or trading, at the time of acquisition. Securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity, and can be sold prior to maturity only under rare circumstances. Held to maturity securities are accounted for based upon the historical cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected in retained earnings as accumulated other comprehensive income. At March 31, 2008, we had $62.1 million of securities classified as available for sale, $4.5 million of securities classified as held to maturity and no securities classified as trading. During the year ended December 31, 2006, we sold an aggregate of $15.4 million of available for sale securities at a loss of $504,000. Most of the securities sold were acquired in the merger of Crowley Building and Loan Association in June 2006 and either did not meet our investment guidelines and/or were sold in order to reinvest the proceeds in higher yielding securities.

We do not purchase mortgage-backed derivative instruments that would be characterized “high-risk” under Federal banking regulations at the time of purchase, nor do we purchase corporate obligations which are not rated investment grade or better. We do not hold any collateralized debt obligations (“CDOs”) or REIT preferred securities.

Our mortgage-backed securities consist primarily of mortgage pass-through certificates issued by the Government National Mortgage Association (“GNMA” or “Ginnie Mae”), Fannie Mae or Freddie Mac. The Bank’s investment securities portfolio also includes “private-label” mortgage-backed securities with fair values of $21.5 million and $21.4 million at March 31, 2008 and December 31, 2007, respectively, which are not issued by Ginnie Mae, Fannie Mae or Freddie Mac. All of the Bank’s private-label mortgage-backed securities are rated “AAA” by Standard and Poor’s and were classified as available for sale at March 31, 2008 and December 31, 2007. The Bank purchased these senior tranche securities primarily due to their interest rate risk profiles, cash flow characteristics and favorable yields.

Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities have been considered to be among the highest quality investments with minimal credit risks. Recently, there have been well publicized questions regarding the financial strength of Fannie Mae and Freddie Mac. If these institutions were to fail, the guarantees they have provided on mortgage-backed securities could be of little or no value. However, legislation designed to, among other things, shore up Fannie Mae and Freddie Mac recently has been passed by Congress and signed by the President. Even in light of the current financial difficulties of Fannie Mae and Freddie Mac, the mortgage-backed securities issued by these government sponsored agencies continue to be considered to have a relatively low level of risk.

Collateralized mortgage obligations are typically issued by a special-purpose entity, in our case, by government agencies, which may be organized in a variety of legal forms, such as a trust, a corporation, or a partnership. Substantially all of the collateralized mortgage obligations held in our portfolio consist of senior sequential tranches. By purchasing senior sequential tranches, management attempts to ensure the cash flow associated with such an investment.

The following table sets forth certain information relating to our investment securities portfolio at the dates indicated.

			At December 31,
	At March 31, 2008		2007		2006		2005
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(Dollars in Thousands)
Securities Available-for-Sale:
Mortgage-backed securities	$58,519	$60,034	$54,930	$54,996	$52,045	$51,818	$61,228	$60,664
Bonds	1,999	2,018	1,999	1,999	1,998	1,982	7,996	7,793

Total Securities AFS	60,518	62,052	56,929	56,995	54,043	53,800	69,224	68,457

Securities Held to Maturity:
Mortgage-backed securities	3,341	3,394	3,553	3,493	4,424	4,264	5,509	5,280
Bonds	—	—	—	—	997	988	992	980
Municipal obligations	1,140	1,166	1,140	1,166	120	119	120	116

Total Securities held to maturity	4,481	4,560	4,693	4,659	5,541	5,371	6,621	6,376

Total	$64,999	$66,612	$61,622	$61,654	$59,584	$59,171	$75,845	$74,833

The following table sets forth the amount of investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at March 31, 2008. No tax-exempt yields have been adjusted to a tax-equivalent basis.

	Amounts at March 31, 2008 Which Mature In
	One Year or Less	After One to Five Years	After Five to 10 Years	Over 10 Years	Total
	(Dollars in Thousands)
Available-for-Sale:
Mortgage-backed securities	$—	$—	$4,167	$54,352	$58,519
Bonds	1,999	—	—	—	1,999

Total	1,999	—	4,167	54,352	60,518

Weighted Average Yield	4.47%	0.00%	4.80%	5.23%	5.14%

Held to Maturity:
Mortgage-backed securities	$—	$3,341	$—	$—	$3,341
Municipal obligations	—	181	390	569	1,140

Total	—	3,522	390	569	4,481

Weighted Average Yield	0.00%	3.89%	3.98%	4.01%	3.92%

Total Mortgage-Backed and Investment Securities:
Mortgage-backed securities	$—	$3,341	$4,167	$54,352	$61,860
Bonds	1,999	—	—	—	1,999
Municipal obligations	—	181	390	569	1,140

Total	$1,999	$3,522	$4,557	$54,921	$64,999

Weighted Average Yield	4.47%	3.89%	4.73%	5.22%	5.05%

The following table sets forth the composition of our mortgage-backed securities portfolio at each of the dates indicated.

	At March 31, 2008	At December 31,
		2007	2006	2005
	(In Thousands)
Fixed rate:
Available for sale	$12,605	$11,832	$8,855	$9,913
Held to maturity	3,341	3,553	4,424	5,509

Total fixed-rate	15,946	15,385	13,279	15,422

Adjustable-rate:
Available for sale	45,914	43,098	43,190	51,315
Held to maturity	—	—	—	—

Total adjustable-rate	45,914	43,098	43,190	51,315

Total mortgage-backed securities	$61,860	$58,483	$56,469	$66,737

Sources of Funds

General. Deposits, loan repayments and prepayments, proceeds from investment sales, calls, maturities and pay-downs, cash flows generated from operations and Federal Home Loan Bank advances are the primary sources of our funds for use in lending, investing and for other general purposes.

Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposits consist of checking, both interest-bearing and non-interest-bearing, money market, savings and certificate of deposit accounts. At March 31, 2008, 51.3% of the funds deposited with the Bank were in core deposits, which are deposits other than certificates of deposit.

The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Our deposits are obtained predominantly from the areas where our branch offices are located. We have historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits.

The Bank uses traditional means of advertising its deposit products, including broadcast and print media and we generally do not solicit deposits from outside our market area. In recent years, we have emphasized the origination of core deposits.

We do not actively solicit certificate accounts in excess of $100,000, known as “jumbo CDs,” or use brokers to obtain deposits. At March 31, 2008, our jumbo CDs amounted to $68.5 million, of which $56.3 million are scheduled to mature within twelve months. At March 31, 2008, the weighted average remaining maturity of our certificate of deposit accounts was nine months.

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

	At March 31, 2008		At December 31,
			2007		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Certificate accounts:
1.00% - 1.99%	$396	0.11%	$281	0.08%	$1,037	0.30%	$15,132	4.91%
2.00% - 2.99%	10,308	2.93	926	0.26	16,050	4.64	55,656	18.05
3.00% - 3.99%	67,292	19.11	68,410	19.35	59,737	17.25	70,179	22.76
4.00% - 4.99%	85,563	24.30	96,682	27.35	78,643	22.71	23,004	7.46
5.00% - 5.99%	5,822	1.65	7,968	2.25	16,928	4.89	2,424.79
6.00% - 6.99%	2,142	0.61	2,109	0.60	2,001	0.58	2,473	0.80
7.00% or more	—	—	—	—	—	—	—	—

Total certificate accounts	$171,523	48.71	$176,376	49.89	$174,396	50.37	$168,868	54.76

Transaction accounts:
Savings	19,132	5.43%	19,115	5.41%	18,832	5.44%	18,641	6.04%
Checking:
Interest bearing	37,318	10.60	37,935	10.73	38,984	11.26	36,796	11.93
Non-interest bearing	53,673	15.24	50,791	14.37	54,756	15.81	44,471	14.42
Money market	70,482	20.02	69,319	19.61	59,283	17.12	39,620	12.85

Total transaction accounts	180,605	51.29	177,160	50.11	172,854	49.63	139,528	45.24

Total deposits	$352,128	100.00%	$353,536	100.00%	$346,250	100.00%	$308,396	100.00%

The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Three Months Ended			Year Ended December 31,
	March 31, 2008			2007			2006			2005
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in Thousands)
Savings accounts	$18,920	$29	0.62%	$19,495	$124	0.63%	$19,510	$122	0.63%	$18,478	$106	0.58%
Checking	88,288	34	0.15	91,016	148	0.16	86,596	175	0.20	70,053	132	0.19
Money market	77,301	472	2.44	61,546	1,868	3.04	49,190	1,136	2.31	39,740	560	1.41
Certificates of deposit	174,390	1,851	4.25	174,225	7,486	4.30	172,106	6,220	3.61	163,342	4,716	2.89

Total interest-bearing deposits	$358,899	$2,387	2.66%	$346,282	$9,626	2.78%	$327,402	$7,652	2.34%	$291,613	$5,514	1.89%

The following table presents, by various interest rate categories and maturities, the amount of certificates of deposit at March 31, 2008.

Certificates of Deposit	Balance at March 31, 2008 Maturing in the 12 Months Ending March 31,
	2009	2010	2011	Thereafter	Total
	(In Thousands)
Less than 2.00%	$212	$184	$—	$—	$396
2.00% - 2.99%	6,763	3,049	496	—	10,308
3.00% - 3.99%	51,397	8,201	4,447	3,247	67,292
4.00% - 4.99%	72,839	6,274	1,084	5,366	85,563
5.00% - 5.99%	5,069	734	19	—	5,822
6.00% - 6.99%	1,810	92	240	—	2,142
7.00% or more	—	—	—	—	—

Total certificate accounts	$138,090	$18,534	$6,286	$8,613	$171,523

The following table shows the maturities of our certificates of deposit of $100,000 or more at March 31, 2008 by time remaining to maturity.

Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in Thousands)
June 30, 2008	$17,873	4.61%
September 30, 2008	23,682	4.62
December 31, 2008	10,550	3.92
March 31, 2009	4,167	3.61
After March 31, 2009	12,194	3.96

Total certificates of deposit with balances of $100,000 or more	$68,466	4.33%

Borrowings. We utilize advances from the FHLB as an alternative to retail deposits to fund operations as part of our operating strategy. These FHLB advances are collateralized primarily by certain of our mortgage loans and mortgage-backed securities and secondarily by our investment in capital stock of the FHLB. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the FHLB. At March 31, 2008, we had $23.4 million in outstanding FHLB advances and $160 million of additional FHLB advances available. At such date, $12.5 million of our FHLB advances mature within one year. Subsequent to the conversion, it is likely that we will increase such limit to permit moderately increased utilization of FHLB advances.

The following table shows certain information regarding our borrowings at or for the dates indicated:

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2008	2007	2007	2006	2005
	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$16,482	$5,326	$6,422	$13,665	$24,405
Maximum amount outstanding at any month-end during the period	23,370	5,431	16,883	24,480	32,100
Balance outstanding at end of period	23,370	3,922	16,883	5,435	17,484
Average interest rate during the period	3.92%	3.87%	4.39%	4.12%	3.38%
Weighted average interest rate at end of period	3.22%	4.21%	4.29%	3.88%	3.83%

At March 31, 2008 and December 31, 2007, $12.5 million and $8.0 million, respectively, of our borrowings were short-term (maturing in one year or less). Such short-term borrowings had a weighted average interest rate of 2.41% and 4.28%, respectively, at March 31, 2008 and December 31, 2007.

Properties

We currently conduct business from our main office, eight additional full-service banking offices and one loan production office. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices at March 31, 2008.

Description/Address	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits
Main Office:			(In Thousands)
503 Kaliste Saloom Road, Lafayette, LA	Owned	N/A	$5,239	$125,992

Branches:
1020 Coolidge Blvd., Lafayette, LA	Owned	N/A	208	45,614
5543 Cameron St., Scott, LA	Owned	N/A	761	13,559
4202 Johnston St., Lafayette, LA	Owned	N/A	684	51,624
523 Jefferson St., Lafayette, LA	Owned	N/A	360	38,381
5028 Ambassador Caffery, Lafayette, LA	Owned	N/A	724	14,437
1219 Albertson Pkwy., Broussard, LA	Owned	N/A	932	15,143
806 Veterans Blvd., Carencro, LA	Owned	N/A	743	21,045
204 N. Parkerson Blvd., Crowley, LA	Owned	N/A	812	26,333
10563 Glenstone Place, Baton Rouge, LA(1)	Owned	N/A	1,168	—

Loan Production Office:
9035 Bluebonnet Blvd., Baton Rouge, LA	Leased	12/31/2008	26	—

Total			$11,657	$352,128

(1)	Under construction.

Subsidiaries

Home Bank has no subsidiaries.

Employees

At March 31, 2008, we had 143 full-time equivalent employees. None of such employees are represented by a collective bargaining group, and we believe that our relationship with our employees is excellent.

Legal Proceedings

We are not presently involved in any legal proceedings of a material nature. The Bank has been named as a defendant or co-defendant in 11 lawsuits, commencing in early 2007, alleging that the claimants incurred losses during 2006 as a result of the Bank accepting deposits with forged endorsements from a former customer. The Bank notified its insurance carrier of the potential claims and paid the $100,000 insurance claim deductible in 2006. The Bank does not expect to incur any material expense as a result of the lawsuits filed. From time to time, we are a party to legal proceedings incidental to our business to enforce our security interest in collateral pledged to secure loans made by the Bank.

REGULATION

Set forth below is a brief description of certain laws relating to the regulation of Home Bancorp and Home Bank after the proposed conversion. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

General

Home Bank, as a federally chartered savings bank, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. The Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures the deposits of the Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders.

Federal law provides the federal banking regulators, including the Office of Thrift Supervision and Federal Deposit Insurance Corporation, with substantial enforcement powers. The Office of Thrift Supervision’s enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Any change in such regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on the Company and the Bank and their operations.

Regulation of Home Bancorp, Inc.

Holding Company Acquisitions. Upon completion of the conversion, the Company will become a savings and loan holding company under the Home Owners’ Loan Act, as amended, and will be required to register with the Office of Thrift Supervision. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares of the savings institution or savings and loan holding company. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Holding Company Activities. The Company will operate as a unitary savings and loan holding company and will be permitted to engage only in the activities permitted for financial holding companies under Federal Reserve Board regulations or for multiple savings and loan holding companies. Multiple savings and loan holding companies are permitted to engage in the following activities: (i) activities permitted for a bank holding company under section 4(c) of the Bank Holding Company Act (unless the Director of the OTS prohibits or limits such 4(c) activities); (ii) furnishing or performing management services for a subsidiary savings association; (iii) conducting any insurance agency or escrow business; (iv) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association; (v) holding or managing properties used or occupied by a subsidiary savings association; (vi) acting as trustee under deeds of trust; or (vii) activities authorized by regulation as of March 5, 1987, to be engaged in by multiple savings and loan holding companies. Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions, as described below. The Bank will be required to notify the Office of Thrift Supervision 30 days before declaring any dividend. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Federal Securities Laws. We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of our common stock to be issued pursuant to the conversion. In connection with the conversion, we intend to register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. We will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. Pursuant to Office of Thrift Supervision regulations and the plan of conversion, we have agreed to maintain such registration for a minimum of three years following the conversion.

The Sarbanes-Oxley Act of 2002. As a public company, the Company will be subject to the Sarbanes-Oxley Act of 2002, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule-making promulgated by the SEC includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•

a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•

the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	the requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Home Bank

General. As part of the conversion, the Bank will convert from a federally-chartered mutual savings bank to a federally chartered stock savings bank. The Office of Thrift Supervision will continue to be its primary federal regulator and has extensive authority over the operations of federally-chartered savings institutions. As part of this authority, the Bank is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Deposit Insurance Fund (“DIF”) administered by the Federal Deposit Insurance Corporation.

Insurance of Accounts. The deposits of the Bank are insured to the maximum extent permitted by the DIF and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

Under regulations effective January 1, 2007, the FDIC adopted a new risk-based premium system that provides for quarterly assessments based on an insured institution’s ranking in one of four risk categories based upon supervisory and capital evaluations. Well-capitalized institutions (generally those with CAMELS composite ratings of 1 or 2) are grouped in Risk Category I and assessed for deposit insurance at an annual rate of between five and seven basis points. The assessment rate for an individual institution is determined according to a formula based on a weighted average of the institution’s individual CAMEL component ratings plus either five financial ratios or, in the case of an institution with assets of $10.0 billion or more, the average ratings of its long-term debt. Institutions in Risk Categories II, III and IV assessed at annual rates of 10, 28 and 43 basis points, respectively.

In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize a predecessor to the DIF. The assessment rate for the first quarter of 2007 was ..0122% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.

The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of the Bank’s deposit insurance.

Regulatory Capital Requirements. OTS regulated savings associations are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards consisting of a “tangible capital requirement,” a “leverage capital requirement” and “a risk-based capital requirement.” The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

Current Office of Thrift Supervision capital standards require savings institutions to satisfy the following capital requirements:

•	tangible capital requirement – “tangible” capital equal to at least 1.5% of adjusted total assets;

•	leverage capital requirement – “core” capital equal to at least 3.0% of adjusted total assets; and

•	risk-based capital requirement – “total” capital (a combination of core and “supplementary” capital) equal to at least 8.0% of “risk-weighted” assets.

Core capital generally consists of common stockholders’ equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. The Bank had no intangible assets at March 31, 2008. Both core and tangible capital are further reduced by an amount equal to a savings institution’s debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect the Bank’s regulatory capital.

In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution’s core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

At March 31, 2008, the Bank exceeded all of its regulatory capital requirements.

Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision’s capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

Prompt Corrective Action. In addition to the regulatory capital requirements for OTS-regulated savings associations discussed above, each federal banking agency has implemented a system of prompt corrective action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations of the Office of Thrift Supervision.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

In addition, an institution is “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized).

An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

At March 31, 2008, the Bank was deemed a well capitalized institution for purposes of the prompt corrective regulations and as such is not subject to the above mentioned restrictions.

The table below sets forth the Bank’s capital position relative to its regulatory capital requirements at March 31, 2008.

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions		Excess Over Well-Capitalized Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Tier 1 risk-based capital	$50,359	19.51%	$10,322	4.0%	$15,483	6.0%	34,876	13.51%
Total risk-based capital	52,549	20.36	20,644	8.0	25,805	10.0	26,744	10.36
Tier 1 leverage capital	50,359	11.75	17,146	4.0	21,432	5.0	28,927	6.75
Tangible capital	50,359	11.75	6,430	1.5	N/A	N/A	N/A	N/A

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if (1) the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a savings and loan holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the Office of Thrift Supervision QTL test.

Currently, the Office of Thrift Supervision QTL test requires that 65% of an institution’s “portfolio assets” (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. To be a qualified thrift lender under the IRS test, the savings institution must meet a “business operations test” and a “60 percent assets test,” each defined in the Internal Revenue Code.

If the savings institution fails to maintain its QTL status, the holding company’s activities are restricted. In addition, it must discontinue any non-permissible business, although the Office of Thrift Supervision may grant a grace period up to two years for good cause. Nonetheless, any company that controls a savings institution that is not a qualified thrift lender must register as a bank holding company within one year of the savings institution’s failure to meet the QTL test.

Statutory penalty provisions require an institution that fails to remain a QTL to either become a national bank or be prohibited from the following:

•	Making any new investments or engaging in any new activity not allowed for both a national bank and a savings association;

•	Establishing any new branch office unless allowable for a national bank; and

•	Paying dividends unless allowable for a national bank.

Three years from the date a savings association should have become or ceases to be a QTL, by failing to meet either QTL test, the institution must comply with the following restriction:

•	Dispose of any investment or not engage in any activity unless the investment or activity is allowed for both a national bank and a savings association.

At March 31, 2008, the Bank met the QTL test.

Limitations on Transactions with Affiliates. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Section 23A limits the extent to which the savings institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings institution as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a savings institution to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, a savings institution is prohibited from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution’s loans to one borrower limit (generally equal to 15% of the institution’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At March 31, 2008, the Bank was in compliance with the above restrictions.

Privacy Requirements of the Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering. On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the USA PATRIOT Act). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. We have established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

Federal Home Loan Bank System. The Bank is a member of the Federal Home Loan Bank of Dallas, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank. At March 31, 2008, the Bank had $23.4 million of Federal Home Loan Bank advances.

As a member, the Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At March 31, 2008, the Bank had $1.3 million in Federal Home Loan Bank stock, which was in compliance with this requirement.

The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution’s earning assets. At March 31, 2008, the Bank had met its reserve requirement.

TAXATION

Federal Taxation

General. The Company and the Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. The Bank’s federal income tax returns for taxable years through December 31, 2003 have been closed for purposes of examination by the Internal Revenue Service. As a result, all tax returns through that date may no longer be audited. To the Bank’s knowledge, there have been no audits of the Bank’s federal income tax returns by the IRS during the past five years and there are no pending audits.

Upon completion of the conversion, the Company will file a consolidated federal income tax return with the Bank. Accordingly, it is anticipated that any cash distributions made by the Company to its shareholders would be treated as cash dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

Method of Accounting. For federal income tax purposes, the Bank reports income and expenses on the accrual method of accounting and uses a December 31 tax year for filing its federal income tax return.

Bad Debt Reserves. The Small Business Job Protection Act of 1996 eliminated the use of the unique reserve method of accounting for bad debt reserves by savings associations, effective for taxable years beginning after 1995. Prior to that time, the Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the same service method as banks in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture over a six year period of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if the Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a bank charter.

At March 31, 2008, the total federal pre-1988 reserve was approximately $5.8 million. The reserve reflects the cumulative effects of federal tax deductions by the Bank for which no federal income tax provisions have been made.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of the regular income tax. Net operating losses, of which the Bank has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax or any such amounts available as credits for carryover.

Net Operating Loss Carryovers. For net operating losses in years beginning after August 5, 1997, net operating losses can be carried back to the two years proceeding the loss year and forward to the 20 years following the loss year. At March 31, 2008, the Bank had no net operating loss carry forwards for federal income tax purposes.

Corporate Dividends-Received Deduction. Home Bancorp will be able to exclude from its income 100% of dividends received from Home Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State Taxation

The Company will be subject to the Louisiana Corporation Income Tax based on our Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, “Louisiana taxable income” means net income which is earned by us within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. In addition, the Bank will be subject to the Louisiana Shares Tax which is imposed on the assessed value of a company’s stock. The formula for deriving the assessed value is to calculate 15% of the sum of:

(a)	20% of our capitalized earnings, plus

(b)	80% of our taxable stockholders’ equity, minus

(c)	50% of our real and personal property assessment.

Various items may also be subtracted in calculating a company’s capitalized earnings. We believe that the Louisiana Shares Tax will result in a significant additional tax liability following the conversion on an annual basis. See “Pro Forma Data.”

MANAGEMENT

Management of Home Bancorp, Inc.

The board of directors of the Company is divided into three classes, each of which contains approximately one-third of the board. The directors will be elected by the shareholders of the Company for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Busch, Hendry and Dailey has a term of office expiring at the first annual meeting of shareholders, a second class consisting of Messrs. Maraist and Bourgeois has a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Bordelon, Judice and Blanchet has a term of office expiring at the third annual meeting of shareholders. Their names and biographical information are set forth under “–Management of Home Bank.” Mr. Dailey was appointed to the Board of Directors of the Bank pursuant to the terms of the merger agreement whereby the Bank acquired Crowley Building and Loan Association in 2006. Pursuant to the terms of the acquisition agreement, the Bank entered into a three-year employment agreement with Mr. Dailey. No directors or executive officers are related to each other.

The following individuals are executive officers of Home Bancorp and hold the offices set forth below opposite their names.

Executive	Position Held with Company
John W. Bordelon	President and Chief Executive Officer
Darren E. Guidry	Executive Vice President
Joseph B. Zanco	Executive Vice President and Chief Financial Officer

The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under “– Management of Home Bank,” “– Executive Officers Who Are Not Also Directors,” “– Director Compensation,” “– Executive Compensation,” “– Benefit Plans” and “New Stock Benefit Plans.” Initially, directors are not expected to receive additional compensation for serving as directors of the Company. It is not anticipated that separate compensation will be paid to directors of the Company unless such persons devote significant time to the separate management of the Company’s affairs. The Company may determine that such compensation is appropriate in the future.

Management of Home Bank

The following table sets forth certain information regarding the directors of Home Bancorp, all of whom are also directors of the Bank.

Name	Age	Position with Home Bank and Principal Occupation During the Past Five Years	Director of the Bank Since
Michael P. Maraist	60	Chairman of the Board. Owner and Chief Financial Officer of Timco Services Inc., a provider of oilfield tools and services located in Lafayette, Louisiana.	2004

John W. Bordelon	52	Director, President and Chief Executive Officer of Home Bank since 1993. Previously served in various management and other positions since joining the Bank in 1981.	1990

Paul J. Blanchet, III	53	Director. Partner in Broussard Poche Lewis & Breaux, LLP. a public accounting firm located in Lafayette, Louisiana.	2002

Richard J. Bourgeois	61	Director. Physician and surgeon, Lafayette, Louisiana.	1994

Henry William Busch, Jr.	67	Director and Secretary. President of Mike Baker Brick of Lafayette, Louisiana.	1993

Lester James Dailey	69	Director and First Vice President of Home Bank since July 2006. Former Chief Executive Officer of Crowley Building & Loan Association, Crowley, Louisiana from 1980 through June 2006.	2006

John A. Hendry	58	Director. Pediatric Dentist, Lafayette, Louisiana.	2000

Marc W. Judice	61	Director. President of Judice & Adley PLC, a law firm located in Lafayette, Louisiana.	1996

Executive Officers Who Are Not Also Directors

Darren E. Guidry. Age 45. Mr. Guidry has served as an Executive Vice President and Chief Lending Officer for the Bank since 1993.

Scott T. Sutton. Age 54. Mr. Sutton joined the Bank on August 4, 2008 as Executive Vice President and Chief Operations Officer. Previously, Mr. Sutton served as Senior Vice President of Operations of Teche Federal Bank since August 1999, and prior thereto, as Senior Vice President of IberiaBank.

Joseph B. Zanco. Age 38. Mr. Zanco joined the Bank in April 2008 as Executive Vice President and Chief Financial Officer. Previously, Mr. Zanco served as Controller at IberiaBank Corporation since May 2003 and, prior thereto, as Internal Audit Manager at Iberia Bank.

Director Compensation

Our directors currently receive an annual retainer of $14,000 plus $500 per Board meeting attended. During 2007, the Bank’s directors received a monthly fee of $1,600 and an additional $350 for attending meetings for committees of the board.

The table below summarizes the total compensation paid to our employee directors for the fiscal year ended December 31, 2007, except for Mr. Bordelon who is in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash	All Other Compensation		Total
Michael P. Marist	$28,650	$—		$28,650
Paul J. Blanchet, III	26,200	—		26,200
Richard J. Bourgeois	23,400	—		23,400
Henry William Busch, Jr.	24,450	—		24,450
Lester James Dailey	19,200	83,788	(1)	102,988
John A. Hendry	23,750	—		23,750
Marc W. Judice	30,750	—		30,750

(1)

Includes salary of $75,000, employer contributions under the Bank’s 401(k) Profit Sharing Plan and automobile expense. Mr. Dailey previously served as President and Chief Executive Officer of Crowley Building and Loan Association. At the time of the Bank’s acquisition of the association in June 2006, it entered into an agreement with Mr. Dailey which provides that he shall be employed by the Bank as First Vice President and Crowley City President. The employment agreement provides for a minimum base salary of $75,000 and has a three-year term with automatic one-day extensions on a daily basis, unless notice is given not to extend the agreement, subject to a final termination date of December 31, 2011.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. Our compensation committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the compensation committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive. As a mutual savings bank, our compensation has consisted primarily of cash compensation, salary and bonuses, and retirement benefits. By converting to stock-form, we will be able to offer stock-based benefit plans, subject to shareholder approval at a meeting no earlier than six months following completion of the conversion. We intend to implement a stock option plan and a recognition and retention plan after our conversion and we expect that these stock-based plans will help us to attract and retain employees consistent with our growth plans. We expect that our proposed stock-based benefit plans will play a significant role in our future compensation considerations, particularly for our named executive officers (President and Chief Executive Officer, Executive Vice President and Chief Lending Officer and Executive Vice President and Chief Financial Officer).

Role of Executive Officers and Management. The President and Chief Executive Officer provides recommendations to the compensation committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. These recommendations are then considered by the compensation committee. The President and Chief Executive Officer generally attends compensation committee meetings but is not present for any discussion of his own compensation.

During 2007, the Bank retained Clark Consulting, a nationwide benefits consulting firm, to review its compensation structure. Clark Consulting reviewed compensation practices, including salary, bonus and supplemental executive retirement plans for approximately 17 regional banks and thrift institutions. Clark Consulting also assisted the compensation committee in designing and implementing the cash bonus program and salary continuation plans described below. The compensation committee considered Clark Consulting’s review of compensation levels in establishing the compensation amounts for the Bank’s named executive officers in 2007.

Elements of Executive Compensation. When setting the compensation of our executive officers, the compensation committee generally targets compensation at the median of our peer group with respect to each of our components of compensation. The compensation we provide to our executive officers and other employees primarily consists of the following:

•	annual base salary;

•	annual cash bonuses which are discretionary;

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary. We provide named executive officers and other employees with base salary to compensate them for services rendered during the year. Base salary ranges for named executive officers are determined for each employee based on his or her position and responsibility, performance and compensation levels paid by our peers to executives in similar positions. Merit increases normally take effect in March of each year.

During its review of base salaries for executives, the compensation committee primarily considers:

•	market data;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	qualifications and experience of the officer; and

•	the financial condition and results of operations of the bank.

Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Cash Bonuses. In addition to base salary, we have established incentive plans for many senior executives of the bank. The amount of these cash bonuses typically have a stated target based upon reaching desired goals and a predetermined range above and below the target for fluctuations in employee and bank performance. The compensation committee has determined that such bonuses were appropriate in light of bonuses paid to officers with the same position at comparable institutions, as reported in publicly available salary surveys. The committee has developed specific individual or bank performance targets as a measure to determine bonus amounts for each participant. All cash bonuses are evaluated by the compensation committee and approved by the board of directors. For 2007, the bonuses to Messrs. Bordelon and Guidry and Ms. Chalmers were $54,757, $27,739 and $10,075, respectively, and were determined based upon consideration of the matrix shown below.

Name	Components	Weight	Threshold	Target	Maximum
John W. Bordelon	Return on average assets	50%	0.91%	1.07%	1.23%
	Strategic objectives	20%	3	4	5
	Efficiency ratio	15%	65.1	62.0	58.9
	Core deposit growth	15%	3.96	4.66	5.36
	Bonus as a percentage of base salary		0	30%	50%

Darren E. Guidry	Return on average assets	40%	0.91%	1.07%	1.23%
	Efficiency ratio	10%	65.34	62.23	59.12
	Core deposit growth	10%	3.96	4.66	5.36
	Commercial loan portfolio growth	25%	9.47	12.63	15.15
	Mortgage loan profitability	15%	0.85	1.0	1.15
	Bonus as a percentage of base salary		0	25%	40%

Sandra S. Chalmers	Return on average assets	40%	0.91%	1.07%	1.23%
	Efficiency ratio	30%	65.34	62.23	59.12
	Core deposit growth	10%	3.96	4.66	5.36
	Investment securities performance	20%	Average return	0.30 above average %	.50 above average %

	Bonus as a percentage of base salary		0	25%	40%

Bonus payments are also subject to the Bank’s satisfaction of OTS examination and audit standards as well as consideration of subjective individual performance evaluations.

•

Retirement and Other Benefits. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our profit sharing/401(k) plan. All employees who meet the age and service requirements participate in the profit sharing/401(k) plan on a non-discriminatory basis. We provide a 401(k) match to employee contributions, up to specified amounts, and we make an annual profit sharing contribution, which is typically calculated as a percentage of the bank’s net income and then is contributed proportionately to employee’s accounts based on salary level.

•

In connection with the conversion, we are implementing an employee stock ownership plan, a tax-qualified plan which will purchase 8.0% of the stock in the offering. This plan will provide all of our employees who meet the age and service requirements with a stake in the future performance of our common stock. The employee stock ownership plan will be an equity based plan available to all ranks of employees.

•

We also offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance. We provide individual coverage to employees, with the employee being responsible for approximately 20% of the premium. Our President and Chief Executive Officer is provided an automobile. The Chief Lending Officer receives a monthly auto allowance, as do the Bank’s Head of Commercial Lending and Retail Sales Manager. We pay club dues for the Chief Executive Officer, Chief Lending Officer, and Head of Commercial Lending. The Chief Executive Officer has a club membership for lunch meetings with customers. The compensation committee believes such benefits are appropriate and assist such officers in fulfilling their employment obligations.

Additional Components of Executive Compensation.

In August 2007, we entered into a salary continuation plan with our President and Chief Executive Officer which will provide supplemental retirement benefits equal to $180,000 per year for 10 years upon retirement at normal retirement age or upon death, disability or termination in connection with or following a change in control. The salary and continuation plan was deemed appropriate by the compensation committee in light of Mr. Bordelon’s years of service as an executive officer and as incentive to retain his services until normal retirement. We also entered into a salary continuation plan with our Chief Financial Officer, Sandra Chalmers, and Chief Lending Officer, Darren Guidry, to provide supplemental retirement benefits equal to $75,000 per year each. Subsequent to the creation of these agreements, Ms. Chalmers resigned and her plan was terminated before she became entitled to any benefits. The salary continuation plan entered into with Mr. Guidry was deemed appropriate as an incentive to maintain his continued services until retirement. The compensation committee may consider additional plans of this type for any new executive officers of the Bank.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our chief executive officer, chief financial officer, and any other executive officer whose compensation exceeded $100,000 (which we refer to as the “named executive officers”) for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary	Bonus	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation(2)	Total
John W. Bordelon President and Chief Executive Officer	2007	$185,600	$54,757	$761,362	(1)	$74,921	$1,076,640

Darren E. Guidry Executive Vice President and Chief Lending Officer	2007	116,085	27,739	174,362	(1)	36,659	354,845

Sandra S. Chalmers (3) Executive Vice President and Chief Financial Officer	2007	125,889	10,075	—		20,331	156,495

(1)

Reflects the increase in the actuarial present values of the salary continuation plans for Messrs. Bordelon and Guidry during 2007. As the plans were established during the year, the amounts reflected are the entire actuarial present value at December 31, 2007.

(2)

Includes for Messrs. Bordelon and Guidry and Ms. Chalmers, employer contributions under the Bank’s 401(k) Profit Sharing Plan, the payment of premiums for split dollar life insurance in the amount of $7,968, $3,120 and $3,120, respectively, and payment for unused vacation; for Messrs. Bordelon and Guidry, club dues and personal use of a cellular telephone; and for Mr. Bordelon, directors fees of $19,200 and the payment of premiums for long term disability insurance.

(3)	Ms. Chalmers resigned for personal reasons effective April 16, 2008. Ms. Chalmers was not entitled to any benefit under her salary continuation plan at the time of her resignation.

The Bank is a mutual savings bank and has not granted any equity awards or stock options to date. The Bank does not maintain any non-equity incentive plans.

Benefit Plans

Salary Continuation Agreements. Effective August 1, 2007, the Bank entered into a salary continuation agreement with its President, John W. Bordelon. The agreement provides that Mr. Bordelon will receive an annual retirement benefit for a period of 10 years, with the annual benefit equal to $180,000 if he retires at age 62 and increasing each additional year he remains employed until the annual benefit reaches $214,000 if he retires after age 65. The retirement benefits vest over a period of 10 years, with 50% of the benefit vesting in 2007. In the event of early retirement, the Bank will pay Mr. Bordelon his vested benefits in 120 equal monthly installments upon his attaining age 62. If Mr. Bordelon dies while still employed, the Bank will pay Mr. Bordelon’s beneficiary an annual benefit of $360,000 each year for five years, payable in monthly installments.

If Mr. Bordelon has a separation from service within 24 months following a change in control but prior to reaching age 62, the Bank shall pay him $180,000 per year in 12 equal monthly installments for ten years, beginning the earlier of 24 months after separation from service or age 62. If the separation from service occurs more than 24 months following a change in control, the annual benefit shall be distributed beginning at age 62.

Similar nonqualified salary continuation agreements were entered into with Darren Guidry and Sandra S. Chalmers, effective August 1, 2007. Ms. Chalmers did not have any vested benefit under her agreement when she resigned in April 2008, and she will not receive any benefits under her agreement. Mr. Guidry’s agreement provides for a retirement benefit of $75,000 per year if he remains employed until age 65, payable in equal monthly installments for a period of ten years. His retirement benefits vest over a period of 12 years, commencing August 1, 2008. In the event of early retirement, the Bank will pay Mr. Guidry his vested benefits in 120 equal monthly installments upon his attaining age 65. If Mr. Guidry dies while still employed, the Bank will pay his beneficiary an annual benefit of $75,000 each year for ten years, payable in monthly installments. If Mr. Guidry has a separation from service within 24 months following a change in control but prior to reaching age 65, the Bank shall pay him the vested portion of his annual benefit in a lump sum on the first day of the month following the separation from service. In each case, benefits are subject to a six-month delay to the extent required by the Internal Revenue Code.

Supplemental Pension Benefits. The table below shows the present value of accumulated benefits payable to Messrs. Bordelon and Guidry, including the number of years of credited service, under the salary continuation agreements. Ms. Chalmers, who terminated her employment in April 2008, did not and will not receive any payments or benefits under her salary continuation plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
John W. Bordelon	Salary Continuation Plan	5	$761,362	$—
Darren E. Guidry	Salary Continuation Plan	0	$174,362	$—

(1)	Reflects the actuarial present value as of December 31, 2007, assuming normal retirement age (62 for Mr. Bordelon and 65 for Mr. Guidry). A discount rate of 6% was assumed in calculating the present value.

Proposed Employment Agreements. It is anticipated that the Company and the Bank will enter into employment agreements with Messrs. Bordelon, Guidry and Zanco during the first quarter of 2009. These agreements will fully comply with all applicable regulations of the OTS and will have industry standard terms.

Potential Payments Upon Termination of Employment or Change in Control

Neither the Company nor the Bank had any employment, change in control or severance agreement with Mr. Bordelon or Mr. Guidry, nor any severance plan or policy covering such executive officers as of December 31, 2007. As a result, if the employment of Mr. Bordelon or Mr. Guidry had been terminated as of December 31, 2007, either before or after a change in control, neither of such executive officers would have been entitled to receive any cash severance. In addition, neither the Company nor the Bank has granted any stock options, restricted stock awards or other equity rights to date.

The following summarizes the benefits that Messrs. Bordelon and Guidry would have been entitled to receive, based on their compensation arrangement for 2007, if their employment had been terminated as of December 31, 2007 due to the reasons set forth below. As discussed below, Ms. Chalmers resigned for personal reasons effective April 16, 2008.

SERP Benefits. As of December 31, 2007, the Bank had salary continuation agreements (the “SERPs”) with each of Mr. Bordelon and Mr. Guidry. If Mr. Bordelon remains employed with us until his normal retirement date of age 62, the agreement will provide him with a fixed supplemental retirement benefit of $180,000 per year for 10 years. If his employment is terminated prior to age 62, other than in the event of death, disability or in connection with or following a change in control, he will receive his vested benefits under the agreement over a period of 10 years, with the payments to commence after he reaches age 62. His vested benefits amounted to $900,000 ($90,000 per year for 10 years) at December 31, 2007. If Mr. Bordelon’s employment had been terminated due to disability as of December 31, 2007, Mr. Bordelon would have been entitled to receive $90,000 per year for 10 years. If Mr. Bordelon’s employment had been terminated in connection with or within 24 months following a change in control as of December 31, 2007, he would have been entitled to receive $180,000 per year for 10 years commencing 24 months after his separation from service. As of December 31, 2007, Mr. Guidry was not entitled to receive any SERP benefit in the event of early termination, disability or change in control. If Mr. Bordelon’s and Mr. Guidry’s employment had been terminated as of December 31, 2007 due to death, Mr. Bordelon’s estate or beneficiaries would have been entitled to receive $360,000 per year for five years and Mr. Guidry’s estate or beneficiaries would have been entitled to receive $75,000 per year for 10 years. See “– Benefit Plans – Salary Continuation Agreements.”

Life Insurance Benefits. If Messrs. Bordelon or Guidry had died as of December 31, 2007, the beneficiaries or estate of each of them would have been entitled to receive aggregate life insurance proceeds under our group life policies and split dollar life insurance policies of approximately $1.1 million with respect to Mr. Bordelon and $690,000 with respect to Mr. Guidry.

Disability Benefits. If Messrs. Bordelon or Guidry had terminated their employment as of December 31, 2007 due to disability, they would have been entitled to receive monthly disability benefits of approximately $9,300 and $6,300, respectively, for as long as they remained disabled up to at least age 65, minus any Social Security disability benefits or other disability benefits under group insurance plans to which they would be entitled. The aggregate monthly disability benefits equal 60% of the executive’s monthly base salary.

Vacation and Sick Leave. Employees of the Bank are credited with vacation and sick leave each calendar year based on position and tenure. Employees are not paid for accrued but unused sick leave if their employment is terminated. If vacation leave is not used by December 31st, the officer receives a payout of up to 40 hours, unless special circumstances warrant a higher payout. If employment is terminated during the year, the employee is paid for any accrued but unused vacation leave upon termination of employment. If the employment of Messrs. Bordelon or Guidry had been terminated as of December 31, 2007, their payments for accrued but unused vacation leave would have been approximately $4,100 and $5,400, respectively.

Vested Tax-Qualified Retirement Plan. If the employment of Messrs. Bordelon or Guidry had been terminated as of December 31, 2007, they would have been entitled to receive their vested benefits under our 401(k) plan in accordance with the terms of the tax-qualified plan. See Note 14 of the Notes to Financial Statements.

Payments to Ms. Chalmers. Following her resignation on April 16, 2008, Ms. Chalmers received approximately $12,600 for her accrued but unused vacation leave and a prorated bonus of approximately $3,300 for 2008. She was also entitled to receive her vested benefits under our 401(k) plan in accordance with the terms of the tax-qualified plan. Ms. Chalmers was not entitled to receive any payments under her salary continuation agreement or any other cash severance payments.

New Stock Benefit Plans

Employee Stock Ownership Plan. The Company has established an employee stock ownership plan for our employees to become effective upon the conversion. Employees who have been credited with at least 500 hours of service during a six-month period and who have attained age 21 are eligible to participate in the Company’s employee stock ownership plan.

As part of the conversion, in order to fund the purchase of up to 8.0% of the common stock issued in the conversion, or 459,000 shares and 714,150 shares based on the minimum and 15% above the maximum of the offering range, respectively, we anticipate that the employee stock ownership plan will borrow funds from Home Bancorp. We anticipate that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. We have agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan’s order is not completely filled in the offering we expect that the employee stock ownership plan will purchase shares in the open market after the conversion is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan will be repaid principally from the Bank’s contributions to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The term of the loan is expected to be 20 years. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at the prime rate at the date the employee stock ownership plan enters into the loan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from the Company or from the Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation to the total compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Upon the completion of six years of service, the account balances of participants within the employee stock ownership plan will become 100% vested. Credit is given for years of service with the Bank prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since the employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from the Company, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

Stock Option Plan. Following completion of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel, provide directors, officers and employees with a proprietary interest in the Company as an incentive to contribute to our success and reward employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. Options may be granted to our directors, officers and employees. The stock option plan will be administered and interpreted by a committee of the board of directors composed of independent directors. Unless terminated earlier, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

Under the stock option plan, a committee will determine which directors, officers and employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option will be at least equal to the fair market value of a share of common stock on the date the option is granted, or 110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders.

At a meeting of our shareholders to be held at least six months after the conversion, we intend to present the stock option plan to shareholders for their approval and to reserve an amount equal to 10.0% of the shares of common stock issued in the conversion, which would be 573,750 shares or 892,687 shares based on the minimum and 15% above the maximum of the offering range, respectively, for issuance under the stock option plan. Applicable regulations of the Office of Thrift Supervision require that if the stock option plan is adopted within twelve months after the conversion, it must be approved by a majority of the total votes eligible to be cast by shareholders. If the stock option plan is implemented more than one year after the conversion, the plan must be approved by a majority of the shares of the Company present and voting at the meeting of shareholders. In addition, applicable Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over at least a five year period at no faster than 20% per year. The Company intends that the stock option plan will comply with all applicable regulations of the Office of Thrift Supervision. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee’s employment or service as a director. However, failure to exercise incentive stock options within ninety days after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment for federal income tax purposes.

At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by the Company on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee.

Stock Recognition and Retention Plan. After completion of the conversion, we also intend to adopt a stock recognition and retention plan for our directors, officers and employees. The objective of the stock recognition and retention plan will be to enable us to provide directors, officers and employees with a proprietary interest in the Company as an incentive to contribute to our success. We intend to present the stock recognition and retention plan to our shareholders for their approval at a meeting of shareholders. Applicable Office of Thrift Supervision regulations provide that, in the event the stock recognition and retention plan is implemented within one year after the conversion, no individual officer or employee may receive more than 25% of the shares granted under the plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the shares granted under the stock recognition and retention plan. Applicable Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, shares granted under the plan generally are required to vest over at least a five year period at no faster than 20% per year. In addition, applicable regulations of the Office of Thrift Supervision require that if the stock recognition and retention is adopted within twelve months after the conversion, it must be approved by a majority of the total votes eligible to be cast by shareholders. If the stock recognition and retention plan is implemented more than one year after the conversion, the plan must be approved by a majority of the shares of the Company present and voting at the meeting of shareholders. The Company intends that the stock recognition and retention plan will comply with all then applicable regulation of the Office of Thrift Supervision.

The stock recognition and retention plan will be administered by a committee of the Company’s board of directors, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to an aggregate of 4.0% of the common stock issued in the conversion, which would be 229,500 shares or 357,075 shares based on the minimum and 15% above the maximum of the offering range, respectively. Shares of common stock granted pursuant to the stock recognition and retention plan generally will be in the form of restricted stock vesting as described above. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the stock recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the stock recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient’s employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We will be able to terminate the stock recognition and retention plan at any time, and if we do so, any shares not allocated will revert to the Company. Recipients of grants under the stock recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than for certain recipients, payment of withholding taxes.

Transactions With Related Persons

Loans and Extensions of Credit. The Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. These loans neither involve more than the normal risk of collectibility nor present other unfavorable features to the Bank.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as the Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

The aggregate amount of loans by the Bank to its executive officers and directors was approximately $830,000 at March 31, 2008, or approximately 1.62% of total equity at such date. These loans were performing according to their original terms at March 31, 2008. None of the Bank’s loans to any of its directors, executive officers or any of their immediate family members were non-accrual, past due, restructured or deemed potential problem loans at December 31, 2007 or March 31, 2008.

Review, Approval or Ratification of Transactions with Related Persons. Regulations of the Office of Thrift Supervision require that if any director or executive officer has any interest in a matter to be considered by the Bank’s board of directors, he or she must fully disclose such interest, refrain from participating in the board’s discussion of the matter and recuse him or herself from voting on the matter. The Bank and its directors and executive officers, adheres to the regulations of the Office of Thrift Supervision in acting upon any matter in which a director or executive officer has a direct or indirect personal interest. Such matters may be approved by the board provided that a majority of the non-interested directors conclude that the transaction is in the best interests of the Bank and consistent with all Federal regulations and the Bank’s policies. The board’s minutes will reflect the interest of the subject director or executive officer and note that he or she did not participate in the discussion of, or vote on, the matter.

PROPOSED MANAGEMENT PURCHASES

The following table sets forth, for each of our directors and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming the offering is closed at the maximum of the offering range and assuming sufficient shares are available to satisfy their subscriptions.

Name	Number of Shares	Amount($)	Percent(1)
Directors and their associates (2):
Michael P. Maraist	125,000	$1,250,000	1.6%
John W. Bordelon	60,000	600,000	0.8
Paul J. Blanchet, III	20,000	200,000	0.3
Richard J. Bourgeois	125,000	1,250,000	1.6
Henry William Busch, Jr.	100,000	1,000,000	1.3
Lester James Dailey	25,000	250,000	0.3
John A. Hendry	100,000	1,000,000	1.3
Marc W. Judice	82,500	825,000	1.1
Other Executive Officers and their associates (2):
Darren Guidry	30,000	300,000	0.4
Joseph B. Zanco	10,000	100,000	0.1

All Directors and Executive Officers as a Group (10 persons)	677,500	$6,775,000	8.3%

(1)	Based on the maximum of the offering range.

(2)

The amounts shown reflect proposed stock purchase amounts by individual directors or executive officers plus purchases by his associates, such as his spouse or other relative living in his home, an affiliated corporation or other organization or a trust or estate in which he has a substantial beneficial interest or serves as a fiduciary.

THE CONVERSION AND OFFERING

The boards of directors of Home Bancorp and Home Bank have approved the plan of conversion, as has the Office of Thrift Supervision, subject to approval by the members of Home Bank entitled to vote on the matter and the satisfaction of certain other conditions. Office of Thrift Supervision approval, however, does not constitute a recommendation or endorsement of the plan of conversion by the Office of Thrift Supervision.

General

On April 3, 2008, the board of directors of Home Bank unanimously approved the plan of conversion pursuant to which we will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank to be known as “Home Bank,” and we will offer and sell the common stock of the Company. The Company will hold all of the common stock of the Bank following the conversion. The plan of conversion, as amended in July 2008, has been conditionally approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan by the members of the Bank. A special meeting has been called for this purpose to be held on September     , 2008.

In adopting the plan of conversion, our board of directors determined that the conversion was advisable and in the best interests of us and our members. The board further determined that the interests of certain depositors in the net worth of the Bank would be equitably provided for and that the conversion would not have any adverse impact on the reserves and net worth of the Bank.

We have received approval from the Office of Thrift Supervision for the Company to become a savings and loan holding company and to acquire all of the common stock of the Bank. One-half of the net proceeds from the sale of the common stock of the Company in the offering will be transferred to the Bank with the remaining net proceeds being retained by the Company for our general corporate purposes. Based on the minimum and maximum of the offering range, we intend to use approximately $4.6 million, and approximately $6.2 million, at the minimum and maximum of the offering range, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable it to purchase up to 8% of the common stock of the Company. The conversion will not be completed unless we sell shares of common stock equal to our appraised value.

The plan of conversion provides generally that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders and other members of the Bank. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing during or upon completion of the subscription offering. See “– Subscription Offering and Subscription Rights” and “– Community Offering.” We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the community offering.

The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $57.4 million to $77.6 million. All shares of the Company’s common stock to be issued and sold in the conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the conversion. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See “–How We Determined the Price Per Share and the Offering Range” for more information as to how the estimated pro forma market value of the common stock was determined.

The following discussion of the conversion summarizes the material aspects of the plan of conversion. The summary is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at the offices of the Bank and at the offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement of which this prospectus is a part, copies of which may be obtained from the SEC. See “Where You Can Find Additional Information.”

Purposes of Conversion

As a mutual savings bank, we do not have shareholders and we have no authority to issue capital stock. By converting to the capital stock form of organization, we will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The conversion will result in an increase in our capital base, which will support our operations.

We believe that this is the right time for the Bank to convert to the stock form. The primary reasons for the conversion and offering are:

•	To support future growth and geographic expansion of our banking operations in our current market areas and contiguous markets.

•	To enhance our future profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities.

•	To enhance our current compensation programs through the addition of stock-based benefit plans, which we expect will help us to attract and retain qualified directors, officers and employees.

•	To facilitate our ability to make acquisitions of other institutions in the future (although we do not currently have any plans, agreements or understandings regarding any acquisition transactions).

We believe that this is the right time for Home Bank to convert to the stock form. The Lafayette and Baton Rouge areas have been growing in recent years. We believe that we can continue to grow our loan portfolio, particularly in the commercial real estate and commercial business areas. In order to capitalize on these opportunities we plan to hire several additional loan officers who will focus on continuing to grow our loan portfolio in the markets we serve. In addition, we plan to expand our banking franchise by opening additional branch offices, first in the Baton Rouge market area and, subsequently, in other markets which are contiguous to the areas we serve. We expect to open two full-service branch offices in Baton Rouge, Louisiana in 2008 and one additional branch office in the Baton Rouge market area during 2009. We then expect to consider further geographic expansion of our banking franchise into other markets in southern Louisiana. We hope to be able to use these new branches to enhance our community banking efforts in the areas in which we open new offices. In addition, we believe that there may be opportunities to make acquisitions of other financial institutions in the future, although we do not currently have any plans, agreements or understanding regarding any acquisition transactions. The proceeds from the offering as well as the stock form of ownership will facilitate our ability to consider acquisitions in the future.

The conversion will permit our customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion also will provide additional funds for lending and investment activities and facilitate future access to the capital markets. The holding company form of organization will provide additional flexibility to diversify our business activities through subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

Effects of Conversion

General. Before the conversion, each of our depositors has both a deposit account and a pro rata ownership interest in the net worth of the Bank, which interest may only be realized in the event of a liquidation of the Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of the Bank, which is lost to the extent that the balance in the account is reduced.

Consequently, our depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that we were liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

When we convert to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Bank, and the Bank will become a wholly owned subsidiary of the Bancorp. The Company’s common stock will be separate and apart from deposit accounts of the Bank and such stock cannot be and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates will be issued to evidence ownership of the Company common stock. These stock certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

Continuity. While the conversion is being accomplished, our normal banking business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, we will continue to provide services for depositors and borrowers under current policies by our present management and staff.

Our current directors and officers will continue to serve as directors and officers of Home Bank after the conversion. The directors and officers of the Company consist of individuals currently serving as directors and officers of the Bank, and they will retain their positions in the Bank after the conversion.

Effect on Deposit Accounts. Under the plan of conversion, each depositor in the Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock with respect to those depositors who authorize such a withdrawal and except with respect to voting and liquidation rights. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from the Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. When we complete the conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of the Bank. After the conversion, the Bancorp will be the sole shareholder of the Bank and will have all of the voting rights in the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of our common stock. Depositors and borrowers of the Bank will not have voting rights in us after the conversion, except to the extent that they become the Company shareholders by buying our common stock.

Tax Effects. To complete the conversion, we must receive rulings or opinions with regard to federal and Louisiana income taxation which indicate that the conversion will not be taxable for federal or Louisiana income tax purposes to us or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Louisiana income tax consequences of the conversion. See “– Material Federal and Louisiana Income Tax Consequences of the Conversion.”

Effect on Liquidation Rights. If the Bank were to liquidate, all claims of our creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of the Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Bank immediately prior to liquidation. In the unlikely event that we were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the “liquidation account” to certain depositors (see “– Liquidation Rights of Certain Depositors”), with any assets remaining thereafter distributed to the Company as the sole shareholder of the Bank. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

How We Determined the Price Per Share and the Offering Range

The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial to make such valuation. For its services in making such appraisal, RP Financial’s fees and out-of-pocket expenses are estimated to be $55,000. We have agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by us to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our application for conversion as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to the Bank;

•	a comparative evaluation of our operating and financial statistics with those of other savings banks;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	our proposed dividend policy;

•	the impact of the offering on our capital position and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

RP Financial relied primarily on a comparative market value methodology in determining the pro forma market value of our common stock. In applying this methodology, RP Financial analyzed financial and operational comparisons of the Bank with a selected peer group of publicly traded savings institutions. The pro forma market value of our common stock was determined by RP Financial based on the market pricing ratios of the peer group, subject to certain valuation adjustments based on fundamental differences between the Bank and the institutions comprising the peer group. Specifically, RP Financial took into account that, on a pro forma basis compared solely to the peer group, we had a relatively higher capital level, higher concentration of investment in securities, and a lower concentration of loans and that, based on the twelve-month period preceding their appraisal, we had higher profitability compared to the peer group. Additionally, RP Financial took into account the economic conditions and outlook for the market area in which the Bank operates and the after market pricing characteristics of recently converted savings institutions. RP Financial utilized the results of this overall analysis to establish pricing ratios that resulted in the determination of our pro forma market value.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/book method, the price/earnings method, and the price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.” RP Financial placed the greatest emphasis on the price/earnings and price/book methods in estimating pro forma market value. RP Financial compared the pro forma price/book and price earnings ratios for the Company to the same ratios for a peer group of comparable companies. The peer group consists of 10 thrift holding companies with assets between $201 million and $1.2 billion. The following are various averages for peer group companies which averages were not used as selection criteria for the peer group companies:

•	average assets of $611 million;

•	average non-performing assets of 1.7% of total assets;

•	average loans of 74.9% of total assets;

•	average equity of 12.6% of total assets; and

•	average net income of 0.65% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of July 18, 2008 pro forma market value of the common stock of the Company to be sold in the offering was within the valuation range of $57.4 million and $77.6 million with a midpoint of $67.5 million.

The following table presents a summary of selected pricing ratios for the Company, for the peer group and for all fully converted publicly traded savings banks. The figures for the Company are from RP Financial’s appraisal report and they thus do not correspond exactly to the ratios presented in the Pro Forma Data section of this prospectus. Compared to the average pricing ratios of the peer group, the Company’s pro forma pricing ratios at the maximum of the offering range indicate a premium of 23.0% on a price-to-earnings basis and a discount of 19.0% on a price-to-tangible book basis.

	Price to Earnings Multiple(1)	Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
Home Bancorp (pro forma):
Midpoint	19.24x	62.31%	62.31%
Maximum	21.73	66.27	66.27
Maximum, as adjusted	24.49	70.13	70.13
Peer Group:
Average	17.66x	78.50%	81.84%
Median	13.15	78.44	82.93
All fully-converted, publicly-traded savings banks:
Average	17.87x	81.80%	95.92%
Median	15.21	77.91	86.14

(1)	Ratios are based on earnings for twelve months ended June 30, 2008 for the Bank and the twelve months ended March 31, 2008 for the peer group, and share prices as of July 18, 2008.
(2)	Ratios are based on book value as of June 30, 2008 for the Bank and as of March 31, 2008 for the peer group, and share prices as of July 28, 2008.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the offering, the estimated number of shares would be between 5,737,500 at the minimum of the valuation range and 7,762,500 at the maximum of the valuation range, with a midpoint of 6,750,000. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 8,926,875 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of the Company common stock; or take such other actions as may be permitted by the Office of Thrift Supervision. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and our application for conversion, both of which this prospectus is a part, and is available for inspection in the manner set forth under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for the purchase of Company common stock have been granted under the plan of conversion to the following persons in the following order of descending priority:

(1)	“Eligible Account Holders,” that is, depositors at the Bank with account balances of $50.00 or more as of March 31, 2007;

(2)	Our employee stock ownership plan;

(3)	“Supplemental Eligible Account Holders,” that is, persons who are not Eligible Account Holders but who are depositors at Home Bank with account balances of $50.00 or more as of June 30, 2008; and

(4)	“Other Members,” that is, persons who are not Eligible Account Holders or Supplemental Eligible Account Holders but who are depositors at Home Bank as of July 28, 2008 or who were borrowers with a loan from Home Bank as of January 1, 2001 that continued to be outstanding as of September , 2008.

Classification as an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member will be based upon the name(s) and legal status of the person(s) and/or entities who are the depositors or borrowers, as reflected on the Bank’s records, for the underlying account as of the Eligibility Record Date, Supplemental Eligibility Record Date or Voting Record Date. For example, if John Doe and Mary Doe have a joint account as of the eligibility record date, they are considered one eligible account holder with a joint subscription right to purchase $250,000 of common stock. This joint account would not provide John or Mary with an individual, independent subscription right. If, however, John Doe also had a separate, individual deposit account as of the eligibility record date, he would have an additional, independent subscription right for another $250,000 of common stock. However, the amount of common stock that may be purchased in the offering by any person together with their associates, such as a spouse or other relative living in their house, and persons acting in concert, is limited to the maximum overall limit of $1.25 million. See “-Limitations on Common Stock Purchases.” All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering.

Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment, first priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of:

(1)	$250,000 (25,000 shares) of common stock offered, or

(2)	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on March 31, 2007 (the “Eligibility Record Date”), subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of our employee stock ownership plan to purchase shares in excess of the maximum of the offering range.

To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also our directors or officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding March 31, 2007.

Priority 2: Employee Stock Ownership Plan. Our employee stock ownership plan will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock to be issued in the conversion, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Our employee stock ownership plan intends to purchase 8% of the shares of common stock, or 459,000 shares and 621,000 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of our directors, officers, employees or associates thereof. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the offering range (“Maximum Shares”), our employee stock ownership plan will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of the common stock. See “– Limitations on Common Stock Purchases.” Our employee stock ownership plan may purchase some or all of our shares that it intends to acquire in the open market after the offering is completed, subject to approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment, third priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of:

(1)	$250,000 (25,000 shares) of common stock offered, or

(2)	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on June 30, 2008 (the “Supplemental Eligibility Record Date”), subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to purchase up to $250,000 (25,000 shares) of common stock offered, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.”

In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

Expiration Date for the Subscription Offering. The subscription offering will expire at 4:00 p.m., Central Time, on September     , 2008 (the “expiration date”), unless extended for up to 45 days or for such additional periods by us as may be approved by the Office of Thrift Supervision. The subscription offering may not be extended beyond              , 2010. Subscription rights which have not been exercised prior to the expiration date (unless extended) will become void.

We will not execute orders until at least the minimum number of shares of common stock (6,375,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to the Bank pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted (which is October     , 2008), we will notify subscribers of the extension of time and subscribers will have the right to modify or rescind their subscriptions. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled.

Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we may elect to offer shares pursuant to the plan of conversion to certain members of the general public, with preference given to natural persons residing in Lafayette Parish, Acadia Parish, and East Baton Rouge Parish, Louisiana, (such natural persons referred to as “Preferred Subscribers”). If commenced, the community offering may commence concurrently with or subsequent to the subscription offering and will expire not later than 45 days subsequent to the subscription offering. If we conduct a community offering, such persons may purchase up to $250,000 of common stock (25,000 shares) subject to the maximum purchase limitations. See “– Limitations on Common Stock Purchases.” This amount may be increased at our sole discretion. The opportunity to subscribe for shares of common stock in the community offering category will be subject to our right in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the subscription offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for Preferred Subscribers.

Syndicated Community or Underwritten Public Offering. The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Sandler O’Neill & Partners, L.P., has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with any required regulatory approval or non-objection.

Common stock sold in the syndicated community offering will be sold at a purchase price per share which is the same price as all other shares being offered in the offering. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may include purchases by directors, officers and their associates in excess of the proposed management purchases discussed earlier, although no such increased purchases are currently anticipated. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Persons Who Cannot Exercise Subscription Rights

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;

•

the granting of subscription rights or the offer or sale of shares of common stock to such persons would require us, or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us, or our officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

(1)	No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

(2)

Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of (a) $250,000 (25,000 shares) of common stock or (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible

Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, with clause (a) above subject to the overall limitation in clause (6) below;

(3)	Our employee stock ownership plan may purchase up to 8% of the aggregate number of shares of common stock to be issued in the offering and any additional shares issued in the event of an increase in the offering range;

(4)	Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $250,000 (25,000 shares) of common stock and (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, with clause (a) above subject to the overall limitation in clause (6) below;

(5)	Each Other Member or any person purchasing shares of common stock in the community offering may subscribe for and purchase up to $250,000 (25,000 shares) of common stock offered in the subscription offering or community offering, subject to the overall limitation in clause (6) below;

(6)	Except for our employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $1.25 million of the common stock offered in the offering (125,000 shares); and

(7)	No more than 27% of the total number of shares offered for sale in the conversion may be purchased by our directors and officers and their associates in the aggregate, excluding purchases by our employee stock ownership plan.

Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, the individual amount permitted to be subscribed for and the overall purchase limitations may be increased or decreased. If either of such amounts is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If either of such amounts is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation.

In the event of an increase in the total number of shares of common stock offered in the conversion due to an increase in the offering range of up to 15%, the additional shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our employee stock ownership plan’s subscription of 8% of the adjusted maximum number of shares;

(2)	in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the adjusted maximum;

(3)	in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the adjusted maximum;

(4)	in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the adjusted maximum; and

(5)	to fill unfulfilled subscriptions in the community offering to the extent possible, inclusive of the adjusted maximum.

The term “associate” of a person is defined to include the following:

(1)	any corporation or other organization (other than the Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

(2)	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

(3)	any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.

The term “acting in concert” is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on our records or the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through the conversion center and Sandler O’Neill & Partners, L.P. All prospective purchasers are to send payment directly to the Bank, where such funds will be held in a separate account earning interest and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with FINRA, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

•	consulting as to the securities marketing implications of any aspect of the plan of conversion;

•	reviewing with our board of directors the financial impact of the offering on us based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	as necessary, assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings excluding shares purchased by our tax qualified employee benefit plans and shares purchased by our directors, officers and employees and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill & Partners, L.P. If there is a syndicated community offering, Sandler O’Neill & Partners, L.P. will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O’Neill & Partners, L.P. and other FINRA member firms in the syndicated community offering shall not exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We will also reimburse Sandler O’Neill & Partners, L.P. for its legal fees and expenses associated with this marketing effort, up to a maximum of $75,000. If the plan of conversion is terminated or if Sandler O’Neill & Partners, L.P. terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill & Partners, L.P. to act as records management agent in connection with the offering. In its role as records management agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (i) consolidation of accounts and development of a central file; (ii) preparation of order forms; (iii) organization and supervision of the conversion center; (iv) proxy solicitation and special meeting services; and (v) subscription services. For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $20,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill & Partners, L.P. for its role as records management agent.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions of prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill & Partners, L.P. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the applicable expiration date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

To purchase shares in the Subscription Offering, an executed stock order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks in the order form), must be received by the Bank by 4:00 p.m., Central time, on September     , 2008, unless extended. We will not accept stock order forms which are not received by such time or are executed defectively or are received without full payment, or appropriate withdrawal instructions. Copies of order forms, payments from other private third parties and wire transfers also will not be accepted. We will not accept incomplete or improperly executed forms. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (March 31, 2007), the Supplemental Eligibility Record Date (June 30, 2008) and depositors as of the close of business on July 28, 2008 or borrowers who had loans from the Bank January 1, 2001 that continued to be outstanding as of              , 2008, must list all accounts on the stock order form giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts had been disclosed. To preserve your subscription rights, you must register shares only in the name or names of eligible account holders, supplemental eligible account holders or other members, as appropriate, as of the Eligibility Record Date, Supplemental Eligibility Record Date or Other Member Voting Record Date. You may not add names of others who did not have subscription rights to purchase shares of our common stock.

Payment for subscriptions may be made (1) by check or money order payable to Home Bancorp, Inc., or (2) by authorization of withdrawal from deposit accounts maintained with the Bank. Interest will be paid on payments made by check or money order at the Bank’s passbook rate of interest from the date payment is received until the offering is completed or terminated. Funds received before completion of the offering up to the minimum of the offering range will be maintained in a segregated deposit account at the Bank. Funds received in excess of the minimum of the offering range may be maintained in a segregated deposit account at the Bank, or at our discretion, in a segregated deposit account at an independent insured depository institution. In either case, we will pay interest on all funds received at a rate equal to the Bank’ passbook rate, which is currently     % per annum. The offering will be conducted in compliance with all applicable provisions of Rule 15c2-4 of the Securities Exchange Act of 1934. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the offering.

If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the offering. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon completion of the offering provided that there is a valid loan commitment in force from the time of its subscription until completion. The loan commitment may be from the Company or an unrelated financial institution.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. In addition, applicable regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the conversion center for additional information and allow sufficient time for the account to be transferred as required.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours prior to the completion of the offering. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

Restrictions on Transfer of Subscription Rights and Shares

You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion. With the exception of purchases through individual retirement accounts, Keogh accounts and 401(k) plan accounts, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Liquidation Rights of Certain Depositors

In the unlikely event of a complete liquidation of the Bank in its present mutual form, each of our depositors would receive his pro rata share of any of our assets remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor’s pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. The depositor would not have an interest in the value or assets of the Bank above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to our net worth as of the date of its latest statement of financial condition contained in the final prospectus utilized in the conversion. As of March 31, 2008, the initial balance of the liquidation account would be approximately $51.4 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Company as the sole shareholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, interest-bearing checking accounts, money market deposit accounts, and certificates of deposit, held in the Bank at the close of business on March 31, 2007 or June 30, 2008, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the March 31, 2007, eligibility record date (or the June 30, 2008 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in the Bank on such dates. For deposit accounts in existence at both the eligibility record date and the supplemental eligibility record date, separate initial sub account balances will be determined for such accounts on each of the respective dates. The liquidation account will be an off balance sheet memorandum account. The balance of the liquidation account will not be reflected in our published financial statements.

If, however, on any December 31 annual closing date, commencing December 31, 2008, the amount in any deposit account is less than the amount in such deposit account on March 31, 2007 or June 30, 2008, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole shareholder of the Bank.

Material Federal and Louisiana Income Tax Consequences of the Conversion

Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

(1)	Our change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code and we will not recognize any gain or loss as a result of the conversion;

(2)	no gain or loss will be recognized by us upon the purchase of the Bank’s capital stock by the Company;

(3)	no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual bank;

(4)	the tax basis of the depositors’ deposit accounts in the Bank immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

(5)	the tax basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interest in the liquidation account will be zero;

(6)	the tax basis to the shareholders of the common stock purchased in the conversion will be the amount paid therefor;

(7)	the holding period for shares of common stock will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the community offering or syndicated community offering; and

(8)	it is more likely than not that the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain upon the issuance to them of withdrawable savings accounts in the Bank following the conversion, interests in the liquidation account and nontransferable subscription rights to purchase Company common stock in exchange for their savings accounts and proprietary interests in the Bank.

In reaching their conclusions in opinions (4), (5) and (8) above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated June 2, 2008, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. In addition, the IRS was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion and declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted.

Ernst & Young LLP, has also advised us that the tax effects of the conversion under Louisiana law are substantially the same as they are under federal law.

In the opinion of RP Financial, the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be nontransferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

The issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Delivery of Certificates

Certificates representing Company common stock issued in the conversion will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

Various approvals of the Office of Thrift Supervision are required to complete the conversion. The Office of Thrift Supervision approved the plan of conversion, subject to approval by Home Bank’s members and other standard conditions. The Office of Thrift Supervision has also approved our holding company application, subject to the following standard conditions:

(1)	The acquisition of the Bank by the Company must be completed within 120 days of approval of the application;

(2)	We must file legal and accounting and other standard certifications with the Office of Thrift Supervision; and

(3)	We must not take any action that would prevent Company common stock from being listed on an exchange or quoted on the Nasdaq system.

We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the conversion.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion

All shares of common stock purchased in connection with the conversion by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934 as long as the common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934.

Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the recognition plan.

Any repurchases of common stock by us in the future will be subject to the receipt of any necessary approvals from the Office of Thrift Supervision during the first year after the conversion.

RESTRICTIONS ON ACQUISITION OF HOME BANCORP AND HOME BANK

AND RELATED ANTI-TAKEOVER PROVISIONS

Restrictions in Our Articles of Incorporation and Bylaws and Louisiana Law

Certain provisions of our articles of incorporation and bylaws and Louisiana law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in our articles of incorporation and bylaws provide, among other things,

•	that our board of directors is divided into classes with only one-third of our directors standing for reelection each year;

•	that no person shall directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of voting securities of the Company;

•	that special meetings of shareholders may be called by shareholders who beneficially own at least 50% of the outstanding voting shares of the Company;

•	that shareholders generally must provide us advance notice of shareholder proposals and director nominations and provide certain specified related information; and

•

the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

Provisions of the Louisiana Business Corporation Law applicable to us as well as our articles of incorporation contain certain provisions which may be deemed to have an anti-takeover effect, including:

•	rights of shareholders to receive the fair value for their shares following a control transaction from a controlling person or group; and

•

a supermajority voting requirement for a business combination with an “interested shareholder” (defined generally as the beneficial owner of 10% or more of the corporation’s outstanding shares) unless certain minimum price and procedural safeguards are satisfied.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of our board of directors or management more difficult. Furthermore, such provisions could render us being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of our articles of incorporation and bylaws and the Louisiana Business Corporation Law is set forth below.

Board of Directors. Our articles of incorporation and bylaws provide that our board of directors be divided into three classes of directors each and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of our common stock will not have cumulative voting in the election of directors.

Under our articles of incorporation, subject to the rights of the holders of any class or series of stock having preference over our common stock, any vacancy occurring in our board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present. Any director so chosen to fill a vacancy will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Our articles of incorporation also provide that, subject to the rights of the holder of any class or series of stock having preference over our common stock, any director may be removed by shareholders without cause by the affirmative vote of at least 75% of all outstanding shares entitled to vote in the election of directors, and may be removed with cause only upon the vote of at least a majority of the total votes eligible to be cast by shareholders. Cause for removal will be deemed to exist only if the director in question:

•	convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction; or

•	deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of duties to the Company.

Limitation on Voting Rights. Article 10.A of our articles of incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The term “person” is broadly defined to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by us and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire board of directors. In the event that shares are acquired in violation of Article 10.A, all shares beneficially owned by any person in excess of 10% shall be considered “Excess Shares” and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and the board of directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

Indemnification and Limitation of Liability. Article 8.A of our articles of incorporation provides that a director or officer of the Company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of our directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to the Company or our shareholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to shareholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

Our articles of incorporation also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by our Board of Directors, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in our articles of incorporation are not exclusive of any other rights which may be available under our bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize us to maintain insurance on behalf of any person who is or was our director, officer, employee or agent, whether or not we would have the power to provide indemnification to such person. By action of the board of directors, we may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with our officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the articles of incorporation and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

Authorized Shares. Article 4 of our articles of incorporation authorizes the issuance of 50,000,000 shares of stock, of which 10,000,000 shares shall be shares of serial preferred stock, and 40,000,000 shall be common stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

Special Meetings of Shareholders and Shareholder Nominations and Proposals. Article 9.B of the articles of incorporation provides that special meetings of shareholders may only be called by (i) the President, (ii) a majority of the board of directors, and (iii) by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law. The articles of incorporation also provide that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with the secretary of the Company.

Article 9.D of our articles of incorporation provides that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting.

To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Company’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion, by December 31, 2008. The Company’s articles of incorporation also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the articles of incorporation. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with our articles of incorporation, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Article 6.F. of our articles of incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in such Article 6.F. Written notice of a shareholder nomination must include certain specified information and must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the Company’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion by December 31, 2008.

The procedures regarding shareholder proposals and nominations are intended to provide the Company’s board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of the Company or its shareholders.

Amendment of Articles of Incorporation and Bylaws. Article 11 of our articles of incorporation generally provides that any amendment of the articles of incorporation must be first approved by a majority of the board of directors and then by the holders of a majority of the shares of the Company entitled to vote in an election of directors, except that the approval of 75% of the shares entitled to vote in an election of directors is required for any amendment to Articles 6 (directors), 7 (preemptive rights), 8 (indemnification), 9 (meetings of shareholders and shareholder proposals), 10 (restrictions on acquisitions) and 11 (amendments).

Our bylaws may be amended by a majority of the board of directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the bylaws.

Louisiana Corporate Law

In addition to the provisions contained in our articles of incorporation, the Louisiana Business Corporation Law (“BCL”) includes certain provisions applicable to Louisiana corporations, such as the Company, which may be deemed to have an anti-takeover effect. Such provisions include (i) rights of shareholders to receive the fair value of their shares of stock following a control transaction from a controlling person or group and (ii) requirements relating to certain business combinations.

The Louisiana BCL provides that any person who acquires “control shares” will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (1) all the votes entitled to be cast by shareholders and (2) all the votes entitled to be cast by shareholders excluding “interested shares”. “Control shares” is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges: (a) 20% or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of shareholders. “Interested shares” includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights, all shareholders have dissenters’ rights entitling them to receive the “fair cash value” of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

The Louisiana BCL defines a “Business Combination” generally to include (a) any merger, consolidation or share exchange of the corporation with an “Interested Shareholder” or affiliate thereof, (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation’s outstanding stock or of the corporation’s net worth to any Interested Shareholder or affiliate thereof in any 12-month period, (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation’s outstanding stock to any Interested Shareholder or affiliate thereof, except in certain circumstances, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or affiliate thereof, or (e) any reclassification of the corporation’s stock or merger which increases by 5% or more the ownership interest of the Interested Shareholder or any affiliate thereof. “Interested Shareholder” includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation’s outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

Under the Louisiana BCL, a Business Combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative vote of at least each of the following: (1) 80% of the total outstanding voting stock of the corporation; and (2) two-thirds of the outstanding voting stock held by persons other than the Interested Shareholder. However, the supermajority vote requirement shall not be applicable if the Business Combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the Board of Directors prior to the time that the Interested Shareholder first became an Interested Shareholder.

The BCL authorizes the board of directors of Louisiana business corporations to create and issue (whether or not in connection with the issuance of any of its shares or other securities) rights and options granting to the holders thereof (1) the right to convert shares or obligations into shares of any class, or (2) the right or option to purchase shares of any class, in each case upon such terms and conditions as the Company may deem expedient.

Anti-Takeover Effects of the Articles of Incorporation and Bylaws and the Louisiana Business Corporation Law

The foregoing provisions of the articles of incorporation and bylaws of the Company and Louisiana law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock.

The board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. The board of directors believes that these provisions are in our best interests and shareholders. In the board of director’s judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of shareholders. Accordingly, the board of directors believes that it is in our best interests and shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of our stock and where the transaction is in the best interests of all shareholders.

Despite the board of directors’ belief as to the benefits to our shareholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

Regulatory Restrictions

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

During the conversion and for three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as the Bank, without the prior written approval of the Office of Thrift Supervision, except for:

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans of us or the Bank; and

•

an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion.

Such prohibition also is applicable to the acquisition of our common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See “The Conversion – Restrictions on Transfer of Subscription Rights and Shares.”

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of capital stock, of which 40,000,000 are shares of common stock, par value $.01 per share (the “Common Stock”) and 10,000,000 are shares of preferred stock, par value $.01 per share (the “Preferred Stock”). We currently expect to issue up to 8,926,875 shares of Common Stock and no shares of Preferred Stock in the conversion. Each share of our Common Stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock issued in the conversion. Upon payment of the purchase price of $10.00 per share for the Common Stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion.

Our Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “Dividends.” The holders of our Common Stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

Voting Rights. Upon completion of the conversion, the holders of our Common Stock will possess exclusive voting rights in the Company. They will elect our board of directors and act on such other matters as are required to be presented to them under Louisiana law or our articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of the Company and the Bank and Related Anti-Takeover Provisions,” each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue Preferred Stock, holders of the Preferred Stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as the sole holder of the Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see “The Conversion and Offering – Liquidation Rights of Certain Depositors”), all assets of the Bank available for distribution. In the event of any liquidation, dissolution or winding up of the Company, the holders of our Common Stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of the assets of the company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of our Common Stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of our Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. Our Common Stock is not subject to any required redemption.

Preferred Stock

None of the shares of our authorized Preferred Stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, as set forth in their report. We’ve included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to the Bank and the Company setting forth its opinion as to the estimated pro forma market value of the Common Stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the Common Stock and the federal income tax consequences of the conversion will be passed upon for Home Bank and Home Bancorp by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel. The Louisiana income tax consequences of the conversion will be passed upon for Home Bank and Home Bancorp, Inc. by Ernst & Young LLP, New Orleans, Louisiana. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Luse, Gorman, Pomerenk & Schick, P.C., Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

The Bank has filed an application with respect to the conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Midwest Regional Office of the Office of Thrift Supervision located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062. The Company also has filed a holding company application with the OTS. This prospectus omits certain information contained in that application.

In connection with the conversion, the Company will register its common stock with the SEC under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. The Company has undertaken that it will not terminate such registration for a period of at least three years following the conversion.

INDEX TO FINANCIAL STATEMENTS

Home Bank

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

The registrant, Home Bancorp, Inc., is in organization and has not yet commenced operations to date; accordingly, the financial statements of Home Bancorp, Inc. have been omitted because of their immateriality.

[Letterhead of Ernst & Young LLP

New Orleans, Louisiana]

Report of Independent Registered Public Accounting Firm

The Board of Directors

Home Bank

We have audited the accompanying statements of financial condition of Home Bank (the Bank) as of December 31, 2007 and December 31, 2006, and the related statements of income, equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Bank at December 31, 2007 and December 31, 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

March 28, 2008

Home Bank

Statements of Financial Condition

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
Assets
Cash and cash equivalents	$13,168,514	$11,746,082	$27,399,259
Certificates of deposit in other institutions	2,970,000	3,267,000	3,169,000
Cash invested at other ATM locations	18,261,597	17,142,751	13,714,087
Investment securities held to maturity (fair values of $4,555,493, $4,658,338, and $5,370,984, respectively)	4,481,269	4,693,288	5,541,045
Investment securities available for sale, at fair value	62,052,234	56,995,287	53,799,718
Loans receivable, net	305,815,306	306,268,019	281,257,666
Mortgage loans, held for sale	1,639,400	1,174,650	1,605,450
Federal Home Loan Bank stock, at cost	1,329,400	943,500	891,900
Real estate owned	59,687	52,187	42,000
Office properties and equipment, net	11,656,909	11,687,580	10,396,226
Accrued interest receivable	2,214,487	2,065,756	1,857,759
Cash surrender value of bank-owned life insurance	5,070,551	5,006,615	—
Prepaid expenses and other assets	1,333,465	1,308,130	809,581

Total assets	$430,052,819	$422,350,845	$400,483,691

Liabilities and equity
Deposits	$352,128,470	$353,536,399	$346,250,319
Federal Home Loan Bank advances	23,370,241	16,883,436	5,434,825
Accrued interest and other liabilities	3,183,370	2,547,890	2,942,242

Total liabilities	378,682,081	372,967,725	354,627,386
Commitments and contingencies (Note 16)

Retained earnings	50,358,559	49,339,479	46,016,774
Accumulated other comprehensive income (loss)	1,012,179	43,641	(160,469)

Total equity	51,370,738	49,383,120	45,856,305

Total liabilities and equity	$430,052,819	$422,350,845	$400,483,691

See accompanying notes.

Home Bank

Statements of Income

	Quarters Ended		Years Ended
	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)
Interest income:
Loans	$5,279,195	$4,895,201	$20,346,536	$17,955,003	$15,078,262
Investment securities	785,409	668,656	2,667,979	2,954,948	2,786,198
Other investments and deposits	340,451	493,918	1,947,548	1,897,693	1,405,716

Total interest income	6,405,055	6,057,775	24,962,063	22,807,644	19,270,176

Interest expense:
Deposits	2,387,019	2,335,444	9,626,217	7,652,349	5,514,143
Federal Home Loan Bank advances	161,619	51,569	282,099	562,798	825,920

Total interest expense	2,548,638	2,387,013	9,908,316	8,215,147	6,340,063

Net interest income	3,856,417	3,670,762	15,053,747	14,592,497	12,930,113
(Reversal of) provision for loan losses	(29,511)	37,499	419,872	260,285	252,401

Net interest income after (reversal of) provision for loan losses	3,885,928	3,633,263	14,633,875	14,332,212	12,677,712

Noninterest income:
Service fees and charges	671,078	541,708	2,344,064	2,352,035	2,261,828
Net gain on sale of loans	69,879	67,874	311,744	234,914	235,795
Net loss on sale of securities	—	—	—	(504,061)	—
Net loss on sale of real estate owned	(210)	—	(4,140)	—	—
Other income	192,541	117,723	491,214	366,240	289,494

Total noninterest income	933,288	727,305	3,142,882	2,449,128	2,787,117

Noninterest expense:
Compensation	2,092,501	1,795,978	7,994,357	6,376,790	6,013,462
Occupancy	178,124	155,465	693,250	667,258	567,901
Depreciation	202,042	202,176	867,603	752,626	759,336
Advertising	132,514	111,630	515,228	405,307	364,915
Data processing and communication	225,810	217,593	855,236	836,391	777,752
Other operating	444,164	391,246	2,141,019	1,647,116	1,650,791

Total noninterest expense	3,275,155	2,874,088	13,066,693	10,685,488	10,134,157

Income before income taxes	1,544,061	1,486,480	4,710,064	6,095,852	5,330,672
Income tax expense	524,981	505,403	1,387,359	2,072,590	1,807,777

Net income	$1,019,080	$981,077	$3,322,705	$4,023,262	$3,522,895

Home Bank

Statements of Equity

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income
Balance at January 1, 2005	$38,470,617	$104,463
Net income	3,522,895	—	$3,522,895
Unrealized losses on securities available for sale, net of tax of $314,694	—	(610,877)	(610,877)

Comprehensive income	—	—	$2,912,018

Balance at December 31, 2005	41,993,512	(506,414)
Net income	4,023,262	—	$4,023,262
Unrealized gains on securities available for sale, net of tax of $178,214	—	345,945	345,945

Comprehensive income	—	—	$4,369,207

Balance at December 31, 2006	46,016,774	(160,469)
Net income	3,322,705	—	$3,322,705
Unrealized gains on securities available for sale, net of tax of $105,147	—	204,110	204,110

Comprehensive income	—	—	$3,526,815

Balance at December 31, 2007	49,339,479	43,641
Net income (unaudited)	1,019,080	—	$1,019,080
Unrealized gains on securities available for sale, net of tax of $498,944 (unaudited)	—	968,538	968,538

Comprehensive income (unaudited)	—	—	$1,987,618

Balance at March 31, 2008 (unaudited)	$50,358,559	$1,012,179

Home Bank

Statements of Cash Flows

	Quarters Ended		Years Ended
	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)
Operating activities
Net income	$1,019,080	$981,077	$3,322,705	$4,023,262	$3,522,895
Adjustments to reconcile net income to net cash provided by operating activities:
(Reversal of) provision for loan losses	(29,511)	37,499	419,872	260,285	252,401
Depreciation expense	202,042	202,176	867,603	752,626	759,336
Mortgage servicing amortization	5,499	9,999	53,399	46,285	45,282
Provision for mortgage servicing rights impairment	—	—	3,464	19,386	14,216
FHLB stock dividend	(7,700)	(11,600)	(38,800)	(58,100)	(69,358)
Net amortization of investment premiums/discounts	114,457	(17,234)	34,255	134,453	86,911
Gain on loans sold, net	(69,879)	(67,874)	(311,744)	(234,914)	(235,795)
Loss on sale of real estate owned	210	—	4,140	—	—
Net loss on sale of securities	—	—	—	504,061	—
Proceeds, including principal payments, from loans held for sale	10,009,986	8,538,424	32,827,942	27,891,304	26,060,165
Originations of loans held for sale	(10,404,857)	(8,066,300)	(32,085,398)	(29,046,840)	(23,859,850)
Deferred income taxes	(19,424)	—	(435,351)	(97,615)	(86,211)
Increase in interest receivable	(148,731)	70,738	(207,997)	(353,114)	(175,117)
(Increase) decrease in prepaid expenses and other assets	(30,834)	(88)	(587,098)	3,641	(366,420)
Increase in cash surrender value of bank-owned life insurance	(63,936)	—	(6,615)	—	—
Decrease (increase) in accrued expenses and other liabilities	144,959	188,311	(64,150)	(184,282)	992,575

Net cash provided by operating activities	721,361	1,865,128	3,796,227	3,660,438	6,941,030

Investing activities
Purchases of available-for-sale investment securities	(7,833,590)	—	(20,454,451)	(17,266,322)	(14,874,284)
Purchases of held-to-maturity investment securities	—	—	(1,020,000)	—	(989,900)
Proceeds from sales of and payments on available-for-sale investment securities	4,131,306	4,256,224	17,528,988	31,812,710	20,409,443
Proceeds from maturities and calls of available-for-sale investment securities	—	9,128	9,315	1,784	14,190
Payments on held-to-maturity investment securities	210,382	217,251	1,863,339	1,074,307	1,205,490
(Increase) decrease in cash invested at other ATM locations	(1,118,846)	(579,559)	(3,428,664)	812,099	(2,914,272)
Net decrease (increase) in loans	482,224	(158,435)	(25,430,225)	(35,293,216)	(21,103,046)
Decrease (increase) in certificates of deposit in other institutions	297,000	297,000	(98,000)	891,000	(3,563,000)
Proceeds from sale of real estate owned	3,290	—	17,360	—	18,000
Purchases of office properties and equipment	(171,371)	(377,439)	(2,160,557)	(736,676)	(734,105)
Proceeds from office properties and equipment disposals	—	—	1,600	—	—
Purchase of bank-owned life insurance	—	—	(5,000,000)	—	—
Purchases of FHLB stock	(378,200)	—	(718,300)	(576,500)	—
Proceeds from redemption of FHLB stock	—	320,900	705,500	1,001,700	974,258

Net cash (used in) provided by investing activities	(4,377,805)	3,985,070	(38,184,095)	(18,279,114)	(21,557,226)

Home Bank

Statements of Cash Flows (continued)

	Quarters Ended		Years Ended
	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)
Financing activities
(Decrease) increase in deposits	$(1,407,929)	$1,524,584	$7,286,080	$37,854,441	$30,394,299
Proceeds from issuance of debt	89,800,000	—	98,004,304	152,250,000	278,756,523
Payments on debt	(83,313,195)	(1,512,642)	(86,555,693)	(164,299,229)	(288,265,045)

Net cash provided by financing activities	5,078,876	11,942	18,734,691	25,805,212	20,885,777

Increase (decrease) in cash and cash equivalents	1,422,432	5,862,140	(15,653,177)	11,186,536	6,269,581
Cash and cash equivalents at beginning of period	11,746,082	27,399,259	27,399,259	16,212,723	9,943,142

Cash and cash equivalents at end of period	$13,168,514	$33,261,399	$11,746,082	$27,399,259	$16,212,723

Home Bank

Notes to Financial Statements

March 31, 2008 (Unaudited), March 31, 2007 (Unaudited), December 31, 2007,

and December 31, 2006

1. Description of Business

Home Bank (the Bank) is a federally chartered mutual savings bank. The Bank was officially chartered in 1908 as a Louisiana state chartered savings association. The Bank converted to a federal mutual savings bank charter in 1993. The Bank is regulated by the Office of Thrift Supervision (OTS) and its deposits are insured to the maximum permissible under federal law by the Federal Deposit Insurance Corporation (FDIC). The Bank provides a wide range of commercial, retail, and mortgage banking products and services throughout the Lafayette, Louisiana, area and surrounding parishes.

2. Inclusion of Unaudited Information

The financial information included herein as of March 31, 2008 and for the interim periods ended March 31, 2008 and 2007 is unaudited. However, in management’s opinion, the information reflects all normal, recurring adjustments that are necessary for a fair presentation. The results shown for the three months ended March 31, 2008 and 2007 are not necessarily indicative of the results to be obtained for a full year.

3. Plan of Conversion (Unaudited)

On April 3, 2008, the Board of Directors of the Bank adopted a Plan of Conversion (the Plan) whereby the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and operate as a wholly owned subsidiary of a stock holding company (the Holding Company), and offer Holding Company stock on a priority basis to qualifying depositors, tax-qualified employee benefit plans sponsored by the Bank, and others in a subscription offering, with any remaining shares to be offered to the public in a direct community offering and possibly in a syndicated community offering (the Conversion). The Conversion is subject to approval by the Office of Thrift Supervision and by the Bank’s members.

As part of the Conversion, the Bank will establish a liquidation account in an amount equal to the net worth of the Bank as of the date of the latest balance sheet appearing in the final prospectus distributed in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

Home Bank

Notes to Financial Statements (continued)

3. Plan of Conversion (continued)

Conversion cost will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. As of March 31, 2008, the Bank had incurred $19,000 of Conversion costs.

4. Summary of Significant Accounting Policies

The accounting and reporting policies of the Bank conform with accounting principles generally accepted in the United States. The following is a description of the significant policies.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities

The Bank follows Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, with respect to its investment securities. This standard addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Under SFAS No. 115, investment securities, which the Bank both positively intends and has the ability to hold to maturity, are carried at amortized cost.

Investment securities that are acquired with the intention of being resold in the near term are classified under SFAS No. 115 as trading securities and are carried at fair value, with unrealized holding gains and losses recognized in current earnings. The Bank does not currently hold any securities for trading purposes.

Securities not meeting the criteria of either trading securities or held to maturity are classified as available for sale and are carried at fair value. Unrealized holding gains and losses for these securities are recognized, net of related income tax effects, as a separate component of the Bank’s equity.

Home Bank

Notes to Financial Statements (continued)

4. Summary of Significant Accounting Policies (continued)

Interest income earned on securities either held to maturity or available for sale is included in current earnings, including the amortization of premiums and the accretion of discounts using the interest method. The gain or loss realized on the sale of a security held to maturity or available for sale, as determined on a specific identification basis, is computed with reference to its amortized cost and is also included in current earnings.

The Bank reviews investment securities for impairment periodically. Impairment is considered to be other-than-temporary if it is likely that all amounts contractually due will not be received for debt securities and when there is no positive evidence indicating that an investment’s carrying amount is recoverable in the near term for equity securities. When impairment is considered other-than-temporary, the cost basis of the security is written down to fair value, with the impairment charge included in earnings in net securities gains (losses). The new cost basis is not changed for subsequent recoveries in fair value. Increases in fair value above cost on available-for-sale securities are reflected net of tax in equity and included in other comprehensive income. In evaluating whether impairment is temporary or other-than-temporary, the Bank considers, among other things, the time period the security has been in an unrealized loss position; the financial condition of the issuer and its industry; recommendations of investment advisors; economic forecasts; market or industry trends; changes in tax laws, regulations, or other governmental policies significantly affecting the issuer; any downgrades from rating agencies; and any reduction or elimination of dividends. The intent and ability of the Bank to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value is also considered.

Loans

Discounts on loan originations and purchased loans are amortized using the level yield interest method over the remaining contractual life of the loan.

Nonrefundable loan origination fees, net of direct loan origination costs, are generally deferred and recognized over the contractual life of the loan as an adjustment of yield by use of the interest method.

The Bank allocates the cost to acquire or originate a mortgage loan between the loan and the right to service the loan if it intends to sell or securitize the loan and retain the servicing rights. In addition, the Bank periodically assesses capitalized mortgage servicing rights for impairment based on the fair value of such rights. To the extent that temporary impairment exists, write-downs are recognized in current earnings as an adjustment to the corresponding valuation

Home Bank

Notes to Financial Statements (continued)

4. Summary of Significant Accounting Policies (continued)

allowance. Permanent impairment is recognized through a write-down of the asset with a corresponding reduction in the valuation allowance. For purposes of performing its impairment evaluation, the portfolio is stratified on the basis of certain risk characteristics, including loan type and interest rates. Capitalized servicing rights are amortized over the period of, and in proportion to, estimated net servicing income, which considers appropriate prepayment assumptions.

The amount of capitalized mortgage servicing rights for the period ended March 31, 2008 and years ended December 31, 2007 and December 31, 2006 were not material.

Interest on loans receivable is accrued as earned. Interest on loans deemed uncollectible is excluded from income. The accrual of interest is discontinued and reversed against current income once loans become at least 90 days past due. The past due status of loans is determined based on the contractual terms. Loans are returned to accrual status when all past due payments are received in full and future payments are probable.

Allowance for Loan Losses

The allowance for loan losses is maintained at an amount which management deems adequate to cover estimated probable losses on loans receivable. The allowance for loan loss is comprised of specific and general components. The Bank determines the specific component based on the provisions of SFAS No. 114, as amended by SFAS No. 118, which address the accounting by creditors for impairment of certain loans. The Bank’s allowance for loan losses includes a measure of impairment related to those loans identified for evaluation under the standard. This measurement is based on a comparison of the recorded investment in the loan with either the expected cash flows discounted using the loan’s original effective interest rate or the fair value of the collateral underlying certain collateral-dependent loans. The general component is based on management’s evaluation of many factors, including current economic trends, industry experience, historical loss experience, industry loan concentrations, the borrowers’ abilities to repay and repayment performance, probability of foreclosure, and estimated collateral values. As these factors change, adjustments to the allowance for loan losses are charged to current operations. Loans and related accrued interest that are determined to be uncollectible are charged-off against the allowance for loan losses once that determination is made.

Home Bank

Notes to Financial Statements (continued)

4. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, due from banks, and interest-bearing deposits with the Federal Home Loan Bank of Dallas (FHLB). The Bank considers all highly liquid debt instruments with original maturities of three months or less (excluding certificates of deposit in other institutions) to be cash equivalents.

The Bank is required to maintain reserve requirements with the Federal Reserve Bank. The appropriate requirement is dependent upon the Bank’s cash on hand or noninterest-bearing balances. The reserve requirement at March 31, 2008, December 31, 2007, and December 31, 2006 was $1,021,000, $567,000, and $1,214,000, respectively.

Loan Sales

The Bank sells mortgage loans and loan participations for an amount equal to the principal amount of loans or participations with yields to investors based upon the current market rate. Realized gains and losses related to loan sales are included in noninterest income. As of March 31, 2008, March 31, 2007, December 31, 2007, December 31, 2006, and December 31, 2005, the Bank had $17,318,227, $20,399,482, $17,787,053, $21,269,422, and $25,685,613, respectively, outstanding in loans sold to government agencies that it was servicing.

For financial reporting purposes, the Bank classifies a portion of its loan portfolio as “loans available for sale.” Included in this category are loans which the Bank has the current intent to sell and loans which are available to be sold in the event that the Bank determines that loans should be sold to support the Bank’s investment and liquidity objectives, as well as to support its overall asset and liability management strategies. Loans included in this category for which the Bank has the current intention to sell are recorded at the lower of aggregate cost or fair value. As of March 31, 2008, December 31, 2007, and December 31, 2006, the Bank had $1,639,400, $1,174,650, and $1,605,450, respectively, in loans classified as “available for sale.”

Salary Continuation Agreements

The Bank records the expense associated with its salary continuation agreements over the service periods of the persons covered under these agreements.

Home Bank

Notes to Financial Statements (continued)

4. Summary of Significant Accounting Policies (continued)

Other Real Estate Owned

Other real estate owned (REO) property is carried at fair value less estimated selling costs. Costs relating to the development and improvement of REO property are capitalized, and costs relating to holding and maintaining the property are expensed. Write-downs from cost to fair value at the dates of foreclosure are charged against the allowance for loan losses. Valuations are periodically performed and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value less selling costs. The Bank had $59,687, $52,187, and $42,000 of other real estate owned as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively.

Federal Home Loan Bank Stock

As a member of the FHLB, the Bank is required to maintain a minimum level of investment in capital stock of the FHLB based on specific percentages of its outstanding FHLB advances, total assets, and mortgages. The Bank’s investment in FHLB stock is carried at par value ($100 per share), which reasonably approximates its fair value, as excess stock amounts held are redeemed quarterly at par by the FHLB.

Office Properties and Equipment

Office properties and equipment are stated at cost. Depreciation is computed using the straight-line method with rates based on the estimated useful lives of the individual assets, which range from 2 to 40 years. Building and improvements are depreciated over 39.5 years. Furniture and equipment is generally depreciated over periods ranging from two to ten years. Expenditures which substantially increase the useful lives of existing property and equipment are capitalized while routine expenditures for repairs and maintenance are expensed as incurred.

Income Taxes

The Bank accounts for income taxes under the liability method. Deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Bank’s assets and liabilities using enacted tax rates expected to be in effect during the year in which the differences in basis reverse.

Home Bank

Notes to Financial Statements (continued)

4. Summary of Significant Accounting Policies (continued)

During 2007, the Bank adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The Bank does not believe it has any material unrecognized tax benefits included in its financial statements. The Bank has not had any settlements in the current period with taxing authorities, nor has it recognized tax benefits as a result of a lapse of the applicable statute of limitations.

The Bank recognizes interest and penalties accrued related to unrecognized tax benefits, if applicable, in noninterest expense. During the years ended December 31, 2007, December 31, 2006, and December 31, 2005, the Company did not recognize any interest or penalties in its financial statements, nor has it recorded an accrued liability for interest or penalty payments.

Cash Surrender Value of Bank-Owned Life Insurance

Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Bank. The Bank is the beneficiary of these policies. These contracts are reported at their cash surrender value and changes in the cash surrender value are included in other non-interest income.

Comprehensive Income

Generally accepted accounting principles (GAAP) generally require that recognized revenues, expenses, gains, and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheets, such items, along with net earnings, are components of comprehensive income. The Bank presents comprehensive income in its statements of equity.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current period presentation.

Home Bank

Notes to Financial Statements (continued)

4. Summary of Significant Accounting Policies (continued)

Effect of New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings, and applies whenever other standards require or permit assets or liabilities to be measured at fair value. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts its business. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The Bank adopted SFAS No. 157 on January 1, 2008. The adoption did not have a material impact on the Bank’s financial position or results of operations. See Note 5 for additional information related to the Bank’s adoption of SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides the Bank with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements to facilitate reporting between companies. The fair value option established by this statement permits the Bank to choose to measure eligible items at fair value at specified election dates. The Bank shall then report unrealized gains and losses on items for which the fair value option has been elected in earnings at each reporting date subsequent to implementation. The Bank adopted SFAS No. 159 on January 1, 2008. The adoption did not have a material impact on the Bank’s financial position or results of operations.

Home Bank

Notes to Financial Statements (continued)

4. Summary of Significant Accounting Policies (continued)

In December 2007, the FASB issued SFAS 141(R), Business Combinations. SFAS 141(R) will impact how entities apply the acquisition method to business combinations. Significant changes to how the Bank accounts for business combinations under this statement include: (1) the acquisition date will be date the acquirer obtains control, (2) all identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date, (3) assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date, (4) adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year, (5) acquisition-related restructuring costs that do not meet the criteria in SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, will be expensed as incurred, (6) transaction costs will be expensed as incurred, (7) reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period, and (8) the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, SFAS 141(R) will require additional disclosures regarding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and goodwill valuation.

The Bank will be required to apply SFAS 141(R) prospectively to all business combinations completed on or after January 1, 2009. Early adoption is not permitted. For business combinations with an acquisition date before the effective date, the provisions of SFAS 141(R) will apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings. Management is currently evaluating the effects that SFAS 141(R) will have on the financial condition, results of operations, liquidity, and the disclosures that will be presented in the financial statements.

Home Bank

Notes to Financial Statements (continued)

5. Fair Value Measurements (Unaudited)

On January 1, 2008, the Bank adopted the provisions of SFAS No. 157, Fair Value Measurements, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the inputs used to develop those assumptions and measure fair value. The hierarchy requires companies to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

A description of the valuation methodologies used for instruments measured at fair value follows, as well as the classification of such instruments within the valuation hierarchy.

Securities Available For Sale

Securities are classified within Level 1 where quoted market prices are available in an active market. Inputs include securities that have quoted prices in active markets for identical assets. If quoted market prices are unavailable, fair value is estimated using pricing models or quoted prices of securities with similar characteristics, at which point the securities would be classified within Level 2 of the hierarchy. Examples may include certain collateralized mortgage and debt obligations. The Bank’s current investment portfolio does not include Level 3 securities as of March 31, 2008.

Home Bank

Notes to Financial Statements (continued)

5. Fair Value Measurements (unaudited) (continued)

Mortgage Loans Held For Sale

As of March 31, 2008, the Bank had $1,639,400 of loans held for sale. Mortgage loans originated and held for sale are carried at the lower of cost or estimated fair value. The Bank obtains quotes or bids on these loans directly from purchasing financial institutions. Typically these quotes include a premium on the sale; thus, these quotes indicate the fair value of the held for sale loans is greater than cost. At March 31, 2008, the entire balance of $1,639,400 was recorded at cost.

Impaired Loans

Loans are measured for impairment using the methods permitted by SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Fair value of impaired loans is measured by either the loan’s obtainable market price, if available (Level 1), the fair value of the collateral if the loan is collateral dependent (Level 2), or the present value of expected future cash flows, discounted at the loan’s effective interest rate (Level 3). Fair value of the collateral is determined by appraisals or independent valuation.

Other Real Estate Owned (OREO)

As of March 31, 2008, the Bank had $59,687 in OREO, which includes all real estate, other than bank premises used in bank operations, owned or controlled by the Bank, including real estate acquired in settlement of loans. Properties are recorded at the balance of the loan or at estimated fair value less estimated selling costs, whichever is less, at the date acquired. Fair values of OREO at March 31, 2008, are determined by sales agreement or appraisal, and costs to sell are based on estimation per the terms and conditions of the sales agreement. Inputs include appraisal values on the properties or recent sales activity for similar assets in the property’s market; thus, OREO measured at fair value would be classified within Level 2 of the hierarchy.

Home Bank

Notes to Financial Statements (continued)

5. Fair Value Measurements (unaudited) (continued)

The Bank has segregated all financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below.

		Fair Value Measurements Using
	March 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$62,052,234	$—	$62,052,234	$—

The Company did not record any liabilities at fair value for which measurement of the fair value was made on a recurring basis.

Gains and losses (realized and unrealized) included in earnings (or changes in net assets) for the first three months of 2008 are reported in noninterest income or other comprehensive income as follows:

	Noninterest Income	Other Comprehensive Income
Total gains included in earnings	$—	$—
Change in unrealized gains relating to assets still held at March 31, 2008	—	968,538

The Bank has segregated all financial assets and liabilities that are measured at fair value on a nonrecurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below.

		Fair Value Measurements Using
	March 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
OREO	$59,687	$—	$59,687	$—

Home Bank

Notes to Financial Statements (continued)

5. Fair Value Measurements (unaudited) (continued)

The Bank did not record any liabilities at fair value for which measurement of the fair value was made on a nonrecurring basis. There are no unrealized or realized gains or losses included in earnings or changes in net assets for the first three months of 2008 related to these nonrecurring fair value measurements.

SFAS No. 159 provides the Bank with an option to report selected financial assets and liabilities at fair value. The fair value option established by this statement permits companies to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each reporting date subsequent to implementation.

The Bank has currently chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with accounting principles generally accepted in the United States and, as such, has not included any gains or losses in earnings for the three months ended March 31, 2008. The Bank has also not recorded a cumulative effect adjustment for the change in accounting principle during the three months ended March 31, 2008.

6. Merger with Crowley Building and Loan Association

On June 30, 2006, the Bank completed its merger with Crowley Building and Loan Association (CBLA), a mutual association. CBLA owned one branch location in Crowley, Louisiana, which now operates under the Home Bank brand. Since CBLA was a mutual association, no consideration was paid in the merger. The merger was accounted for using the pooling of interests method of accounting and accordingly, the Bank’s consolidated financial statements for all periods prior to the merger have been revised to include the accounts of CBLA.

The CBLA merger extended the Bank’s presence into Crowley, Louisiana. As of the merger date, CBLA had total assets of $32,802,000, total loans of $10,429,000, total deposits of $29,187,000 and total equity of $3,621,000.

7. Cash Invested at ATM Locations

The Bank has entered into contracts with various counterparties to provide cash for ATMs at approximately 900 locations throughout the United States. The contracts range in terms up to two years and contain options to extend the contracts for certain periods. As of March 31, 2008, the Bank had commitments to fund up to a maximum of $23 million associated with these contracts. The maximum amounts committed under these agreements were $21 million, $27 million, and $20 million during 2008, 2007, and 2006, respectively. Under the terms of these agreements, the Bank retains ownership of the cash in the ATM at all times. The Bank had accrued receivables associated with these contracts of approximately $85,431, $101,100, and $90,700 as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively. The Bank earned fees on cash invested in other ATMs of $247,000 and $269,000 for the three months ended March 31, 2008 and March 31, 2007, respectively, and $1,318,000, $1,197,000 and $1,067,000 for the years ended December 31, 2007, December 31, 2006, and December 31, 2005, respectively.

Home Bank

Notes to Financial Statements (continued)

8. Investment Securities

Summary information regarding investment securities classified as available for sale and held to maturity as of March 31, 2008, December 31, 2007, and December 31, 2006 follows:

Securities Available For Sale

	March 31, 2008 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Estimated Fair Value
			Less than 1 year	Greater than 1 year
U.S. Government agency issued mortgage-backed securities	$37,857,441	$707,879	$2,373	$56,385	$38,506,562
Private label mortgage-backed securities	20,661,785	922,408	12,520	44,065	21,527,608
Bonds	1,999,404	18,660	—	—	2,018,064

	$60,518,630	$1,648,947	$14,893	$100,450	$62,052,234

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Estimated Fair Value
			Less than 1 year	Greater than 1 year
U.S. Government agency issued mortgage-backed securities	$33,487,094	$164,948	$38,443	$35,310	$33,578,289
Private label mortgage-backed securities	21,443,017	94,880	119,441	218	21,418,238
Bonds	1,999,053	—	293	—	1,998,760

	$56,929,164	$259,828	$158,177	$35,528	$56,995,287

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Estimated Fair Value
			Less than 1 year	Greater than 1 year
U.S. Government agency issued mortgage-backed securities	$46,761,619	$150,264	$388,344	$866	$46,522,673
Private label mortgage-backed securities	5,283,531	12,168	560	—	5,295,139
Bonds	1,997,703	—	472	15,325	1,981,906

	$54,042,853	$162,432	$389,376	$16,191	$53,799,718

Home Bank

Notes to Financial Statements (continued)

8. Investment Securities (continued)

Securities Held to Maturity

	March 31, 2008 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agency issued mortgage-backed securities	$3,341,481	$52,995	$—	$3,394,476
Bonds	1,139,788	22,361	1,132	1,161,017

	$4,481,269	$75,356	$1,132	$4,555,493

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agency issued mortgage-backed securities	$3,553,447	$—	$60,611	$3,492,836
Bonds	1,139,841	25,661	—	1,165,502

	$4,693,288	$25,661	$60,611	$4,658,338

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agency issued mortgage-backed securities	$4,424,370	$8	$160,127	$4,264,251
Bonds	1,116,675	—	9,942	1,106,733

	$5,541,045	$8	$170,069	$5,370,984

The unrealized losses on the Bank’s available-for-sale and held-to-maturity securities at March 31, 2008, December 31, 2007, and December 31, 2006, were caused by interest rate changes. The Bank has the ability and intent to hold the securities until a recovery of fair value.

Home Bank

Notes to Financial Statements (continued)

8. Investment Securities (continued)

The Bank’s investment securities have contractual maturities ranging from 5 to 30 years, and the bonds have contractual maturities ranging from one to 10 years. However, actual maturities may differ from contractual maturities due to borrowers’ rights to prepay the underlying mortgage loans held as collateral. The remaining weighted-average maturity of investment securities was approximately 22, 24, and 13 years as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively.

Accrued interest receivable for investment securities was $342,823, $344,445, and $310,256 as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively.

At March 31, 2008, December 31, 2007, and December 31, 2006, the Bank had $6,383,118, $6,724,786, and $2,562,254, respectively, of securities pledged against deposits.

9. Loans Receivable

Loans receivable consisted of the following as of the dates indicated:

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
Real estate loans – fixed rate	$210,404,123	$209,919,120	$193,951,680
Real estate loans – adjustable rate	49,141,962	49,829,492	50,042,748
Other loans:
Loans secured by savings deposits	3,312,707	2,934,661	3,108,875
Consumer loans	11,645,691	11,196,058	9,501,818
Commercial – other	45,867,758	45,794,143	37,771,551

	320,372,241	319,673,474	294,376,672
Less: Allowance for loan losses	(2,283,796)	(2,314,132)	(2,007,779)
Undistributed portion of lines of credit	(11,956,415)	(10,767,398)	(10,803,342)
Net deferred loan origination fees	(316,724)	(323,925)	(307,885)

	$305,815,306	$306,268,019	$281,257,666

Home Bank

Notes to Financial Statements (continued)

9. Loans Receivable (continued)

The composition of the real estate loan portfolio classified by type of property was as follows as of the dates indicated:

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
One- to four-unit residential	$169,907,338	$169,777,149	$151,336,616
Five- or more-unit residential	7,167,974	7,241,789	8,149,418
Nonresidential	72,096,914	72,120,137	73,066,156
Land	10,373,859	10,609,537	11,442,238

Total real estate loans, net of undisbursed portion	$259,546,085	$259,748,612	$243,994,428

Accrued interest receivable for loans was $1,771,370, $1,605,256, and $1,444,161 as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively.

10. Allowance for Loan Losses

A summary of activity in the allowance for loan losses is as follows:

	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)
Balance at beginning of period	$2,314,132	$2,007,779	$2,007,779	$1,821,390	$1,624,892
Provision (reversal)	(29,511)	37,499	419,872	260,285	252,401
Charge-offs	(25,773)	(17,938)	(124,429)	(90,386)	(66,413)
Recoveries	24,948	1,847	10,910	16,490	10,510

Balance at end of period	$2,283,796	2,029,187	$2,314,132	$2,007,779	$1,821,390

Home Bank

Notes to Financial Statements (continued)

10. Allowance for Loan Losses (continued)

Nonaccrual loans for which interest had been suspended totaled $1,337,051, $1,283,551, and $871,083 as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively. Interest income that would have been recognized on these loans under the Bank’s normal lending terms is approximately $122,000, $59,000, $119,000, $41,000, and $62,000 for the quarters ended March 31, 2008 and March 31, 2007, and years ended December 31, 2007, December 31, 2006, and December 31, 2005, respectively. All impaired loans at March 31, 2008, December 31, 2007, and December 31, 2006 are classified as nonaccrual. The average recorded investment in impaired loans was $1,310,301, $1,075,000, and $805,401 for the quarter ended March 31, 2008, and years ended December 31, 2007 and December 31, 2006, respectively. Allowance for loan losses associated with these loans were not material as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively. No interest income was recognized related to impaired loans for the quarters ended March 31, 2008 and March 31, 2007. The amount of interest income recognized related to impaired loans was $7,862, $45,823, and $20,104 for the years ended December 31, 2007, December 31, 2006, and December 31, 2005, respectively. There were no loans past due 90 days or more and still accruing interest at March 31, 2008, December 31, 2007, and December 31, 2006.

The Bank grants commercial, real estate, and consumer loans to customers located primarily in Lafayette Parish and surrounding areas. The Bank’s primary service area has a degree of dependency on energy and energy-related industries.

The Bank evaluates the credit risk of each customer on an individual basis and, where deemed appropriate, collateral is obtained. Collateral varies by individual loan customer but may include real estate, equipment, deposits, personal and government guarantees, and general security agreements. Access to collateral is dependent upon the type of collateral obtained. On an ongoing basis, the Bank monitors its collateral and the collateral value related to the loan balance outstanding.

Home Bank

Notes to Financial Statements (continued)

11. Loan Servicing

Mortgage loans sold to and serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans as of the dates indicated are summarized as follows:

	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)
Mortgage loans sold to Federal Home Loan Mortgage Corporation without recourse	$15,582,550	$18,749,497	$16,123,727	$19,603,938	$23,497,885
Mortgage loans sold to Federal Home Loan Mortgage Corporation with recourse	—	—	—	—	10,602
Mortgage loans sold to Federal National Mortgage Association without recourse	1,735,677	1,649,985	1,663,326	1,665,484	1,727,126

Balance at end of year	$17,318,227	$20,399,482	$17,787,053	$21,269,422	$25,685,613

Custodial and escrow account balances maintained in connection with the foregoing loan servicing arrangements were $172,010, $163,228, $110,425, $109,747 and $143,326 as of March 31, 2008, March 31, 2007, December 31, 2007, December 31, 2006, and December 31, 2005, respectively.

12. Office Properties and Equipment

Office properties and equipment consisted of the following as of the dates indicated:

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
Land	$3,366,642	$3,366,642	$2,198,372
Buildings and improvements	9,425,709	9,425,709	8,878,693
Furniture and equipment	5,467,854	5,296,483	5,124,864

	18,260,205	18,088,834	16,201,929
Less accumulated depreciation	(6,603,296)	(6,401,254)	(5,805,703)

	$11,656,909	$11,687,580	$10,396,226

Home Bank

Notes to Financial Statements (continued)

13. Income Taxes

The Bank files federal income tax returns on a calendar year basis. Income tax expense (benefit) for the quarters ended March 31, 2008 and March 31, 2007, and years ended December 31, 2007, December 31, 2006, and December 31, 2005, is summarized as follows:

	Quarters Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)
Current	$544,405	$609,253	$1,822,710	$2,170,205	$1,893,988
Deferred	(19,424)	(103,850)	(435,351)	(97,615)	(86,211)

	$524,981	$505,403	$1,387,359	$2,072,590	$1,807,777

For the year ended December 31, 2007, the Bank’s effective tax rate differed from the statutory federal tax rate due to the availability of certain work opportunity tax credits and the partial reversal of reserves associated with various tax exposures.

The components of the Bank’s net deferred tax liabilities are as follows:

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
Deferred tax (liabilities) assets:
FHLB stock dividends	$(50,000)	$(47,000)	$(400,000)
Allowance for loan losses	50,000	60,000	(83,000)
Accumulated depreciation	(371,000)	(375,000)	(81,000)
Unrealized (gain) loss on securities available for sale	(522,000)	(22,000)	83,000
Mortgage servicing rights	(11,000)	(13,000)	(41,000)
Deferred compensation	146,000	143,000	—
Other	(27,000)	(13,000)	(250,000)

Deferred tax liability	$(785,000)	$(267,000)	$(772,000)

Home Bank

Notes to Financial Statements (continued)

13. Income Taxes (continued)

For the year ended December 31, 2007, the provision for federal income taxes differed from the amount computed by applying the federal income tax statutory rate of 34% on income from operations as indicated in the following analysis (dollars in thousands):

Federal tax based on statutory rate	$1,601,422
Decrease resulting from:
Effect of tax-exempt income	(8,590)
Tax credits	(138,052)
Other	(67,421)

Income tax expense	$1,387,359

Effective rate	29.5%

The statutory and effective tax rates for the three months ended March 31, 2008 and March 31, 2007, and the years ended December 31, 2006 and December 31, 2005 were 34%.

Retained earnings at March 31, 2008, December 31, 2007, and December 31, 2006, included $5,836,965 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reductions of amounts so allocated for purposes other than bad debt losses would create income for tax purposes only, which would be subject to the then-current federal statutory income tax rate. The unrecorded deferred income tax liability on the above amount was $1,984,568 at March 31, 2008, December 31, 2007, and December 31, 2006. Current accounting standards do not require the accrual of this deferred tax amount to be recorded unless it is probable that the reserve (for tax purposes) will be significantly depleted by loan losses deductible for tax purposes in the future. Based on current estimates of losses within the Bank’s loan portfolio, accrual of the deferred tax liability associated with this reserve was not required as of March 31, 2008, December 31, 2007, and December 31, 2006.

Home Bank

Notes to Financial Statements (continued)

14. Employee Benefit Plans

The Bank’s 401(k) defined contribution plan allows its participants to contribute up to 75% of their pretax earnings on a tax-deferred basis up to the statutory limit, and the Bank contributes a matching contribution on behalf of plan participants limited to 4% of the employees’ salaries. Additionally, the Bank contributes 7% of each employee’s salary, on their behalf, to the plan regardless of whether such employees make individual contributions to the plan. During the quarters ended March 31, 2008 and March 31, 2007 and years ended December 31, 2007, December 31, 2006, and December 31, 2005, the Bank made contributions of $166,663, $151,288, $403,157, $334,772, and $322,007, respectively, in connection with the plan, which is included in compensation expense in the accompanying statements of income.

Salary Continuation Agreement

As a supplement to its 401(k) retirement plan, the Bank has entered into salary continuation agreements with certain executive officers of the Bank. Under his salary continuation agreement, the Chief Executive Officer will be entitled to a stated annual benefit for a period of ten years upon retirement from the Bank after attaining age 62. Benefits under the agreement vest over ten years, with 50% of this benefit having vested in 2007. In the event of early retirement, the Bank shall pay the CEO his vested benefits in 120 equal monthly installments upon his attaining age 62. Upon death during active service, the Bank shall distribute to the executive’s beneficiary an amount equal to two times his fully vested normal retirement benefit, payable in monthly installments over five years.

In the event of a separation from service within 24 months following a change in control but prior to normal retirement age, the Bank shall distribute to the Chief Executive Officer his fully vested annual benefit in 12 equal monthly installments for ten years beginning the earlier of 24 months after separation from service or age 62. If separation from service occurs more than 24 months following a change in control, the annual benefit shall be distributed beginning at age 62.

Similar nonqualified salary continuation agreements were entered into with certain other executives as well, which provide that the executives will be entitled to a stated annual benefit for a period of ten years upon retirement from the Bank after attaining age 65, distributed monthly. In the event of early retirement, the Bank shall pay the executives their vested benefits in 120 equal monthly installments upon attaining age 65. Upon death during active service, the Bank shall distribute the fully vested normal retirement benefit to the executive’s beneficiary in 120 monthly installments. In the event of a separation from service within 24 months following a change in control but prior to normal retirement age, the Bank shall distribute to the executive

Home Bank

Notes to Financial Statements (continued)

14. Employee Benefit Plans (continued)

the vested portion of the annual benefit in a lump sum on the first day of the month following the separation from service. In each case, benefits are subject to a six-month delay to the extent required by applicable law.

The agreements resulted in a one-time adjustment to record liability equal to the present value of the benefits expected to be provided to each of the executives for the service of the executives to date. This adjustment resulted in compensation expense of $421,967 for the year ended December 31, 2007. For the quarter ended March 31, 2008, the Bank recorded compensation expense of $6,216 related to these agreements.

15. Deposits

Deposits consisted of the following major classifications as of the dates indicated:

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
Demand deposit accounts	$53,673,168	$50,791,478	$54,756,049
Savings	19,132,460	19,114,785	18,831,955
Money market accounts	70,481,492	69,318,978	59,282,525
NOW accounts	37,318,209	37,935,401	38,983,897
Certificates of deposit	171,523,141	176,375,757	174,395,893

	$352,128,470	$353,536,399	$346,250,319

The interest expense associated with each major classification of interest-bearing deposits follows:

	Quarters Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)
Savings	$29,329	$29,817	$123,554	$121,968	$106,490
Money market	472,019	471,430	1,868,172	1,135,753	518,271
NOW	34,193	37,007	148,029	174,514	173,461
Certificate of deposit	1,851,477	1,797,190	7,486,462	6,220,114	4,715,921

Total expense	$2,387,018	$2,335,444	$9,626,217	$7,652,349	$5,514,143

Deposit maturities at December 31, 2007, are as follows:

Maturity	Amount
No stated maturity	$177,449,766
2008	142,523,513
2009	17,695,753
2010	7,931,245
2011	4,061,416
2012 and thereafter	3,874,706

$353,536,399

Home Bank

Notes to Financial Statements (continued)

15. Deposits (continued)

The aggregate amount of certificates of deposit with balances of $100,000 or more was $68,465,779, $71,144,069, and $72,599,959 at March 31, 2008, December 31, 2007, and December 31, 2006, respectively. Generally, FDIC deposit insurance is limited to $100,000 for each depositor.

16. Commitments and Contingencies

Standby letters of credit represent commitments by the Bank to meet the obligations of certain customers if called upon. Outstanding standby letters of credit were approximately $0.8 million, $1.1 million, and $1.2 million as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively.

Additionally, in the normal course of business, there were various other commitments and contingent liabilities which are not reflected in the financial statements. Loan commitments are single-purpose commitments to lend which will be funded and reduced according to specified repayment schedules. Most of these commitments have maturities of less than one year. Loan commitments outstanding were approximately $61.3 million, $47.4 million, and $49.1 million for the periods ended March 31, 2008, December 31, 2007, and December 31, 2006, respectively. Unused availability under outstanding lines-of-credit was approximately $21.9 million, $20.8 million, and $20.9 million as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. The Bank normally secures its outstanding standby letters of credit with deposits from the customer. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include certificates of deposit, property, plant and equipment, and income-producing properties. There are no commitments which present an unusual risk to the Bank, and no material losses are anticipated as a result of these transactions.

The following table provides the level of fixed rate commitments and corresponding rate ranges as of the dates indicated:

	March 31, 2008	December 31, 2007

Fixed rate commitments	$50.2 million	$47.2 million
Rate range	6.25% 9.00%	5.38% 12.25%

In early 2007, various lawsuits were filed against the Bank alleging the claimants incurred losses during 2006 as a result of the Bank accepting deposits with forged endorsements from a customer. The Bank’s Fidelity Bond insurance policy includes a deductible of $100,000. This deductible was recorded as an expense in 2006. The Bank, its legal representative, and its insurer are collaborating to resolve by settlement all cases associated with this matter based on the individual facts and circumstances of all interested parties. Settlements are being funded by the insurer. If the Bank’s insurer were not funding these settlements, the effect on the Bank’s financial position and results of operations could be material. To date, the Bank’s insurer is paying claims in accordance with management’s expectations. Management anticipates minimal future expenses relating to attorneys’ fees.

Home Bank

Notes to Financial Statements (continued)

17. Federal Home Loan Bank Advances

FHLB advances consist of the following obligations:

As of March 31, 2008 (Unaudited)

Maturity/Balloon Date	Weighted Average Interest Rate	Principal Balance
Latest maturity 07/07/08	2.3680%	$11,500,000
Latest maturity 12/31/09	3.7698	6,000,000
Latest maturity 11/09/10	4.3384	5,870,241

		$23,370,241

As of December 31, 2007

Maturity/Balloon Date	Weighted Average Interest Rate	Principal Balance
Latest maturity 07/07/08	4.2776%	$8,000,000
Latest maturity 12/31/09	4.2303	3,000,000
Latest maturity 11/09/10	4.3383	5,883,436

		$16,883,436

Collateral for the FHLB advances is secured through a blanket lien evidenced by the Bank’s pledge of first mortgage collateral, demand deposit accounts, capital stock, and certain other assets pursuant to the “Advances, Collateral Pledge and Security Agreement.” Under this collateral pledge agreement, the Bank must meet all statutory and regulatory capital standards and must meet all FHLB credit underwriting standards. Management believes that the Bank is in compliance with all such requirements as of March 31, 2008 and December 31, 2007.

As of March 31, 2008 and December 31, 2007, the Bank had $160.0 million and $160.6 million, respectively, of additional FHLB advances available.

Home Bank

Notes to Financial Statements (continued)

18. Related-Party Transactions

Directors and officers of the Bank have been customers of, and have had other transactions with, the Bank for several years. Loan transactions with directors and officers are generally made on substantially the same terms as those prevailing at the time for comparable loans to other persons. Loans outstanding to directors and officers totaled approximately $1,103,200, $1,124,900, and $1,176,100 as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively. During 2008, new loans made to related parties totaled $-0- and net repayments and/or reclassifications totaled $21,700. During 2007, new loans made to related parties totaled $-0- and net repayments and/or reclassifications totaled $51,200. Related deposit accounts totaled approximately $6,335,000, $6,353,000, and $7,327,400 as of March 31, 2008, December 31, 2007, and December 31, 2006, respectively.

Home Bank

Notes to Financial Statements (continued)

19. Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented below do not necessarily represent the underlying value of the Bank.

	March 31, 2008
	Carrying Value	Estimated Fair Value
	(Unaudited)
Assets:
Cash and cash equivalents	$13,168,514	$13,168,514
Certificates of deposit in other institutions	2,970,000	2,970,000
Cash invested at ATM locations	18,261,597	18,261,597
Investments and mortgage-backed securities	64,999,899	66,607,727
Loans, net	307,454,706	305,080,000
FHLB stock	1,329,400	1,329,400

Liabilities:
Deposits	352,128,470	354,272,000
FHLB advances	23,370,241	23,648,000

Home Bank

Notes to Financial Statements (continued)

19. Fair Value of Financial Instruments (continued)

	December 31, 2007
	Carrying Value	Estimated Fair Value
Assets:
Cash and cash equivalents	$11,746,082	$11,746,082
Certificates of deposit in other institutions	3,267,000	3,267,000
Cash invested at ATM locations	17,142,751	17,142,751
Investments and mortgage-backed securities	61,622,452	61,653,625
Loans, net	307,442,669	304,690,000
FHLB stock	943,500	943,500

Liabilities:
Deposits	353,536,399	353,881,000
FHLB advances	16,883,436	16,919,000

	December 31, 2006
	Carrying Value	Estimated Fair Value
Assets:
Cash and cash equivalents	$27,399,259	$27,399,259
Certificates of deposit in other institutions	3,169,000	3,169,000
Cash invested at ATM locations	13,714,087	13,714,087
Investments and mortgage-backed securities	59,356,560	59,340,763
Loans, net	282,863,116	281,005,000
FHLB stock	891,900	891,900

Liabilities:
Deposits	346,250,319	342,758,000
FHLB advances	5,434,825	5,349,000

The carrying value of cash and cash equivalents, short-term investments, and cash invested at ATM locations is a reasonable estimate of fair value.

The fair value for investment securities is determined from quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Home Bank

Notes to Financial Statements (continued)

19. Fair Value of Financial Instruments (continued)

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity.

The carrying value of FHLB stock approximates fair value based upon the redemption provisions of the FHLB.

The fair value of demand deposits, savings, and interest-bearing demand deposits is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

The carrying amount of the FHLB advances is estimated using the rates currently offered for advances of similar maturities.

The fair value of off-balance sheet financial instruments as of March 31, 2008, December 31, 2007, and December 31, 2006 was not material.

20. Regulatory Matters

The Bank is subject to regulatory capital requirements administered by the OTS and FDIC. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.

Home Bank

Notes to Financial Statements (continued)

20. Regulatory Matters (continued)

As of March 31, 2008 and December 31, 2007, the most recent notification from the OTS categorized the Bank as “well capitalized” under the OTS regulatory classification framework. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage, and tangible capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the following table (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2008 (Unaudited)
Tier 1 risk-based capital	$50,359	19.51%	$10,322	4.0%	$15,483	6.0%
Total risk-based capital	52,549	20.36	20,644	8.0	25,805	10.0
Tier 1 leverage capital	50,359	11.75	17,146	4.0	21,432	5.0
Tangible capital	50,359	11.75	6,430	1.5	N/A	N/A

December 31, 2007
Tier 1 risk-based capital	$49,340	18.51%	$10,663	4.0%	$15,995	6.0%
Total risk-based capital	51,605	19.36	21,326	8.0	26,658	10.0
Tier 1 leverage capital	49,340	11.68	16,896	4.0	21,120	5.0
Tangible capital	49,340	11.68	6,336	1.5	N/A	N/A

December 31, 2006
Tier 1 risk-based capital	$46,017	18.27%	$10,076	4.0%	$15,114	6.0%
Total risk-based capital	47,986	19.05	20,152	8.0	25,191	10.0
Tier 1 leverage capital	46,017	11.48	16,040	4.0	20,050	5.0
Tangible capital	46,017	11.48	6,015	1.5	N/A	N/A

Home Bank

Notes to Financial Statements (continued)

20. Regulatory Matters (continued)

The following table provides a reconciliation of Home Bank’s capital under generally accepted accounting principals to regulatory capital amounts under Office of Thrift Supervision regulations as of the dates indicated:

	Period Ended March 31,	Years Ended December 31
	2008	2007	2006
Capital under GAAP	$51,371	$49,384	$45,857
Adjustment for AFS (gains) losses	(1,012)	(44)	160

Total tangible and core capital	50,359	49,340	46,017
Qualifying ALLL	2,190	2,265	1,969
Low-level recourse obligations	—	—	—

Total risk-based capital	$52,549	$51,605	$47,986

21. Supplemental Cash Flow Disclosures

	March 31, 2008	March 31, 2007	December 31, 2007	December 31, 2006	December 31, 2005
	(Unaudited)	(Unaudited)
Interest paid on deposits and FHLB advances during the period	$2,547,503	$2,371,259	$9,896,398	$8,206,685	$6,303,557
Taxes paid during the period	—	—	2,123,793	2,689,880	936,994

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Home Bancorp, Inc. and Home Bank may change following the delivery of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

HOME BANCORP, INC.

(Proposed Holding Company for Home Bank)

Up to 7,762,500 Shares of Common Stock

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

SANDLER O’NEILL + PARTNERS, L.P.

September     , 2008

Until October     , 2008 or 25 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in our common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

PROSPECTUS SUPPLEMENT

HOME BANCORP, INC.

Home Bank Profit Sharing 401(k) Plan

(Participation Interests in up to 580,283 shares of common stock of Home Bancorp, Inc.)

This prospectus supplement is being provided to employees of the Home Bank who are participants in the Home Bank Profit Sharing 401(k) Plan (also referred to as the Plan). This supplement relates to the election by Plan participants to invest all or a part of their Plan accounts in the common stock of Home Bancorp, Inc. at a purchase price of $10.00 per share.

Home Bank is reorganizing from a mutual savings bank to a stock savings bank, establishing a stock holding company, Home Bancorp, Inc., to hold all of the outstanding shares of Home Bank, with Home Bank becoming a wholly-owned subsidiary of Home Bancorp, Inc. In connection with this reorganization, Home Bancorp’s common stock will be offered for sale to certain depositors and borrowers in a subscription offering and then to the general public.

As a participant in the Home Bank Profit Sharing 401(k) Plan, you may use your account balance in the Plan to purchase shares of Home Bancorp common stock in two possible ways:

•

First, if you already have subscription rights as an eligible depositor or borrower of Home Bank, you may exercise such rights and use the monies held in your individual Plan account to purchase shares during the subscription offering of Home Bancorp’s shares, subject to the limitations and other conditions of such offering. If you do not have subscription rights, you may be able to use the monies held in your individual plan account to purchase shares during a community offering, as a member of the general public. Subscription offering orders, however, will have preference over orders placed in a community offering, in the event the offering is oversubscribed. Because the Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly. Shares may be purchased in this manner by allocating all or a portion of the funds in your Plan account into a new investment option, the employer stock fund, which provides the opportunity to invest in Home Bancorp’s common stock. The purchase price is $10.00 per share.

•

Second, after Home Bancorp’s initial public offering is completed, on an ongoing basis, whether or not you purchase shares during the offering, you will be able to allocate all or a portion of your Plan account between all of the Plan’s investment funds including the option to invest in Home Bancorp’s common stock. The purchase price of shares will be market price, which may be more or less than the $10.00 purchase price in the offering.

The prospectus dated                          , 2008 of Home Bancorp, which is attached to this prospectus supplement, includes detailed information with respect to Home Bancorp, Home Bank and the offering of Home Bancorp common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

For a discussion of certain factors you should consider before investing, see “Restrictions on Resale” at page S-10 in this prospectus supplement and “Risk Factors” beginning on page     in the prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The participation interests are not savings accounts or deposits and are not insured or guaranteed by any government insurance fund, Home Bank or Home Bancorp. This type of investment involves risk and you may lose some or all of your investment.

The date of this prospectus supplement is                         , 2008.

i

THE OFFERING

Summary of the Reorganization

Home Bank is converting from the mutual to the stock form and forming a new stock holding company under the name Home Bancorp, Inc., a Pennsylvania corporation. Home Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of Home Bancorp. You may use your Home Bank Profit Sharing 401(k) Plan (also referred to as the Plan) account to subscribe for shares of Home Bancorp as described in this prospectus supplement.

Securities Offered

The securities offered by this prospectus supplement are participation interests in the Plan. At April 29, 2008, the Plan had $5,802,825 in assets which could be used to purchase up to 580,283 shares (at the purchase price of $10.00 per share) of Home Bancorp’s common stock subject to the limitations and conditions of Home Bancorp’s offering. The Plan will hold the common stock and the Plan will only acquire shares at the instruction of Plan participants for their own accounts. Home Bancorp is the issuer of the common stock. The common stock to be issued hereby is conditioned on the completion of the reorganization. Your investment in the common stock of Home Bancorp in the reorganization is subject to the priority purchase rights applicable to you, as set forth in the Plan of Conversion, and as described below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the reorganization and the financial condition, results of operation and business of Home Bank is contained in the attached prospectus. This prospectus supplement should be read with the attached prospectus. The address of the principal executive office of Home Bancorp and Home Bank is 503 Kaliste Saloom Road, Lafayette, Louisiana 70508. The telephone number of Home Bank is (337)  572-1014.

Election to Purchase Common Stock in the Offering; Priorities

You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Plan to be invested in the employer stock fund. The Plan trustee will subscribe for common stock offered for sale in connection with the reorganization according to your directions. In the event the offering is oversubscribed and the Plan trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that is not invested in common stock of Home Bancorp, Inc. will be returned to the other investments of the Plan pursuant to your existing investment directions. If you choose not to direct the investment of your Plan account balance to purchase shares of Home Bancorp’s common stock in the offering, your Plan account balance will remain in the other investment options of the Plan as previously directed.

You are permitted to use funds allocated to your Plan account to purchase shares of Home Bancorp’s common stock in the subscription offering to the extent that you fall into one of the following orders of priority:

•	first, you held deposit account(s) at Home Bank with an aggregate balance of $50 or more at the close of business on March 31, 2007;

•	second, you held deposit account(s) at Home Bank with an aggregate balance of $50 or more at the close of business on June 30, 2008; and

•	third, you held deposit account(s) at Home Bank at the close of business on , 2008 or you had an outstanding loan with Home Bank as of January 1, 2001 which continued to be outstanding as of , 2008.

If you do not qualify in the subscription offering, your order will be treated as a community offering order.

Common stock so purchased will be allocated to your Plan account.

The limitations on the amount of common stock that you may purchase in the offering, as described in the attached prospectus, see “The Reorganization and Offering - Limitations on Common Stock Purchases,” will be calculated based on the aggregate amount directly purchased by you in the offering with funds held outside the Plan, together with the amount purchased with funds allocated to your Plan account.

How to Use Plan Funds and Funds Held Outside the Plan to Invest in the Offering

Accompanying this prospectus supplement is an investment election form attached as Annex A. The investment election form will enable you to direct that all or a portion of your beneficial interest in the Plan be used to invest in the common stock of Home Bancorp. If you wish to invest all or part of your beneficial interest in the assets of the Plan in Home Bancorp’s common stock during the offering, you should complete the investment election form and return it to John Bordelon no later than 12:00 PM on                          , 2008. In order to purchase shares outside the Plan (in your name or through an IRA) you must complete and return a stock order form, along with payment by check or by authorizing a withdrawal from your Home Bank deposit account(s) to be received by the Stock Information Center no later than 12:00 Noon, Central time, on                         , 2008. If you do not have a stock order form, or have other questions about purchasing stock outside the Plan, contact the Stock Information Center by calling                                                  .

Deadline for Delivery of Election Forms

The investment election form must be returned to Home Bank, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, Attn: John Bordelon, to be received no later than 12:00 p.m. on                          , 2008.

Irrevocability of Election to Participate in the Offering

After you return the investment election form, your directions to transfer amounts credited to your Plan account to purchase shares of common stock during the offering is irrevocable.

Direction to Purchase Common Stock After the Offering

After the offering, whether or not you elected to purchase shares during the offering, you will continue to be able to direct the investment of your plan contributions in the investment options available under the Plan, including Home Bancorp’s common stock, through the employer stock fund (the percentage invested in any option must be a whole percent). You may change the allocation of your interest in the various investment options offered under the Plan at any time. Special restrictions may apply to transfers directed to or from Home Bancorp’s common stock if you are an executive officer, director or principal shareholder of Home Bancorp and are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, participants who are our officers or directors will not be able to transfer their initial investment out of Home Bancorp’s common stock purchased in the offering for a period of one (1) year following completion of the reorganization.

Purchase Price of Common Stock

The funds you allocate for the purchase of common stock in the offering will be used by the Plan trustee to purchase shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock in the offering will be $10.00 per share, the same price as paid by all other persons who purchase shares of common stock in the offering.

After the offering, common stock purchased by the Plan trustee will be acquired in open market transactions or from Home Bancorp’s treasury stock account. The prices paid by the trustee for shares acquired in the open market may be higher or lower than the $10.00 per share offering price and will be for “adequate consideration” which means the fair market value of the common stock as quoted on the Nasdaq Global Market.

Nature of a Participant’s Interest in Common Stock

The common stock will be held in the name of the Plan, as trustee, and will be allocated to your individual account under the Plan. Therefore, earnings with respect to your Plan account should not be affected by the investment designations (including investments in Home Bancorp common stock) of other participants.

DESCRIPTION OF THE PLAN

Introduction

The Plan was adopted by Home Bank effective as of January 1, 1996 and was amended and restated effective as of May 1, 2006. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. Home Bank may rely on an opinion letter, obtained by BISYS Retirement Services, Inc., that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code.

Employee Retirement Income Security Act

The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained under Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to the termination of your employment with Home Bank. A substantial federal tax penalty also may be imposed on distributions made prior to you attaining the age 59 1/2.

Reference to Full Text of Plan

The following is a summary of the Plan and does not contain all of the detailed information in the Plan. Copies of the Plan are available to all employees by request from Home Bank, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, Attn: Sarah Oubre, Vice President/Human Resources Manager. You are urged to read carefully the full text of the Plan. To the extent that any conflict may exist between the terms and conditions of the Plan and the description in this prospectus supplement, the terms and conditions in the Plan shall control.

Eligibility and Participation

An employee of Home Bank is eligible to become a participant in the Plan after attaining the age of twenty-one (21) and completing six months of employment. An eligible participant (i.e., a participant that has attained the age of twenty-one (21) and completed six months of employment) will enter the Plan on the first January 1st or July 1st coinciding with or next following the date an employee satisfies these requirements. After an employee enters the Plan, he or she is eligible to receive employer matching contributions and profit sharing contributions; however, Home Bank retains the discretion to increase, decrease or eliminate the amount of contributions made to the Plan. The plan year is the calendar year, January 1 to December 31.

As of April 29, 2008, there were approximately 128 employees actively participating in the Plan, and all of the participants are eligible to receive a profit sharing contribution.

Contributions Under the Plan

401(k) Contributions. As a Plan participant, you are permitted to elect to reduce your compensation initially pursuant to Home Bank Profit Sharing 401(k) Plan Enrollment Form and may change your contributions later by submitting a Change of Investment Form, by dialing (888) 800-5359 or by the internet at www.planservices.com/ML. Contribution changes are permitted daily. The amount you elect is subject to certain restrictions and limitations, as discussed below, not to exceed $15,500 for 2008 or such higher amount as may be periodically set by the IRS and have such amount contributed to the Plan on your behalf. If you are 50 years or older, you can also make “catch up” contributions of up to $5,000 in 2008. Your pre-tax employee contributions are transferred by Home Bank to the trustee and credited to your Plan account. The Plan defines “compensation” as your basic salary rate plus certain pre-tax contributions. Generally, you may elect to modify the amount contributed to your Plan account, however, special restrictions apply to the employer stock fund if you are subject to Section 16 of the Securities Exchange Act of 1934.

Employer Matching and Profit Sharing Contributions. Home Bank currently contributes a matching contribution amount equal to 100% of the first 4% of your contribution and Home Bank currently contributes a profit sharing contribution on behalf of participants. Home Bank retains the discretion to increase, decrease or eliminate the amount of matching and profit sharing contributions made to the Plan.

Limitations on Contributions

Limitation on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions and forfeitures allocated to your Plan account during any calendar year generally may not exceed the lesser of 100% of compensation for the calendar year or $46,000 (for 2008) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code).

Limitation on 401(k) Plan Contributions. By law, your total deferrals under the Plan may not exceed $15,500 for 2008, adjusted for increases in the cost of living as permitted by the Internal Revenue Code. Contributions in excess of this limitation will be included in gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan, unless the excess deferral (together with any income allocable thereto) is distributed by April 15th of the following year in which the excess deferral is made. Any income on the excess deferral that is distributed by April 15th of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the taxable year in which the excess deferral is made.

Limitation on Plan Contributions for Highly Compensated Employees. Section 401(k) of the Internal Revenue Code limits the amount of salary deferrals that may be made to the Plan in any calendar year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of Home Bancorp), or (2) for the preceding year had compensation from the employer in excess of $105,000 (for 2008), and if the employer so elects was in the top-group of employees for such preceding year. An employee is in the top-paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year must be distributed to such highly compensated employees before the close of the following calendar year. However, the employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions, either are recharacterized or are distributed before the close of the first 2 1/2 months following the calendar year to which such excess contributions relate.

Top-Heavy Plan Requirements. If for any calendar year the Plan is a top-heavy plan, then Home Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In general, the Plan will be regarded as a “top-heavy plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees (for 2007) generally include any employee who, at any time during the calendar year, was (1) an officer of Home Bank having annual compensation in excess of $150,000 (for 2008), (2) a 5% owner of Home Bancorp (i.e., owns directly or indirectly more than 5% of the stock of Home Bancorp, or stock possessing more than 5% of the total combined voting power of all stock of Home Bancorp or (3) a 1% or greater owner of Home Bancorp having annual compensation in excess of $150,000.

Loans

You are permitted to borrow money from your account once per year. The loan amount must be at least $1,000 and is limited to a maximum of 50% of your vested account balance, up to a maximum of $50,000. The interest rate will be determined at the time of the loan request. This rate will remain fixed for the life of the loan. You can borrow for any reason up to a maximum term of 60 months. If you are borrowing to purchase a residence, your loan may have a term of up to 180 months. You may have two outstanding loans at any time. Refinancing is not permitted. The Plan Administrator can provide you with information about the fees associated with a loan. Unlike a withdrawal, there are no tax penalties associated with the plan’s loan feature, unless you default on the loan repayment, in which case the loan is treated as a withdrawal. If you default on a loan, you may not take out a new loan for seven years.

Hardship Withdrawal

You can withdraw contributions made on your behalf if your employer determines that you have an immediate financial need created by severe hardship and you lack other reasonably available resources. The IRS defines financial hardship as:

•	Purchase of a primary residence and payment of certain expenses related to the repair of damage to a primary residence.

•	To prevent eviction from or foreclosure of a primary residence.

•	Tuition, including room and board, for the next 12 months of post-secondary education for yourself, your spouse or children.

•	Payment of unreimbursed medical expenses and certain funeral expenses.

•	Payment for expenses for repairing damages to a principal residence that would qualify for a casualty deduction under the Internal Revenue Code.

In the event of a hardship withdrawal, you may continue to make contributions to the 401(k) Plan.

In-Service Withdrawal

In general, you may make a full or partial withdrawal if you have an immediate financial need created by severe hardship, as described in the preceding paragraph under the header “Hardship Withdrawal.” If you make a withdrawal, you may continue to make contributions to the plan. The 401(k) Plan does not provide for in-service withdrawals, other than hardship withdrawals and plan loans.

Under current tax law, any amounts withdrawn from the plan - both contributions and earnings - will be taxed as ordinary income. Distributions before age 59  1/2, unless such distributions are a result of separation from service at or after age 55, or death, are also subject to a 10% early withdrawal penalty, as well as regular income tax.

Investment of Contributions

All amounts credited to your accounts under the Plan are held in a trust. A trustee appointed by Home Bank’s Board of Directors administers the trust. Accompanying this prospectus supplement is Annex B, which provides a description of the investment choices under the Plan.

Employer Stock

Each participant’s beneficial interest in his or her common stock of Home Bancorp is measured in shares. All purchases will be made at prevailing market prices. Under certain circumstances, the Plan trustee may be required to limit the daily volume of shares purchased.

Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of our common stock will be paid out of a cash account managed by the Plan trustee. Therefore, although your account will not be directly adjusted for such fees, the market value of the shares held in your account will be reduced.

As of the date of this prospectus supplement, none of the shares of Home Bancorp common stock have been issued or are outstanding and there is no established market for Home Bancorp’s common stock. Accordingly, there is no record of the historical performance of Home Bancorp’s common stock. Generally, performance will be dependent upon a number of factors, including the financial condition and profitability of Home Bancorp and market conditions for Home Bancorp’s common stock.

Vesting

You are always 100% vested in your pre-tax employee contributions and the earnings thereon under the Plan. In addition, you are always 100% vested in any employer contributions and the earnings thereon under the Plan. Employer matching contributions made on your behalf become 20% vested after you complete two years of service (and are zero percent vested if you have less than two years of service) with an additional 20% vested in each subsequent year of service and 100% vested after six years of service. There are two vesting schedules for profit sharing contributions, depending on when the contributions were made on your behalf. For profit sharing contributions made prior to January 1, 2007, the contributions become 20% vested after you complete three years of service (and are zero percent vested if you have less than three years of service) with an additional 20% vested in each subsequent year of service and 100% vested after seven years of service. For profit sharing contributions made after January 1, 2007, the contributions become 20% vested after you complete two years of service (and are zero percent vested if you have less than two years of service) with an additional 20% vested in each subsequent year of service and 100% vested after six years of service.

Distribution Upon Retirement or Disability

Upon retirement or disability, you may elect to have your vested account balance distributed in a single lump-sum payment. Payment of your benefits must generally begin no later than the April 1 following the calendar year in which you attain age 70  1/2 or the calendar year in which you retire.

Distribution Upon Death

If you die before your entire vested interest has been distributed, benefits will be paid to your surviving spouse in a single lump-sum payment. If you are an unmarried participant, or you are a married participant with special consent to the designation of a beneficiary other than your spouse, payment of benefits to your chosen beneficiary will be in a single lump-sum payment.

Distribution Upon Termination of Employment

After termination of employment with Home Bank, you are entitled to distribution of your vested Plan account upon the earlier of death, disability, or attainment of the Plan’s normal retirement age. However, you may elect to receive a distribution of your vested Plan account after termination prior to death, disability, or the attainment of the Plan’s normal retirement age.

Non-alienation of Benefits

Except with respect to federal income tax withholdings and qualified domestic relations orders, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Reports to Plan Participants

The Plan administrator will furnish to you a quarterly statement showing the balance in your Plan account as of the end of that period, the amount of contributions allocated to your Plan account for that period, and the adjustments to your account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Plan Administration

Home Bank is the named fiduciary of the Plan for purposes of ERISA. The trustees for the Plan are John Bordelon, Joseph Zanco, Michael Maraist and Henry Busch. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator.

The Plan is administered by a Plan administrator who is one or more persons appointed by and who serve at the pleasure of Home Bank. Currently, the Plan administrator is Home Bank. The address and telephone number of the administrator is 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, (337) 572-1014. The administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

Home Bank intends to continue the Plan indefinitely. Nevertheless, Home Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, if you are affected by the termination you will have a fully vested interest in your Plan account. Home Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Home Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan trust assets to another plan, the Plan requires that each participant will (if either the Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

General. The following is a brief summary of certain federal income tax aspects of the Plan. Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

As a “qualified retirement plan,” the Internal Revenue Code affords special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. Home Bank expects that it will adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code.

You are urged to consult your tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant’s death, disability or separation from service, or after the participant attains age 59  1/2; and (3) consists of the balance to the credit of the participant under this Plan and all other profit sharing plans, if any, maintained by Home Bank. The portion of any lump-sum distribution that is required to be included in the participant’s or beneficiary’s taxable income for federal income tax purposes consists of the entire amount of such lump-sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit sharing plans maintained by Home Bank which is included in such distribution.

Averaging Rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation in the Plan or in any other profit-sharing plan maintained by Home Bank and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

For years beginning after December 31, 1999, five-year income averaging is repealed. Under a special rule adopted in the 1986 Tax Reform Act, if you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments; you also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the Plan treated as a long-term capital gain and taxed at a rate of 20%.

Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost to the Plan. The tax basis of such common stock, to the participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

Distribution: Rollovers and Direct Transfers to Another Qualified Plan or to a Traditional IRA. Virtually all distributions from the Plan may be rolled over to another qualified retirement plan or to a traditional IRA without regard to whether the distribution is a lump-sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to a traditional IRA. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to a traditional IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or participant and another) or for a period of 10 years or more, (2) a minimum distribution required by Section 409(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution. The tax law change described above did not modify the special tax treatment of lump-sum distributions that are not rolled over or transferred, i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

ERISA and Other Qualification

As noted above, the Plan is subject to certain provisions of ERISA, and was submitted to the IRS for a determination that it is qualified under the Internal Revenue Code.

We have provided a brief description of the material federal income tax aspects of the Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from Plan.

Restrictions on Resale

Any person receiving shares of Home Bancorp common stock under the Plan who is an “affiliate” of Home Bancorp as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933, as amended, (e.g., our directors, executive officers and substantial stockholders) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1934 assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of Home Bancorp may wish to consult with counsel before transferring any common stock he or she owns. In addition, you are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of common stock when acquired under the Plan, or other sales of common stock.

Persons who are not deemed to be our “affiliates” at the time of resale will be free to resell any shares of common stock allocated to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An “affiliate” of Home Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Home Bancorp. Normally, a director, principal officer or major stockholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Home Bancorp at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the Nasdaq Global Market during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when Home Bancorp is current in filing the reports required of it under the Securities Exchange Act of 1934.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Home Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within two business days after a change occurs, or annually in certain limited situations, on a Form 5 within 45 days after the close of Home Bancorp’s fiscal year. Investment in our common stock in the Plan by officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the SEC on the Form 4s or Form 5s filed by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Home Bancorp of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met.

LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., which firm acted as special counsel for Home Bancorp and Home Bank in connection with the reorganization and offering.

ANNEX A

HOME BANK

PROFIT SHARING 401(K) PLAN

Investment Election Form

Name of Plan Participant:                                               Social Security Number:

1. INSTRUCTIONS. This form provides your directions to sell certain investments in your Home Bank Profit Sharing 401(k) Plan account for the purpose of purchasing the common stock of Home Bancorp during the stock offering.

To direct the investment of all or part of the funds credited to your account into the common stock of Home Bancorp, you should complete and submit this form to John Bordelon, President, to be received no later than 12:00 p.m. on                          , 2008. A representative for Home Bank will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact John Bordelon at (337) 572-1012. If you do not complete and return this form to Home Bank by 12:00 p.m. on                          , 2008, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment directions if no investment directions have been provided.

2. INVESTMENT DIRECTIONS. As directed below, I hereby authorize the sale of the funds currently credited to my account and the purchase of common stock of Home Bancorp with such proceeds. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010, but you may not transfer $1,001 or $1,011. If the value of any fund you select is insufficient to cover the dollar amount selected below, then your order will be reduced accordingly. Be aware that the fund values change daily, and funds will not be transferred for several days after                          , 2008.

Plan Investment Funds	Dollar Amount
Merrill Lynch Retirement Preservation Trust Fund	Sell $
Franklin Total Return Fund	Sell $
BlackRock Government Income Portfolio Fund	Sell $
Oppenheimer Small & Mid Cap Value Fund	Sell $
Victory Special Value Fund	Sell $
American Growth Fund of America Fund	Sell $
BlackRock Large Cap Growth Fund	Sell $
BlackRock Large Cap Core Fund	Sell $
Davis New York Venture Fund	Sell $
BlackRock Large Cap Value Fund	Sell $
Thornburg International Value Fund	Sell $
BlackRock International Value Fund	Sell $
BlackRock Global Allocation Fund	Sell $
Goal Manager – Conservative Model	Sell $
Goal Manager – Moderately – Conservative Model	Sell $
Goal Manager – Moderate Model	Sell $
Goal Manager – Moderately – Aggressive Model	Sell $
Goal Manager – Aggressive Model	Sell $

Number of Shares of Home Bancorp Stock	Price Per Share	Total Amount To Purchase

	X $10.00 =	$

A-1

3. PURCHASER INFORMATION. To the extent that your order cannot be filled with common stock of Home Bancorp, the amount (including earnings, if any), not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections. Please indicate your purchase priority in the offering.

a. ☐	Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Home Bank as of March 31, 2007. Please list your accounts below.

b. ☐	Supplemental Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Home Bank as of June 30, 2008, but are not an Eligible Account Holder. Please list your account(s) below.

c. ☐	Other Member - Check here if you were a depositor with Home Bank as of , 2008 or you had an outstanding loan with Home Bank as of January 1, 2001 which continued to be outstanding as of , 2008, but are not an Eligible Account Holder or Supplemental Eligible Account Holder. Please list your account(s) below.

d. ☐	Community Member - Check if none of the above subscription offering categories applies, but you wish to place an order for common stock through the Plan in the community offering.

Please Note:	Failure to list all of your Home Bank deposit or loan accounts that qualify you in a, b or c above, may result in the loss of part or all of your subscription rights.

Account Title (Name(s) on Account)	Deposit or Loan Account Number

4. PURCHASE LIMITATIONS. The following restrictions apply to the aggregate number of shares you may request to purchase during the stock offering, including your purchase through the Plan plus any purchases you make outside the Plan, using a Stock Order Form:

•	Minimum number of shares: 25 shares ($250)

•	Maximum number of shares: up to 25,000 shares ($250,000)

•	Maximum number of shares for you, together with associates: 100,000 shares ($1,000,000)

See “The Offering – Limitations on Common Stock Purchases” in the accompanying prospectus for more information.

5. ACKNOWLEDGMENT OF PARTICIPANT. I understand that this Investment Election Form is irrevocable and shall be subject to all of the terms and conditions of the Home Bank Profit Sharing 401(k) Plan and the Plan of Conversion. I acknowledge that I have received a copy of the prospectus and the prospectus supplement. To the extent your order cannot be filled with common stock of Home Bancorp, the amount (including earnings, if any) not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections.

Please contact John Bordelon at (337) 572-1012 for more information.

Signature of participant	Date:

Keep a Copy for Your Records

A-2

ANNEX B

HOME BANK

PROFIT SHARING 401(K) PLAN

Investment Choices

The Plan offers you the following investment choices:

Merrill Lynch Retirement Preservation Trust Fund	BlackRock International Value Fund – Class A
Franklin Total Return Fund – Class A	BlackRock Global Allocation Fund – Class A
BlackRock Government Income Portfolio Fund – Class A	Goal Manager – Conservative Model
Oppenheimer Small & Mid Cap Value Fund – Class A	Goal Manager – Moderately – Conservative Model
Victory Special Value Fund – Class A	Goal Manager – Moderate Model
American Growth Fund of America Fund – Class R3	Goal Manager – Moderately – Aggressive Model
BlackRock Large Cap Growth Fund – Class A	Goal Manager – Aggressive Model
BlackRock Large Cap Core Fund – Class A
Davis New York Venture Fund – Class A
BlackRock Large Cap Value Fund – Class A
Thornburg International Value Fund – Class A

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the Home Bancorp, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

The net gain (or loss) of the funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the trust) will be determined at least daily during the calendar year. For purposes of such allocations, all assets of the trust are valued at their fair market value.

Core Investment Funds. The annual percentage return on these funds for the prior three years was:

Funds	2007	2006	2005
Merrill Lynch Retirement Preservation Trust Fund	4.32%	4.21%	3.95%
Franklin Total Return Fund – Class A	4.85%	4.86%	1.8%
BlackRock Government Income Portfolio Fund – Class A	4.07%	3.17%	1.96%
Oppenheimer Small & Mid Cap Value Fund – Class A	9.13%	17.98%	11.73%
Victory Special Value Fund – Class A	13.75%	17.12%	18.89%
American Growth Fund of America Fund – Class R3	10.58%	10.62%	13.86%
BlackRock Large Cap Growth Fund – Class A	8.05%	6.48%	11.6%
BlackRock Large Cap Core Fund – Class A	4.85%	12.79%	13.04%
Davis New York Venture Fund – Class A	4.97%	15.12%	10.68%
BlackRock Large Cap Value Fund – Class A	4.78%	15.78%	14.86%
Thornburg International Value Fund – Class A	27.7%	25.61%	17.67%
BlackRock International Value Fund – Class A	9.82%	26.47%	10.94%
BlackRock Global Allocation Fund – Class A	16.7%	15.94%	10.32%
Goal Manager – Conservative Model	*	*	*
Goal Manager – Moderately – Conservative Model	*	*	*
Goal Manager – Moderate Model	*	*	*
Goal Manager – Moderately – Aggressive Model	*	*	*
Goal Manager – Aggressive Model	*	*	*

*	The annual percentage return on these funds is not available.

Investment Fund Descriptions

The following is a brief description of the above referenced investment funds available for participant election.

Merrill Lynch Retirement Preservation Trust Fund. Merrill Lynch Retirement Preservation Trust Fund invests primarily in a broadly diversified portfolio of Guaranteed Investment Contracts (GICs, including BICs, synthetic GICs and separate accounts) as well as in obligations of U.S. government and U.S. government agency securities. The trust also invests in high-qualify money market securities. Participants purchase units that the fund seeks to maintain at $1 per unit, although this cannot be assured. (Keep in mind that the Trust’s investments in GICs and synthetic GICs are guaranteed solely by the issuers of the contracts and are not guaranteed by the trust, Merrill Lynch, the Federal Deposit Insurance Corporation or the Federal government.).

Franklin Total Return Fund. Franklin Total Return Fund is an open-end fund incorporated in the USA. The fund’s objective is high current income, consistent with preservation of capital. The fund invests at least 85% of its assets in investment grade debt securities. The fund focuses on government and corporate debt securities and mortgage and asset-backed securities.

BlackRock Government Income Portfolio Fund. The BlackRock Government Fund invests primarily in the highest rated government and agency bonds in the ten to fifteen year maturity range and in mortgages guaranteed by the U.S. Government. The fund normally invests at least 80% of its assets in bonds issued or guaranteed by the U.S. Government and its agencies. Securities are purchased for the fund when the management team determines that they have the potential for above-average current income.

Oppenheimer Small & Mid Cap Value Fund. Oppenheimer Small and Mid Cap Value Fund is an open-end fund incorporated in the USA. The fund’s objective is capital appreciation. The fund invests mainly in common stocks of US small-cap issuers with market capitalizations under $2.5 billion and emphasizes equity securities of companies that the portfolio managers believe are undervalued in the marketplace.

Victory Special Value Fund. Victory Special Value Fund seeks long-term growth of capital by investing primarily in common stocks of small and medium sized companies listed on a nationally recognized exchange with an emphasis on companies with above average total return potential.

American Growth Fund of America Fund. The Growth Fund of America, a growth fund, seeks to invest in companies that appear to offer superior opportunities for long-term growth, such as cyclical companies, those in depressed industries, and turnaround or value situations. Common stocks, convertibles, preferred stocks, U.S. government securities, bonds and cash are held by the fund. Up to 15% of the assets may be invested in securities of issuers located outside the United States and not included in the S&P 500. Up to 10% may be invested in debt securities rated below investment grade. Investments made outside the United States involve special risks, such as currency fluctuations, political instability, differing securities regulations and periods of illiquidity.

BlackRock Large Cap Growth Fund. BlackRock Large Cap Growth Fund formerly known as Merrill Lynch Large Cap Growth Fund seeks capital appreciation. The fund typically invests at least 80% of assets in the common stocks of companies selected from the Russell 1,000 Growth index.

BlackRock Large Cap Core Fund. BlackRock Large Cap Core Fund formerly known as Merrill Lynch Large Cap Core Fund seeks capital appreciation. The fund typically invests at least 80% of assets in the common stocks of companies selected from the Russell 1,000 index.

Davis New York Venture Fund. Davis New York Venture Fund seeks growth of capital. The fund invests primarily in equities issued by companies with market capitalizations of at least $250 million, though it may also hold securities of smaller companies. It may invest in securities of foreign issuers.

BlackRock Large Cap Value Fund. BlackRock Large Cap Value Fund formerly known as Merrill Lynch Large Cap Value Fund seeks capital appreciation. The fund typically invests at least 80% of assets in the common stocks of companies selected from the Russell 1,000 Value index.

Thornburg International Value Fund. Thornburg International Value Fund is an open-end fund registered in the USA. The fund’s objective is to provide long-term capital appreciation. A secondary objective of the fund is to seek current income. The fund invests more than one-half of its assets outside the United States.

BlackRock International Value Fund. BlackRock International Value Fund formerly known as ML International Value Fund is an open-end fund incorporated in the USA. The fund’s objective is to provide current income and long-term growth of income, accompanied by growth of capital. The fund invests primarily in stocks of companies in developed countries located outside the U.S. The adviser buys stocks that it believes are currently undervalued by the market.

BlackRock Global Allocation Fund. BlackRock Global Allocation Fund, Inc. formerly known as Merrill Lynch Global Allocation Fund seeks total return consistent with prudent risk. The fund invests in domestic and foreign equities, debt, and money markets issued in at least three countries. Equity purchases are made in stocks with below-average price/earnings and price/book ratios. It may invest up to 35% of assets in debt rated below BBB. The fund is nondiversified.

Goal Manager – Conservative Model. Conservative Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 4% in the GM Davis NY Venture Fund A, 3% in the GM Victory Special Value A, 25% in the GM Franklin Total Return Fund A, 6% in the GM BlackRock Large Cap Value Fund, 5% in the (CL) GM Thornburg International Value A, 27% in the GM ML Retirement Preservation Trust, 29 in the GM American Funds Growth Fund of Amer R3, 28% in the GM BlackRock Government Income Portfolio.

Goal Manager – Moderately-Conservative Model. Moderately-Conservative Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 8% in the GM Davis NY Venture Fund A, 7% in the GM Victory Special Value A, 19% in the GM Franklin Total Return Fund A, 8% in the GM BlackRock Large Cap Value Fund, 10% in the (CL) GM Thornburg International Value A, 20% in the GM ML Retirement Preservation Trust, 4% in the GM American Funds Growth Fnd of Amer R3, 21% in the GM BlackRock Government Income Portfolio, 3% in the (CL) GM Oppenheimer Sm- & Mid- Cap Val A.

Goal Manager – Moderate Model. Moderate Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 10% in the GM Davis NY Venture Fund A, 9% in the GM Victory Special Value A, 16% in the GM Franklin Total Return Fund A, 12% in the GM BlackRock Large Cap Value Fund, 15% in the

(CL) GM Thornburg International Value A, 10% in the GM ML Retirement Preservation Trust, 5% in the GM American Funds Growth Fnd of Amer R3, 14% in the GM BlackRock Government Income Portfolio, 6% in the (CL) GM Oppenheimer Sm- & Mid- Cap Val A.

Goal Manager – Moderately-Aggressive Model. Moderately-Aggressive Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 12% in the GM Davis NY Venture Fund A, 11% in the GM Victory Special Value A, 14% in the GM BlackRock Large Cap Value Fund, 4% in the GM BlackRock Large Cap Growth fund, 19% in the (CL) GM Thornburg International Value A, 6% in the American Funds Growth Fnd of Amer R3, 11% in the GM BlackRock Government Income Portfolio, 9% in the (CL) GM Oppenheimer Sm- & Mid- Cap Val A.

Goal Manager – Aggressive Model. Aggressive Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 14% in the GM Davis NY Venture Fund A, 13% in the GM Victory Special Value A, 5% in the GM Franklin Total Return Fund A, 18% in the GM BlackRock Large Cap Value Fund, 6% in the GM BlackRock Large Cap Growth Fund, 25% in the (CL) GM Thornburg International Value A, 8% in the GM American Funds Growth Fund of Amer R3, 11% in the (CL) GM Oppenheimer Sm- & Mid- Cap Val A.

EIN 72-0214660 / PN 002 / 255793.RF7

SCHEDULE I	Financial Information — Small Plan	Official Use Only

(Form 5500)
Department of the Treasury	This schedule is required to be filed under Section 104 of the Employee Retirement Income Security Act of 1974 (ERISA) and section 6058(a) of the Internal Revenue Code (the Code).	OMB No. 1210—0110
Internal Revenue Service
Department of Labor		2007
Employee Benefits Security
Administration	~ File as an attachment to Form 5500.	This Form is Open to Public Inspection.
Pension Benefit Guaranty Corporation

For calendar year 2007 or fiscal plan year beginning and ending
A Name of plan HOME BANK PROFIT SHARING 401(K) PLAN	B Three-digit plan number	002

C Plan sponsor’s name as shown on line 2a of Form 5500	D Employer Identification Number
HOME BANK	72-0214660

Complete Schedule I if the plan covered fewer than 100 participants as of the beginning of the plan year. You may also complete Schedule I if you are filing as a small plan under the 80-120 participant rule (see Instructions). Complete Schedule H if reporting as a large plan or DFE.

Part I     Small Plan Financial Information

Report below the current value of assets and liabilities, income, expenses, transfers and changes in net assets during the plan year. Combine the value of plan assets held in more than one trust. Do not enter the value of the portion of an insurance contract that guarantees during this plan year to pay a specific dollar benefit at a future date. Include all income and expenses of the plan including any trust(s) or separately maintained fund(s) and any payments/receipts to/from insurance carriers. Round off amounts to the nearest dollar.

		(a) Beginning of Year	(b) End of Year
1 Plan Assets and Liabilities:
a Total plan assets	1a	4573393	5646878
b Total plan liabilities	1b
C Net plan assets (subtract line 1b from line 1a)	1c	4573393	5646878

		(a) Amount	(b) Total
2 Income, Expenses, and Transfers for this Plan Year:
a Contributions received or receivable
(1) Employers	2a(1)	354657
(2) Participants	2a(2)	264841
(3) Others (including rollovers)	2a(3)
b Noncash contributions	2b
c Other income	2c	532644
d Total income (add lines 2a(1), 2a(2), 2a(3), 2b, and 2c)	2d		1152142
e Benefits paid (including direct rollovers)	2e	78222
f Corrective distributions (see instructions)	2f
g Certain deemed distributions of participant loans (see instructions)	2g
h Other expenses	2h	435
i Total expenses (add lines 2e, 2f, 2g, and 2h)	2i		78657
j Net income (loss) (subtract line 2i from line 2d)	2j		1073485
k Transfers to (from) the plan (see Instructions)	2k

3	Specific Assets: If the plan held assets at anytime during the plan year in any of the following categories, check “Yes” and enter the current value of any assets remaining in the plan as of the end of the plan year. Allocate the value of the plan’s interest in a commingled trust containing the assets of more than one plan on a line-by-line basis unless the trust meets one of the specific exceptions described in the instructions.

		Yes	No	Amount
a Partnership/joint venture interests	3a		x
b Employer real property	3b		x

For Paperwork Reduction Act Notice and OMB Control Numbers, see the instructions for Form 5500. v10.1 Schedule I (Form 5500) 2007

EIN 72-0214660 / PN 002 / 255793.RF7

Schedule I (Form 5500) 2007 Page 2
		Yes	No	Official Use Only Amount

3c Real estate (other than employer real property)	3c		x

d Employer securities	3d		x

e Participant loans	3e	x		67059

f Loans (other than to participants)	3f		x

g Tangible personal property	3g		x

Part II Transactions During Plan Year

4 During the plan year:
		Yes	No	Amount

a       Did the employer fail to transmit to the plan any participant contributions within the time period described in 29 CFR 2510.3-102? (See instructions and DOL’s Voluntary Fiduciary Correction Program.)

	4a		x

b       Were any loans by the plan or fixed income obligations due the plan in default as of the close of the plan year or classified during the year as uncollectible? Disregard participant loans secured by the participant’s account balance

	4b		x

c Were any leases to which the plan was a party in default or classified during the year as uncollectible?	4c		X

d Were there any nonexempt transactions with any party-in-interest? (Do not include transactions reported on line 4a.)	4d		x

e Was the plan covered by a fidelity bond?	4e	x		4000000

f. Did the plan have a loss, whether or not reimbursed by the plan’s fidelity bond, that was caused by fraud or dishonesty?	4f		x

g Did the plan hold any assets whose current value was neither readily determinable on an established market nor set by an independent third party appraiser?	4g		x

h Did the plan receive any noncash contributions whose value was neither readily determinable on an established market nor set by an independent third party appraiser?	4h		x

i Did the plan at any time hold 20% or more of its assets in any single security, debt, mortgage, parcel of real estate, or partnership/joint venture interest?	4i		x

j Were all the plan assets either distributed to participants or beneficiaries, transferred to another plan, or brought under the control of the PBGC?	4j		x

k       Are you claiming a waiver of the annual examination and report of an independent qualified public accountant (IQPA) under 29 CFR 2520.104-46? If no, attach an IQPA’s report or 2520.104-50 statement. (See instructions on waiver eligibility and conditions.)

	4k	x

5a	Has a resolution to terminate the plan been adopted during the plan year or any prior plan year? If yes, enter the amount of any plan assets that reverted to the employer this year ☐ Yes ☒ No Amount

5b	If during this plan year, any assets or liabilities were transferred from this plan to another plan(s), identify the plan(s) to which assets or liabilities were transferred. (See instructions.)

5b(1) Name of plan(s)	5b	(2) EIN(s)	5b	(3) PN(s)

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC filing fees	$3,898
OTS filing fees	12,000
Nasdaq listing fees	100,000
NASD filing fee	9,000
Printing, postage, mailing and EDGAR expenses	150,000
Legal fees and expenses	450,000
Blue Sky filing fees and expenses	10,000
Accounting fees and expenses	120,000
Appraiser’s fees and expenses	55,000
Conversion center fees and expenses	30,000
Selling agent expenses	75,000
Business plan preparation fees and expenses	40,000
Transfer agent fees and expenses	15,000
Certificate printing	5,000
Miscellaneous	25,102

Total	$1,100,000

In addition to the foregoing expenses, Sandler O’Neill & Partners will receive fees based on the number of shares of Common Stock sold in the offering. Based upon the assumptions and the information set forth under “Pro Forma Information” and “The Conversion and Offering – Marketing Arrangements” in the Prospectus, it is estimated that such fees will amount to $460,100, $553,250, $646,400 and $753,523, respectively, in the event that 5,737,500 shares, 6,750,000 shares, 7,762,500 shares and 8,926,875 shares of common stock are sold by the Registrant in the offering.

Item 14.	Indemnification of Directors and Officers.

In accordance with the Louisiana Business Corporation Law, Article 8 of the Registrant’s Articles of Incorporation provides as follows:

A. Personal Liability of Directors and Officers. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.

B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

C. Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E. Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

F. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

G. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter with Sandler O’Neill & Partners, L.P. (1)

1.2	Form of Agency Agreement with Sandler O’Neill & Partners, L.P. (1)

2.1	Plan of Conversion, as amended (1)

3.1	Articles of Incorporation of Home Bancorp, Inc. (1)

3.2	Bylaws of Home Bancorp, Inc. (1)

4.0	Form of Stock Certificate of Home Bancorp, Inc. (1)

5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality

8.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters (1)

8.2	Opinion of Ernst & Young LLP re: Louisiana tax matters (1)

8.3	Letter of RP Financial LC. re: Subscription Rights (1)

10.1	Salary Continuation Agreement by and between Home Bank and John W. Bordelon (1)

10.2	Salary Continuation Agreement by and between Home Bank and Darren Guidry (1)

10.3	Amended and Restated Employment Agreement between Home Bank and L.J. Dailey (1)

23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0 and Exhibit 8.1 respectively)

23.2	Consent of Ernst & Young LLP

23.3	Consent of RP Financial LC. (1)

24.0	Power of Attorney (included in Signature Page of this Registration Statement)

99.1	Subscription Order Form and Instructions (1)

99.2	Additional Solicitation Materials (1)

99.3	Appraisal Report of RP Financial LC. (1)

99.4	Form of proxy statement and proxy for members of Home Bank (1)

99.5	Pro Forma Valuation Update Report (1)

(1)	Previously provided.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following completion of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lafayette, Louisiana on August 7, 2008.

Home Bancorp, Inc.

By:	/s/ JOHN W. BORDELON
John W. Bordelon
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOHN W. BORDELON John W. Bordelon	President and Chief Executive Officer	August 7, 2008

/s/ MICHAEL P. MARAIST* Michael P. Maraist	Chairman of the Board	August 7, 2008

/s/ PAUL J. BLANCHET, III* Paul J. Blanchet, III	Director	August 7, 2008

/s/ RICHARD J. BOURGEOIS* Richard J. Bourgeois	Director	August 7, 2008

/s/ HENRY WILLIAM BUSCH, JR.* Henry William Busch, Jr.	Director	August 7, 2008

/s/ LESTER JAMES DAILEY* Lester James Dailey	Director	August 7, 2008

/s/ JOHN A. HENDRY* John A. Hendry	Director	August 7, 2008

/s/ MARC W. JUDICE* Marc W. Judice	Director	August 7, 2008

/s/ JOSEPH B. ZANCO Joseph B. Zanco	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	August 7, 2008

*	By John W. Bordelon pursuant to power of attorney.